Exhibit 10.1

Execution Version

Published CUSIP Number: 23311NAN5

$1,400,000,000

THIRD AMENDED AND RESTATED

CREDIT AGREEMENT

dated as of March 18, 2022

by and among

DCP MIDSTREAM, LP,

as Parent,

DCP MIDSTREAM OPERATING, LP,

as Borrower,

the Lenders referred to herein,

as Lenders,

MIZUHO BANK, LTD.,

as Administrative Agent,

Swingline Lender and an Issuing Lender,

JPMORGAN CHASE BANK, N.A.,

as Syndication Agent

and

BANK OF AMERICA, N.A.,

BARCLAYS BANK PLC,

CITIBANK, N.A.,

MUFG BANK, LTD.,

ROYAL BANK OF CANADA,

TRUIST BANK,

TORONTO DOMINION BANK, NEW YORK BRANCH,

WELLS FARGO BANK, N.A.

and

PNC BANK, NATIONAL ASSOCIATION

as Documentation Agents,

MIZUHO BANK, LTD.,

JPMORGAN CHASE BANK, N.A.,

BOFA SECURITIES, INC.,

BARCLAYS BANK PLC,

CITIBANK, N.A.

MUFG BANK, LTD.,

RBC CAPITAL MARKETS,

TRUIST SECURITIES, INC.,

TD SECURITIES (USA) LLC,

WELLS FARGO SECURITIES, LLC

and

PNC CAPITAL MARKETS LLC

as Joint Lead Arrangers and Joint Book Managers,

and

MIZUHO BANK, LTD.,

as Sustainability Structuring Agent

i

EXHIBITS

Exhibit A-1	–	Form of Revolving Credit Note
Exhibit A-2	–	Form of Swingline Note
Exhibit B	–	Form of Notice of Borrowing
Exhibit C	–	Form of Notice of Account Designation
Exhibit D	–	Form of Notice of Prepayment
Exhibit E	–	Form of Notice of Conversion/Continuation
Exhibit F	–	Form of Officer’s Compliance Certificate
Exhibit G	–	Form of Assignment and Assumption
Exhibit H-1	–	U.S. Tax Compliance Certificate (Form 1)
Exhibit H-2	–	U.S. Tax Compliance Certificate (Form 2)
Exhibit H-3	–	U.S. Tax Compliance Certificate (Form 3)
Exhibit H-4	–	U.S. Tax Compliance Certificate (Form 4)
Exhibit I	–	Form of Joinder Agreement
Exhibit J	–	Form of Rating Agency Designation

SCHEDULES

Schedule 3.1	–	Existing Letters of Credit
Schedule 8.5	–	Transactions with Affiliates
Schedule 11.1(a)	–	Issuing Lender Addresses
Schedule 11.10(c)	–	Register

THIRD AMENDED AND RESTATED CREDIT AGREEMENT, dated as of March 18, 2022, by and among DCP MIDSTREAM, LP, a Delaware limited partnership (the “Parent”), DCP MIDSTREAM OPERATING, LP, a Delaware limited partnership (the “Borrower”), the Lenders (as defined below) who are party to this Agreement (as defined below) and the Lenders who may become a party to this Agreement pursuant to the terms hereof and MIZUHO BANK, LTD. as Administrative Agent (as defined below) for the Lenders.

STATEMENT OF PURPOSE

The Borrower has requested, and, subject to the terms and conditions hereof, the Administrative Agent and the Lenders have agreed, to extend certain credit facilities to the Borrower on the terms and conditions of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

v

ARTICLE I

DEFINITIONS

SECTION 1.1 Definitions. The following terms when used in this Agreement, including in the introductory paragraph above, shall have the meanings assigned to them below:

“Acquisition” by any Person, means the acquisition by such Person, in a single transaction or in a series of related transactions, of property or assets (other than capital expenditures or acquisitions of inventory or supplies in the ordinary course of business) of, or of a business unit or division of, another Person or at least a majority of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent of another Person, in each case whether or not involving a merger or consolidation with such other Person and whether for cash, property, services, assumption of Indebtedness, securities or otherwise.

“Adjusted Daily Simple SOFR” means an interest rate per annum equal to (a) the Daily Simple SOFR, plus (b) 0.10%; provided that if the Adjusted Daily Simple SOFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted Term SOFR” means, with respect to any SOFR Loan for any Interest Period or any Base Rate Loan based on the Adjusted Term SOFR, an interest rate per annum equal to (a) the Term SOFR for such applicable Interest Period, plus (b) an adjustment of 0.10%; provided that if the Adjusted Term SOFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Administrative Agent” means Mizuho, in its capacity as Administrative Agent hereunder, and any successor thereto appointed pursuant to Section 10.6.

“Administrative Agent’s Office” means the office of the Administrative Agent specified in or determined in accordance with the provisions of Section 11.1(c).

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, any other Person (other than a Subsidiary of the Parent) which directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person or any of its Subsidiaries. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. The terms “controlling” and “controlled” have meanings correlative thereto.

“Agency Fee Letter” means that certain Agency Fee Letter dated as of February 23, 2022, between the Borrower and Mizuho.

“Agreement” means this Third Amended and Restated Credit Agreement, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“AML Laws” means all laws, rules, and regulations of any Governmental Authority that are applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to anti-money laundering.

“Anti-Corruption Laws” means all laws, rules, and regulations of any Governmental Authority applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption, including, without limitation, the United States Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.

“Applicable Margin” means, with respect to any SOFR Loans or Base Rate Loans, the corresponding percentages per annum as set forth below based on the Debt Rating, as adjusted by the ESG Margin then in effect:

Pricing Level	Debt Rating (S&P/Moody’s/Fitch)*	SOFR Loans	Base Rate Loans
I	≥BBB/Baa2/BBB	1.075%	0.075%
II	BBB-/Baa3/BBB-	1.275%	0.275%
III	BB+/Ba1/BB+	1.350%	0.350%
IV	BB/Ba2/BB	1.650%	0.650%
V	≤BB-/Ba3/BB- or unrated	1.875%	0.875%

*

If any Designated Rating Agency is other than S&P, Moody’s and Fitch, then the equivalent Debt Rating given by such rating agency shall be used. If there is only one Designated Rating Agency it must be one of S&P, Moody’s or Fitch.

The Applicable Margin shall, in each case, be determined and adjusted based on the ESG Margin then in effect, which ESG Margin, for the avoidance of doubt, may be a positive or negative percentage.

The Applicable Margin shall, in each case, be determined and adjusted on the date on which there is a change in the Parent’s or Borrower’s (as applicable) Debt Rating and shall be effective until a future change in such Debt Rating. In the event that there are two Debt Ratings by the Designated Rating Agencies and there is a split in Debt Ratings, the higher Debt Rating (i.e. the lower pricing) will apply unless there is more than one level between the Debt Ratings and then one level below the higher rating will apply. In the event there are three ratings by the Designated Rating Agencies and there is a split in Debt Ratings, (a) if two of the three Debt Ratings are the same, then such Debt Rating will apply and (b) if none of the Debt Ratings are the same, the middle Debt Rating will apply. Any adjustment in the Applicable Margin shall be applicable to all Extensions of Credit then existing or subsequently made or issued.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means Mizuho, JPMorgan Chase Bank, N.A., BofA Securities, Inc., Barclays Bank PLC, Citibank, N.A., MUFG Bank, Ltd., RBC Capital Markets, Truist Securities, Inc., TD Securities (USA) LLC, Wells Fargo Securities, LLC and PNC Capital Markets LLC, each in its capacity as joint lead arranger and joint bookrunner, and each of its successors.

“ASC 842” means Financial Accounting Standards Board ASU No. 2016.02, Leases (Topic 842), as in effect and applicable to fiscal years and interim periods beginning immediately before December 15, 2018.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 11.10), and accepted by the Administrative Agent, in substantially the form attached as Exhibit G or any other form approved by the Administrative Agent.

“Auto-Extension Letter of Credit” has the meaning assigned thereto in Section 3.2(d).

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 4.8(c)(v).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Base Rate” means, at any time, the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus 0.50% and (c) the Adjusted Term SOFR for a one-month tenor plus 1.0%. Each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Rate or Adjusted Term SOFR. If the Base Rate is being used as an alternate rate of interest pursuant to Section 4.8 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 4.8(c)(i)), then the Base Rate shall be the greater of clause (a) and clause (b) above and shall be determined without reference to clause (c) above. If the Base Rate shall be less than one percent (1.0%), then such rate shall be deemed to be one percent (1.0%) for purposes of this Agreement.

“Base Rate Determination Day” has the meaning assigned to such term in the definition of Term SOFR Reference Rate.

“Base Rate Loan” means any Loan bearing interest at a rate based upon the Base Rate as provided in Section 4.1(a).

“Benchmark” means, initially, the Term SOFR; provided that if a Benchmark Transition Event, and the related Benchmark Replacement Date have occurred with respect to the Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 4.8(c)(i).

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(a) The Adjusted Daily Simple SOFR; or

(b) the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clauses (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any SOFR Loan, any technical, administrative or operational changes (including changes to the definition of “Base Rate”, the definition of “Business Day”, the definition of “U.S. Government Securities Business Day”, the definition of “Interest Period”, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage, increased cost, illegality, changed circumstances and Change in Law provisions, the formula for calculating any successor rates identified pursuant to the definition of “Benchmark Replacement”, the formula, methodology or convention for applying the successor floor to the successor Benchmark Replacement and other technical, administrative or operational matters) that the Administrative Agent reasonably determines may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent reasonably determines that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent reasonably determines is necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any then-current Benchmark, a date and time determined by the Administrative Agent (in consultation with the Borrower), which date shall be no later than the earlier to occur of the following events with respect to such then-current Benchmark:

(a) in the case of clause (a) or clause (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or clause (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any then-current Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (a) beginning at the time that a Benchmark Replacement Date pursuant to clause (a) or clause (b) of the definition thereof has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any other Loan Document in accordance with Section 4.8 and (b) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any other Loan Document in accordance with Section 4.8.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 CFR § 1010.230.

“Borrower” has the meaning assigned thereto in the introductory paragraph of this Agreement.

“Borrower Materials” has the meaning assigned thereto in Section 7.1.

“Business Day” means any day other than a Saturday, Sunday or legal holiday on which banks in New York, New York, are open for the conduct of their commercial banking business.

“Businesses” has the meaning set forth in Section 6.13.

“Canadian Sanctions” means economic or financial sanctions administered, enacted or enforced by any sanctions authority including any restriction on the Lender’s or its Affiliates’ ability to conduct business with any banks or financial institutions in any country relevant to the transaction, pursuant to all applicable Canadian laws regarding sanctions and export controls (all such applicable laws currently in effect, all such new applicable laws in effect in the future or each as amended from time to time), such as the United Nations Act, Special Economic Measures Act, Export and Import Permits Act, Freezing Assets of Foreign Corrupt Officials Act, Criminal Code, Defense Production Act, Proceeds of Crime (Money Laundering) and Terrorist Financing Act, Anti-Terrorism Act or any other similar Canadian statute or regulation.

“Capital Stock” means (a) in the case of a corporation, all classes of capital stock of such corporation, (b) in the case of a partnership, partnership interests (whether general or limited), (c) in the case of a limited liability company, membership interests and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Collateralize” means, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Issuing Lender or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Administrative Agent and the Issuing Lender shall agree, in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Issuing Lender.

“Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such Cash Collateral and other credit support.

“Cash Equivalents” means, collectively, (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency thereof maturing within twelve (12) months from the date of acquisition thereof, (b) commercial paper maturing no more than one hundred eighty (180) days from the date of creation thereof and currently having the highest rating obtainable from either S&P or Moody’s, (c) certificates of deposit maturing no more than one hundred eighty (180) days from the date of creation thereof issued by commercial banks incorporated under the laws of the United States, each having combined capital, surplus and undivided profits of not less than $500,000,000 and having a rating of “A” or better by a nationally recognized rating agency; provided that the aggregate amount invested in such certificates of deposit shall not at any time exceed $5,000,000 for any one such certificate of deposit and $10,000,000 for any one such bank, (d) time deposits maturing no more than thirty (30) days from the date of creation thereof with commercial banks or savings banks or savings and loan associations each having membership either in the FDIC or the deposits of which are insured by the FDIC and in amounts not exceeding the maximum amounts of insurance thereunder and

(e) money market investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940 which are administered by reputable financial institutions having capital of at least $500,000,000 or having portfolio assets of at least $5,000,000,000 and the portfolios of which are limited to investments of the character described in the foregoing subdivisions (a) through (d).

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means (a) any Person that, at the time it enters into a Cash Management Agreement, is a Lender, an Affiliate of a Lender, the Administrative Agent or an Affiliate of the Administrative Agent or (b) in the case of any Cash Management Agreement in effect on or prior to the Closing Date, any Person that is, as of the Closing Date or within 30 days thereafter, a Lender, an Affiliate of a Lender, the Administrative Agent or an Affiliate of the Administrative Agent, in each case, in its capacity as a party to such Cash Management Agreement.

“Certificate Inaccuracy Payment Date” has the meaning set forth in Section 4.17(c)(i).

“Change in Control” means as of any date, the failure of the Parent to own, directly or indirectly, 100% of the equity of the Borrower or DCP Midstream LLC to own, directly or indirectly, a majority of the voting equity of the general partner of the Parent.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Class” means, when used in reference to any Loan, whether such Loan is a Revolving Credit Loan or Swingline Loan.

“Closing Date” means the date of this Agreement.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Code” means the Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder, each as amended or modified from time to time.

“Commercial Operation Date” means the date on which a Qualified Project is substantially complete and commercially operable.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Conflicts Committee” has the meaning ascribed thereto in the Second Amended and Restated Agreement of Limited Partnership of the Parent, as amended or restated from time to time.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, for any period, an amount equal to (a) Consolidated Net Income (other than income attributable to interest received in connection with Permitted Self-Purchase Industrial Revenue Bonds) for such period plus (b) to the extent deducted in determining Consolidated Net Income for such period, the aggregate amount of (i) taxes based on or measured by income, (ii) Consolidated Interest Expense and (iii) depreciation and amortization expense plus (c) the amount of cash dividends actually received during such period by the Parent and its Subsidiaries on a consolidated basis from unconsolidated subsidiaries of the Parent or other Persons plus (d) the amount collected during the period from Finance Lease arrangements with affiliates to the extent not already recognized in Consolidated Net Income minus (e) to the extent included in determining Consolidated Net Income for such period, equity in earnings from unconsolidated subsidiaries of the Parent.

For purposes of the foregoing clauses (a) and (b), Consolidated Net Income and consolidated expenses shall be adjusted with respect to net income and expenses of non-wholly-owned consolidated Subsidiaries to reflect only the Credit Parties’ pro rata ownership interest therein.

“Consolidated Interest Expense” means interest expense as would appear on a consolidated statement of income of the Parent and its Subsidiaries prepared in accordance with GAAP. For purposes of the foregoing, interest expense of a non-wholly owned subsidiary shall be included in the calculation of Consolidated Interest Expense only to the extent of the Credit Parties’ proportional interest therein, unless the indebtedness giving rise to such interest expense is recourse to the Credit Parties.

“Consolidated Leverage Ratio” means, as of the last day of each fiscal quarter of the Parent, the ratio of (a) Consolidated Net Indebtedness (excluding letters of credit that do not support indebtedness) on such day to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters ending on such day.

“Consolidated Net Income” means, for any period, the net income of the Parent and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that Consolidated Net Income shall not include (i) extraordinary gains or extraordinary losses, (ii) net gains and losses in respect of Dispositions of assets other than in the ordinary course of business, (iii) gains or losses attributable to write-ups or write-downs of assets, including hedging and derivative activities in the ordinary course of business and (iv) the cumulative effect of a change in accounting principles, all as reported in the Parent’s consolidated statement(s) of income for the relevant period(s) prepared in accordance with GAAP.

“Consolidated Net Indebtedness” means, without duplication, (a) all Indebtedness of the Parent and its Subsidiaries on a consolidated basis (excluding the face amount of Hybrid Securities outstanding at such date) minus (b) to the extent constituting Indebtedness, lease obligations in connection with Permitted Self-Purchase Industrial Revenue Bonds minus (c) the aggregate outstanding amount of all Equity Preferred Securities, minus (d) the aggregate amount of cash and Cash Equivalents of the Borrower and its Subsidiaries on a consolidated basis at such time (excluding any restricted cash and Cash Equivalents and any cash or Cash Equivalents subject to any Lien other than (i) any Lien in favor of the Administrative Agent that secures the Obligations, or (ii) customary rights of set-off, revocation, refund or chargeback under deposit agreements or under the Uniform Commercial Code or common law of banks or other financial institutions where Parent or any of its Subsidiaries maintains deposits (other than deposits intended as cash collateral) in the ordinary course of business). For purposes of the foregoing, Indebtedness of a non-wholly owned Subsidiary shall be included in the calculation of Consolidated Net Indebtedness only to the extent of the Credit Parties’ proportional interest therein, unless such indebtedness is recourse to the Credit Parties (in which case, the full amount of such indebtedness that is recourse to the Credit Parties shall be included in the calculation of Consolidated Net Indebtedness).

“Consolidated Net Tangible Assets” means, at any date of determination, the total amount of consolidated assets of the Parent and its Subsidiaries after deducting therefrom (a) the value (net of any applicable reserves) of all goodwill, trade names, trademarks, patents and other like intangible assets, (b) all current liabilities (excluding (i) any which are by their terms extendible or renewable at the option of the obligor to a time more than 12 months after the time as of which the amount is being computed, and (ii) any which are maturities of long term debt), in each case of clauses (a) and (b), as set forth, or as on a pro forma basis would be set forth, on the consolidated balance sheet of the Parent and its Subsidiaries for the most recently completed fiscal quarter, in accordance with GAAP.

“Credit Facility” means, collectively, the Revolving Credit Facility, the Swingline Facility and the L/C Facility.

“Credit Parties” means, collectively, the Borrower and the Guarantors.

“Current Reference Year” has the meaning specified in the definition of “GHG Intensity (YoY Change)”.

“Daily Simple SOFR” means, for any day, a rate per annum equal to SOFR for the day that is five (5) U.S. Government Securities Business Days prior to (i) if such day is a U.S. Government Securities Business Day, such day or (ii) if such day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such day, in each case, as such SOFR is published by the SOFR Administrator or on the Federal Reserve Bank of New York’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without giving notice to the Borrower.

“DCP TRIR” means, for any Reference Year, the Total Recordable Incident Rate of the Parent for such Reference Year as set forth in the annual reporting of Total Recordable Incident Rates published by GPA Midstream Association for such Reference Year.

“Debt Rating” means, the long-term senior unsecured, non-credit enhanced debt rating of the Parent or the Borrower, as applicable, by the Designated Rating Agencies. For all purposes of this Agreement, in the event that both the Parent and the Borrower are rated by one or more Designated Rating Agencies, the term “Debt Rating” shall mean the Debt Rating of the Parent.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any of the events specified in Section 9.1 which with the passage of time, the giving of notice or both, would constitute an Event of Default.

“Defaulting Lender” means, subject to Section 4.15(b), any Lender that (a) has failed to (i) fund all or any portion of the Revolving Credit Loans, participations in L/C Obligations or participations in Swingline Loans required to be funded by it hereunder within two Business Days following the date such Loans or participations were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Lender, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days following the date when due, (b) has notified the Borrower, the Administrative Agent, the Issuing Lender, the Swingline Lender or any other Lender in writing or has made a public statement to the effect, that it does not intend to comply with its funding obligations hereunder, (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied) or generally under other agreements in which it has committed to extend credit, (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of (1) a proceeding under any Debtor Relief Law or (2) a Bail-In Action, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets (except in the case of Export Development Canada) or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 4.15(b)) upon delivery of written notice of such determination to the Borrower, the Issuing Lender, the Swingline Lender and each Lender.

“Departing Lender” has the meaning set forth in Section 11.23(c).

“Designated Rating Agencies” shall mean up to any three of S&P, Moody’s, Fitch or any other rating agency selected by the Parent which is recognized by the SEC and identified by the Parent from time to time in a Rating Agency Designation and “Designated Rating Agency” shall mean any one of the foregoing. Until such time as the Parent shall have delivered a Rating Agency Designation to the Administrative Agent, the sole Designated Rating Agency shall be Fitch.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale and Leaseback Transaction) of any Property by a Credit Party (including the Capital Stock of any Subsidiary), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollars” or “$” means, unless otherwise qualified, dollars in lawful currency of the United States.

“EEA Financial Institution” means (a) any institution or firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any institution or firm established in an EEA Member Country that is a subsidiary of an institution or firm described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.10(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 11.10(b)(iii)).

“Employee Benefit Plan” means (a) any employee benefit plan within the meaning of Section 3(3) of ERISA that is maintained for employees of any Credit Party or any ERISA Affiliate or (b) any Pension Plan or Multiemployer Plan that has at any time within the preceding seven (7) years been maintained, funded or administered for the employees of any Credit Party or any current or former ERISA Affiliate.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, accusations, allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law, including, without limitation, any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to human health or the environment.

“Environmental Laws” means any and all federal, foreign, state, provincial and local laws, statutes, ordinances, codes, rules, standards and regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.

“Equity Preferred Securities” shall mean any securities, however denominated, that meet all of the following requirements: (a) such securities are issued by the Parent or its Subsidiaries; (b) such securities are not subject to mandatory redemption; (c) such securities are perpetual or mature no earlier than twenty years after the date of issuance and no earlier than one year after the Revolving Credit Maturity Date; (d) any indebtedness issued in connection with such securities, including any guaranty, is subordinated in right of payment to the unsecured and unsubordinated Indebtedness of the issuer of such indebtedness or guaranty; and (e) the terms of such securities permit the deferral of interest or distributions thereon to a date occurring after the first anniversary of the Revolving Credit Maturity Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended or modified from time to time.

“ERISA Affiliate” means any Person who together with any Credit Party or any of its Subsidiaries is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“ESG Certificate” has the meaning set forth in Section 4.17(a).

“ESG Certificate Inaccuracy” has the meaning set forth in Section 4.17(c)(i).

“ESG Determination Date” means, with respect to any calendar year, the 25th day of August of such year (or if such day is not a Business Day, the next occurring Business Day).

“ESG Margin” means: (a) with respect to the Applicable Margin, the sum of the corresponding percentages per annum of (i) the TRIR Margin (Applicable Margin) based on the TRIR Among Peers and (ii) the GHG Margin (Applicable Margin) based on the GHG Intensity (YoY Change) and (b) with respect to the Facility Fee, the sum of the corresponding percentages per annum of (i) the TRIR Margin (Facility Fee) based on the TRIR Among Peers and (ii) the GHG Margin (Facility Fee) based on the GHG Intensity (YoY Change), in each case as specified under and in accordance with the terms set forth below:

Level	TRIR Among Peers	TRIR Margin (Applicable Margin)	TRIR Margin (Facility Fee)
I	DCP TRIR is less than Peer Average TRIR	-0.02%	-0.005%
II	DCP TRIR is equal to Peer Average TRIR	0.00%	0.000%
III	DCP TRIR is greater than Peer Average TRIR	0.02%	0.005%

Level	GHG Intensity (YoY Change)	GHG Margin (Applicable Margin)	GHG Margin (Facility Fee)
I	Less than or equal to -2.00%	-0.02%	-0.005%
II	Greater than -2.00% but less than or equal to 2.00%	0.00%	0.000%
III	Greater than 2.00%	0.02%	0.005%

For purposes of determining the TRIR Margin and the GHG Margin:

(a) the TRIR Margin and the GHG Margin shall, in each case, be set at Level II until receipt of the ESG Certificate to be delivered on or before the ESG Determination Date occurring on August 25, 2022 (the date such ESG Certificate is delivered, the “First ESG Determination Date”); and

(b) following the First ESG Determination Date, the TRIR Margin and the GHG Margin shall be recomputed annually based on the TRIR Among Peers and the GHG Intensity (YoY Change) for the prior calendar year as reflected in the ESG Certificate delivered in connection with such ESG Determination Date. Any increase or decrease in the TRIR Margin or the GHG Margin computed as of the calendar-year end shall be effective on the date on which the ESG Certificate evidencing such computations is delivered. If an ESG Certificate is not delivered when due, then the sum of the TRIR Margin and the GHG Margin rates in Level III shall apply as of the first Business Day after the date on which such ESG Certificate was required to have been delivered and shall remain in effect until the date on which such ESG Certificate is delivered.

“ESG Margin Adjustment Date” has the meaning set forth in Section 4.17(b).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurodollar Reserve Percentage” means, for any day, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) which is in effect for such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any basic, supplemental or emergency reserves) in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

“Event of Default” means any of the events specified in Section 9.1; provided that any requirement for passage of time, giving of notice, or any other condition, has been satisfied.

“Excluded Swap Obligation” means, with respect to any Credit Party, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Credit Party of, or the grant under a Loan Document by such Credit Party of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act (or the application or official interpretation thereof) by virtue of such Credit Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 12.8 hereof and any and all guarantees of such Credit Party’s Swap Obligations by other Credit Parties) at the time the guarantee of such Credit Party, or grant by such Credit Party of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one Hedge Agreement, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by overall net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Foreign Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Revolving Credit Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Revolving Credit Commitment (other than pursuant to an assignment request by the Borrower under Section 4.12(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 4.11(b), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure (other than as a result of a Change in Law) to comply with Section 4.11(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means that certain Second Amended and Restated Credit Agreement dated as of December 6, 2017, as previously amended by the First Amendment to Second Amended and Restated Credit Agreement dated as of December 9, 2019, among the Borrower, the Parent, Mizuho, as administrative agent, and the lenders party thereto, and as in effect immediately prior to the effectiveness of this Agreement.

“Existing Letters of Credit” means those letters of credit existing on the Closing Date and identified on Schedule 3.1.

“Extensions of Credit” means, as to any Lender at any time, (a) an amount equal to the sum of (i) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding, (ii) such Lender’s Revolving Credit Commitment Percentage of the L/C Obligations then outstanding, and (iii) such Lender’s Revolving Credit Commitment Percentage of the Swingline Loans then outstanding, or (b) the making of any Loan or participation in any Letter of Credit by such Lender, as the context requires.

“Facility Fee” means, a non-refundable facility fee at a rate per annum equal to the corresponding percentages per annum as set forth below based on the Debt Rating, as adjusted by the ESG Margin then in effect:

Pricing Level	Debt Rating (S&P/Moody’s/Fitch)*	Facility Fee
I	≥BBB/Baa2/BBB	0.175%
II	BBB-/Baa3/BBB-	0.225%
III	BB+/Ba1/BB+	0.275%
IV	BB/Ba2/BB	0.350%
V	≤BB-/Ba3/BB- or unrated	0.375%

*

If any Designated Rating Agency is other than S&P, Moody’s and Fitch, then the equivalent Debt Rating given by such rating agency shall be used. If there is only one Designated Rating Agency it must be one of S&P, Moody’s or Fitch.

The Facility Fee shall, in each case, be determined and adjusted based on the ESG Margin then in effect, which ESG Margin, for the avoidance of doubt, may be a positive or negative percentage.

The Facility Fee shall, in each case, be determined and adjusted on the date on which there is a change in the Parent’s or Borrower’s (as applicable) Debt Rating and shall be effective until a future change in such Debt Rating. In the event that there are two Debt Ratings by the Designated Rating Agencies and there is a split in Debt Ratings, the higher Debt Rating (i.e. the lower pricing) will apply unless there is more than one level between the Debt Ratings and then one level below the higher rating will apply. In the event there are three ratings by the Designated Rating Agencies and there is a split in Debt Ratings, (a) if two of the three Debt Ratings are the same, then such Debt Rating will apply and (b) if none of the Debt Ratings are the same, the middle Debt Rating will apply. Any adjustment in the Applicable Margin shall be applicable to all Extensions of Credit then existing or subsequently made or issued.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code and any legislation, rules or practices adopted pursuant to such intergovernmental agreement.

“FDIC” means the Federal Deposit Insurance Corporation, or any successor thereto.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System on such day (or, if such day is not a Business Day, for the immediately preceding Business Day), as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if such rate is not so published for any day which is a Business Day, the average of the quotation for such day on such transactions received by the Administrative Agent from three depositary institutions of recognized standing selected by the Administrative Agent. If the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Fee Letters” means, collectively, the Lead Arranger Fee Letter, the Passive Lead Arranger Fee Letter, and the Agency Fee Letter.

“Finance Lease” means, subject to Section 11.9 and as applied to any Person, any lease of any Property (whether real, personal or mixed) by that Person as lessee that would be categorized as a “finance lease” in accordance with ASC 842; provided that, for purposes of this Agreement, in no event shall any lease that would be categorized as an “operating lease” in accordance with ASC 842 be considered a Finance Lease.

“Finance Lease Obligations” means, subject to Section 11.9 and as applied to any Person, the obligations of such Person under any Finance Lease that would be shown as a liability on the balance sheet of such Person in accordance with ASC 842; provided that, for purposes of this Agreement, in no event shall any obligation of a Person under any lease that would be categorized as an “operating lease” in accordance with ASC 842 be considered a Finance Lease Obligation.

“Fiscal Year” means any fiscal year of the Parent.

“Fitch” means Fitch Ratings, and any successor thereto.

“Fixed Regular Benchmark Year” has the meaning specified in the definition of “GHG Intensity (YoY Change)”.

“Floor” means the benchmark rate floor, if any, provided in this Agreement (as of the Closing Date or upon any modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted Term SOFR. For the avoidance of doubt, the initial Floor for the Adjusted Term SOFR shall be zero.

“Foreign Lender” means any Lender that is not a U.S. Person.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Issuing Lender, such Defaulting Lender’s Revolving Credit Commitment Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to the Swingline Lender, such Defaulting Lender’s Revolving Credit Commitment Percentage of the outstanding Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied, subject to Section 1.3(a) and, with respect to Section 7.10, subject to Section 11.9.

“GHG Intensity” means the aggregate amount of Total GHG Emissions per total wellhead volume produced at all wellheads that are serviced by assets under the operational control of the Parent and its Subsidiaries in a Reference Year, as calculated at the end of such Reference Year in accordance with the Parent’s internal calculation methodology.

“GHG Intensity (YoY Change)” means, as determined in connection with the delivery of any ESG Certificate, a positive or negative percentage determined as:

(a) the quotient of (i) the positive or negative difference of (x) the GHG Intensity for the most recently completed Reference Year (the “Current Reference Year”) minus (y) the GHG Intensity for the immediately preceding Reference Year (the “Prior Reference Year”), divided by (ii) the GHG Intensity for such Prior Reference Year, multiplied by

(b) 100;

provided, that, if such percentage determined in accordance with the foregoing formula would be either a positive percentage greater than 10% or a percentage less than -10% with respect to the Current Reference Year (any such Reference Year, an “Irregular Event Year” and the most recent preceding Reference Year that was not an Irregular Event Year being referred to as the “Fixed Regular Benchmark Year”), then (A) such Irregular Event Year shall be disregarded for any future calculation of the GHG Intensity (YoY Change) under this definition (but, for avoidance of doubt, shall not be disregarded for determining the ESG Margin when such Irregular Event Year is the Current Reference Year) and (B) the then current Fixed Regular Benchmark Year shall be deemed to be the “Prior Reference Year” for any such future calculation of the GHG Intensity (YoY Change) until such time that Parent and its Subsidiaries demonstrate a GHG Intensity for a future Reference Year that is either (x) in the case of an Irregular Event Year that was disregarded as described above due to a percentage less than -10%, greater than or equal to 90% of the GHG Intensity of the Fixed Regular Benchmark Year or (y) in the case of an Irregular Event Year that was disregarded as described above due to a positive percentage greater than 10% less than or equal to 110% of the GHG Intensity of the Fixed Regular Benchmark Year.

“GHG Protocol” means the GHG Protocol Corporate Accounting and Reporting Standard of the World Business Council for the Sustainable Development and World Resources Institute.

“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guaranteed Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Credit Party and any Cash Management Bank.

“Guaranteed Hedge Agreement” means any Hedge Agreement permitted under Article VIII, in each case that is entered into by and between any Credit Party and any Hedge Bank.

“Guarantors” means, collectively, the Parent and any Subsidiary Guarantor.

“Hazardous Materials” means any substances or materials (a) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants, chemical substances or mixtures or toxic substances under any Environmental Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become regulated by any Governmental Authority, (c) the presence of which require investigation or remediation under any Environmental Law or common law, (d) the discharge or emission or release of which requires a permit or license under any Environmental Law or other Governmental Approval, (e) which are deemed to constitute a nuisance or a trespass which pose a health or safety hazard to Persons or neighboring properties, (f) which consist of underground or aboveground storage tanks, whether empty, filled or partially filled with any substance, or (g) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.

“Hedge Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, all as amended, restated, supplemented or otherwise modified from time to time.

“Hedge Bank” means (a) any Person that, at the time it enters into a Hedge Agreement permitted under Article VIII, is a Lender, an Affiliate of a Lender, the Administrative Agent or an Affiliate of the Administrative Agent or (b) in the case of any Hedge Agreement permitted under Article VIII in effect on or prior to the Closing Date, any Person that is, as of the Closing Date or within 30 days thereafter, a Lender, an Affiliate of a Lender, the Administrative Agent or an Affiliate of the Administrative Agent, in each case, in its capacity as a party to such Hedge Agreement.

“Hedge Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include a Lender or any Affiliate of a Lender).

“Hybrid Securities” means any trust preferred securities, or deferrable interest subordinated debt with a maturity of at least 20 years, which provides for the optional or mandatory deferral of interest or distributions, issued by the Parent or the Borrower or any business trusts, limited liability companies, limited partnerships or similar entities (a) substantially all of the common equity, general partner or similar interests of which are owned (either directly or indirectly through one or more wholly-owned Subsidiaries) at all times by the Parent, the Borrower or any of their respective Subsidiaries, (b) that have been formed for the purpose of issuing trust preferred securities or deferrable interest subordinated debt, and (c) substantially all the assets of which consist of (i) subordinated debt of the Parent, the Borrower or a Subsidiary, and (ii) payments made from time to time on the subordinated debt.

“Increased Amount Date” has the meaning assigned thereto in Section 4.13.

“Incremental Lender” has the meaning assigned thereto in Section 4.13.

“Incremental Revolving Credit Agreement” means an agreement in form and substance reasonably satisfactory to the Administrative Agent delivered in connection with Section 4.13.

“Incremental Revolving Credit Commitment” has the meaning assigned thereto in Section 4.13.

“Incremental Revolving Credit Increase” has the meaning assigned thereto in Section 4.13.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services purchased (excluding trade payables and accrued expenses incurred in the ordinary course of business that are not more than 90 days past the due date or which are being contested in good faith and for which adequate reserves have been maintained in accordance with GAAP), (c) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to the property acquired, (d) all obligations of such Person under lease obligations which shall have been, or should be, in accordance with GAAP, recorded as Finance Lease in respect of which such Person is liable as lessee, (e) the face amount of all letter of credit indebtedness available to be drawn (other than letter of credit obligations relating to indebtedness included in Indebtedness pursuant to another clause of this definition) and, without duplication, the unreimbursed amount of all drafts drawn thereunder, (f) all Indebtedness of others secured by a Lien on property or assets of such Person, whether or not assumed (but in any event not exceeding the fair market value of the property or asset), (g) all guarantees of Indebtedness referred to in clauses (a) through (f) above, (h) all amounts payable by such Person in connection with mandatory redemptions or repurchases of preferred stock, (i) any obligations of such Person (in the nature of principal or interest) in respect of acceptances or similar obligations issued or created for the account of such Person, (j) all Off Balance Sheet Indebtedness of such Person, and (k) obligations (contingent or otherwise) existing or arising under any interest rate Hedge Agreement, to the extent such obligations under this clause (k) are classified as “indebtedness” for purposes of GAAP; provided that, for the avoidance of doubt, in no event shall any obligation of a Person under any lease that would be categorized as an “operating lease” in accordance with ASC 842 be considered Indebtedness, except to the extent any such obligations constitute Off Balance Sheet Indebtedness.

“Indemnified Taxes” means (a) Taxes other than Excluded Taxes and (b) to the extent not otherwise described in (a), Other Taxes.

“Interest Period” has the meaning assigned thereto in Section 4.1(b).

“Investment Grade Rating” means BBB- or better from S&P, Baa3 or better from Moody’s or BBB- or better from Fitch.

“Irregular Event Year” has the meaning specified in the definition of “GHG Intensity (YoY Change)”.

“IRS” means the United States Internal Revenue Service.

“ISP98” means the International Standby Practices (1998 Revision, effective January 1, 1999), International Chamber of Commerce Publication No. 590.

“Issuance Fee” has the meaning assigned thereto in Section 3.3(b).

“Issuing Lender” means each of Mizuho Bank, Ltd., JPMorgan Chase Bank, N.A., Bank of America, N.A., Barclays Bank PLC, Citibank, N.A., MUFG Bank, Ltd., Royal Bank of Canada, Truist Bank, Toronto Dominion Bank, New York Branch, Wells Fargo Bank, N.A. and PNC Bank, National Association, any additional Issuing Lenders and any other Lender as requested by the Borrower and agreed to by such Lender and the Administrative Agent, as the case may be, each in its capacity as issuer of any Letter of Credit (including any Existing Letter of Credit), or any successor thereto. All singular references to the Issuing Lender shall mean any Issuing Lender, the Issuing Lender that has issued the applicable Letter of Credit or all Issuing Lenders, as the context may require.

“Joinder Agreement” means an agreement in the form of Exhibit I hereto and delivered in connection with Section 7.12.

“KPIs” has the meaning set forth in Section 4.17(f).

“L/C Commitment” means (a) in the aggregate, the lesser of (i) TWO HUNDRED MILLION DOLLARS ($200,000,000) and (ii) the Revolving Credit Commitment and (b)(i) with respect to each of Mizuho Bank, Ltd., JPMorgan Chase Bank, N.A., Bank of America, N.A., Barclays Bank PLC, Citibank, N.A., MUFG Bank, Ltd., Royal Bank of Canada, Truist Bank, Toronto Dominion Bank, New York Branch, Wells Fargo Bank, N.A. and PNC Bank, National Association, each as an Issuing Lender, TEN MILLION DOLLARS ($10,000,000) or such greater amount as such Issuing Lender may agree and notify to the Administrative Agent in writing and (ii) with respect to any other Issuing Lender, such amount as may be agreed to by the Borrower and the applicable Issuing Lender and notified to the Administrative Agent in writing.

“L/C Facility” means the letter of credit facility established pursuant to Article III.

“L/C Obligations” means as at any date of determination, (a) in the aggregate, an amount equal to the sum of (i) the aggregate undrawn and unexpired amount of the then outstanding Letters of Credit and (ii) the aggregate amount of drawings under Letters of Credit which have not been reimbursed pursuant to Section 3.5, and (b) with respect to each Issuing Lender, (i) the aggregate undrawn and unexpired amount of the then outstanding Letters of Credit issued by such Issuing Lender and (ii) the aggregate amount of drawings issued by such Issuing Lender which have not been reimbursed to such Issuing Lender pursuant to Section 3.5. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Article III hereof. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP98, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Participants” means the collective reference to all the Revolving Credit Lenders other than the Issuing Lender that has issued the relevant Letter of Credit.

“Lead Arranger Fee Letter” means that certain Lead Arranger Fee Letter dated as of February 23, 2022, between the Borrower, Mizuho and JPMorgan Chase Bank, N.A.

“Lender” means each Person executing this Agreement as a Lender on the Closing Date and any other Person that shall have become a party to this Agreement as a Lender pursuant to an Assignment and Assumption, other than any Person that ceases to be a party hereto as a Lender pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Lending Office” means, with respect to any Lender, the office of such Lender maintaining such Lender’s Extensions of Credit.

“Letter of Credit Application” means an application, in the form specified by the Issuing Lender from time to time, requesting the Issuing Lender to issue a Letter of Credit.

“Letters of Credit” means the collective reference to letters of credit issued pursuant to Section 3.1 and the Existing Letters of Credit.

“LIBOR Rate Loans” has the meaning assigned thereto in the Existing Credit Agreement.

“Lien” means, with respect to any asset, any mortgage, leasehold mortgage, lien, pledge, charge, security interest, hypothecation or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Finance Lease or other title retention agreement relating to such asset.

“Loan Documents” means, collectively, this Agreement, each Note, the Letter of Credit Applications, the Fee Letters, and each other document, instrument, certificate and agreement executed and delivered by the Credit Parties or any of their respective Subsidiaries in favor of or provided to the Administrative Agent or any Lender in connection with this Agreement or otherwise referred to herein or contemplated hereby (excluding any Guaranteed Hedge Agreement and any Guaranteed Cash Management Agreement), all as may be amended, restated, supplemented or otherwise modified from time to time.

“Loans” means the collective reference to the Revolving Credit Loans and the Swingline Loans, and “Loan” means any of such Loans.

“Material Adverse Effect” means a material adverse effect on (a) the business, financial condition or results of operations of the Parent and its Subsidiaries taken as a whole or (b) the legality, validity or enforceability of any Loan Document.

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances, (i) an amount equal to 101% of the Fronting Exposure of the Issuing Lender with respect to Letters of Credit issued and outstanding at such time and/or (ii) an amount equal to 101% of the Fronting Exposure of the Swingline Lender with respect to all Swingline Loans outstanding at such time, as applicable and (b) otherwise, an amount determined by the Administrative Agent, the Issuing Lender and the Swingline Lender, as applicable, in their sole discretion.

“Mizuho” means Mizuho Bank, Ltd., and any successor thereto.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Credit Party or any ERISA Affiliate is making, or is accruing an obligation to make, or has accrued an obligation to make contributions within the preceding seven (7) years.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver, amendment, modification or termination that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 11.2 and (ii) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extension Notice Date” has the meaning assigned thereto in Section 3.2(d).

“Notes” means the collective reference to the Revolving Credit Notes and the Swingline Note.

“Notice of Account Designation” has the meaning assigned thereto in Section 2.3(b).

“Notice of Borrowing” has the meaning assigned thereto in Section 2.3(a).

“Notice of Conversion/Continuation” has the meaning assigned thereto in Section 4.2.

“Notice of Prepayment” has the meaning assigned thereto in Section 2.4(c).

“Obligations” means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Loans, (b) the L/C Obligations (c) all existing or future payment and other obligations owing by any Credit Party under (i) any Guaranteed Hedge Agreement and (ii) any Guaranteed Cash Management Agreement and (d) all other fees and commissions (including reasonable attorneys’ fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Credit Parties and each of their respective Subsidiaries to the Lenders or the Administrative Agent, in each case under any Loan Document, with respect to any Loan or Letter of Credit of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof of any proceeding under any federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts, naming such Credit Party.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Off Balance Sheet Indebtedness” means any obligation of a Person (a) that would be considered indebtedness for tax purposes but is not set forth on the balance sheet of such Person or (b) in respect of principal or its equivalent under a Qualified Securitization Transaction, including, but not limited to, (i) any Synthetic Lease, tax retention operating lease, off balance sheet loan or similar off-balance sheet financing product of such Person, (ii) Qualified Securitization Attributed Indebtedness and (iii) obligations of any partnership or joint venture that is recourse to such Person.

“Officer’s Compliance Certificate” means a certificate of the chief executive officer, the chief financial officer or the treasurer of the Parent substantially in the form attached as Exhibit F.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court, documentary, excise, property, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 4.12).

“Parent” has the meaning assigned thereto in the introductory paragraph of this Agreement.

“Participant” has the meaning assigned thereto in Section 11.10(d).

“Participant Register” has the meaning specified in Section 11.10(e).

“Passive Lead Arranger Fee Letter” means that certain Passive Lead Arranger Fee Letter dated as of March 18, 2022, between Borrower, Mizuho, JPMorgan Chase Bank, N.A., and the other Arrangers.

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended.

“Payment” has the meaning specified in Section 10.11(a).

“Payment Notice” has the meaning specified in Section 10.11(b).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.

“Peer Average TRIR” means, for any Reference Year, the average Total Recordable Incident Rate of all “Division I” companies as set forth in the annual reporting of Total Recordable Incident Rates aggregated by GPA Midstream Association for such Reference Year.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and which (a) is maintained, funded or administered for the employees of any Credit Party or any ERISA Affiliate or (b) has at any time within the preceding seven (7) years been maintained, funded or administered for the employees of any Credit Party or any current or former ERISA Affiliates.

“Permitted Disposition” means each of the following:

(a) any Disposition of cash or Cash Equivalents in a transaction that is otherwise not prohibited pursuant to this Agreement;

(b) any lease or sublease of property and real property, or license or sublicense thereof in each case, in the ordinary course of business;

(c) any Disposition of inventory, equipment, products, services or accounts receivable in the ordinary course of business and any sale or other Disposition of damaged, worn out or obsolete assets or assets no longer used or useful in the Parent’s or any of its Subsidiaries’ business;

(d) any Disposition of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(e) any conveyance, sale, transfer, or other dispositions of obsolete, surplus or unusable equipment or equipment no longer used or useful in their respective businesses;

(f) any license, sublicense, abandonment or other Disposition of intellectual property rights in the ordinary course of business;

(g) any conveyance, sale, transfer or other Disposition between or among the Credit Parties;

(h) any Disposition of property acquired by the Parent or any Subsidiary after the Closing Date pursuant to any sale-leaseback transaction; provided that the applicable sale-leaseback transaction (i) occurs within ninety (90) days after the acquisition or construction (as applicable) of such property and (ii) is made for cash consideration not less than the cost of acquisition or construction of such property;

(i) Dispositions of investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(j) to the extent constituting a Disposition, the termination or unwinding of any Hedge Agreement; and

(k) to the extent constituting a Disposition, the granting of any Lien permitted by Section 8.2 and the making of any Restricted Payment permitted under Section 8.7.

“Permitted Self-Purchase Industrial Revenue Bonds” means bonds that are issued in connection with any self-funded industrial revenue bond transaction which meets all of the following conditions: (a) the Borrower or the relevant Subsidiary must have the ability, upon notice, to unwind the lease agreement and the bonds without cause and not be subject to any penalties or taxes for periods prior to such termination, (b) the liabilities in connection with the lease obligation and the assets in connection with ownership of the bonds must offset each other on the consolidated balance sheet of the Parent and its Subsidiaries and (c) such transaction has been approved by the Administrative Agent, such approval not to be unreasonably withheld or delayed.

“Permitted Subsidiary Indebtedness” means each of the following:

(a) loans or advances made by the Parent or any Subsidiary of the Parent to any Subsidiary that is not a Credit Party;

(b) Indebtedness to finance the acquisition, construction or improvement of any fixed or capital assets, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof;

(c) Indebtedness under performance bonds or with respect to workers’ compensation claims, in each case incurred in the ordinary course of business;

(d) obligations (contingent or otherwise) existing or arising under any Hedge Agreement;

(e) Indebtedness as an account party in respect of any letter of credit;

(f) Indebtedness (i) arising from the honoring by a bank or other financial institution of a check, draft, payment order or other debit drawn, presented or issued against insufficient funds in the ordinary course of business, or (ii) arising under any treasury or cash management or similar services provided by a bank or other financial institution to any Subsidiary that is not a Credit Party in the ordinary course of business;

(g) Indebtedness in respect of bankers’ acceptances, performance bonds, bid bonds, appeal bonds, surety bonds, workers compensation claims, self-insurance obligations, completion guarantees and other similar obligations for the account of any Subsidiary, in each case, arising in the ordinary course of business;

(h) Indebtedness consisting of (i) the financing of insurance premiums or (ii) customary take-or-pay obligations contained in supply or service agreements, in each case, in the ordinary course of business;

(i) Indebtedness resulting from endorsements of negotiable instruments for deposit or collection in the ordinary course of business;

(j) Indebtedness representing deferred compensation to employees incurred in the ordinary course of business; and

(k) Indebtedness constituting a guaranty by any Subsidiary of Indebtedness permitted to be incurred pursuant to Section 8.6.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Platform” has the meaning assigned thereto in Section 7.1.

“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Prior Reference Year” has the meaning specified in the definition of “GHG Intensity (YoY Change)”.

“Properties” has the meaning set forth in Section 6.13.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lenders” has the meaning assigned thereto in Section 7.1.

“Qualified Acquisition” means an Acquisition by any Credit Party, the aggregate purchase price for which, when combined with the aggregate purchase price for all other Acquisitions by any Credit Party in any rolling 12-month period, is greater than or equal to $25,000,000.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Credit Party that has total assets exceeding $10,000,000 at the time the guarantee under Section 12.1 or the grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other Credit Party that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Project” means the construction or expansion of any capital project of the Parent or any of its Subsidiaries (including any capital project associated with Permitted Self-Purchase Industrial Revenue Bonds), the aggregate capital cost of which exceeds $10,000,000.

“Qualified Project EBITDA Adjustments” shall mean, with respect to each Qualified Project:

(a) prior to the Commercial Operation Date of a Qualified Project (but including the fiscal quarter in which such Commercial Operation Date occurs), a percentage (based on the then-current completion percentage of such Qualified Project) of an amount to be approved by the Administrative Agent as the projected Consolidated EBITDA of the Parent and its Subsidiaries attributable to such Qualified Project for the first 12-month period following the scheduled Commercial Operation Date of such Qualified Project (such amount to be determined based on customer contracts relating to such Qualified Project, the creditworthiness of the other parties to such contracts, and projected revenues from such contracts, capital costs and expenses, scheduled Commercial Operation Date, oil and gas reserve and production estimates, commodity price assumptions and other reasonable factors deemed appropriate by the Administrative Agent), which may, at the Parent’s option, be added to actual Consolidated EBITDA for the Parent and its Subsidiaries for the fiscal quarter in which construction of such Qualified Project commences and for each fiscal quarter thereafter until the Commercial Operation Date of such Qualified Project (including the fiscal quarter in which such Commercial Operation Date occurs, but net of any actual Consolidated EBITDA of the Parent and its Subsidiaries attributable to such Qualified Project following such Commercial Operation Date); provided that if the actual Commercial Operation Date does not occur by the scheduled Commercial Operation Date, then the foregoing amount shall be reduced, for quarters ending after the scheduled Commercial Operation Date to (but excluding) the first full quarter after its actual Commercial Operation Date, by the following percentage amounts depending on the period of delay (based on the period of actual delay or then-estimated delay, whichever is longer): (i) 90 days or less, 0%, (ii) longer than 90 days, but not more than 180 days, 25%, (iii) longer than 180 days but not more than 270 days, 50%, and (iv) longer than 270 days, 100%; and

(b) thereafter, actual Consolidated EBITDA of the Parent and its Subsidiaries attributable to such Qualified Project for each full fiscal quarter after the Commercial Operation Date, plus the amount approved by Administrative Agent pursuant to Part (a) above as the projected Consolidated EBITDA of Parent and its Subsidiaries attributable to such Qualified Project for the fiscal quarters constituting the balance of the four full fiscal quarter period following such Commercial Operation Date; provided, in the event the actual Consolidated EBITDA of the Parent and its Subsidiaries attributable to such Qualified Project for any full fiscal quarter after the Commercial Operation Date shall materially differ from the projected Consolidated EBITDA approved by Administrative Agent pursuant to Part (a) above for such fiscal quarter, the projected Consolidated EBITDA of Parent and its Subsidiaries attributable to such Qualified Project for any remaining fiscal quarters included in the foregoing calculation shall be redetermined in the same manner as set forth in clause (a) above, such amount to be approved by the Administrative Agent, which may, at the Parent’s option, be added to actual Consolidated EBITDA for the Parent and its Subsidiaries for such fiscal quarters.

Notwithstanding the foregoing:

(i) no such additions shall be allowed with respect to any Qualified Project unless:

(1) not later than 30 days prior to the delivery of any certificate required by the terms and provisions of Section 7.1(d) to the extent Qualified Project EBITDA Adjustments will be made to Consolidated EBITDA in determining compliance with Section 7.10, the Borrower shall have delivered to the Administrative Agent written pro forma projections of Consolidated EBITDA of the Parent and its Subsidiaries attributable to such Qualified Project; and

(2) prior to the date such certificate is required to be delivered, the Administrative Agent shall have approved (such approval not to be unreasonably withheld) such projections and shall have received such other information and documentation as the Administrative Agent may reasonably request, all in form and substance satisfactory to the Administrative Agent, and

(ii) the aggregate amount of all Qualified Project EBITDA Adjustments during any period shall be limited to 20% of the total actual Consolidated EBITDA of the Parent and its Subsidiaries for such period (which total actual Consolidated EBITDA shall be determined without including any Qualified Project EBITDA Adjustments).

“Qualified Securitization Assets” means (a) any accounts or notes receivable owed to the Parent or any Subsidiary (whether now existing or arising or acquired in the future) arising in the ordinary course of business from the sale of goods or services, (b) all collateral securing such accounts or notes receivable, (c) all contracts and contract rights and all guarantees or other obligations owed to the Parent or a Subsidiary, in each case in respect of such accounts or notes receivable, and (d) all proceeds of such accounts or notes receivable and other assets (including contract rights) related to the foregoing which, in the case of clauses (a), (b), and (c) of this definition, are of the type customarily transferred or in respect of which security interests are customarily granted in connection with a securitization, factoring or similar monetization of similar assets.

“Qualified Securitization Attributed Indebtedness” means, as of any date of determination, the aggregate principal amount, unrecovered capital amount, or other similar amount outstanding in respect of any and all Qualified Securitization Transactions of the Parent and its Subsidiaries.

“Qualified Securitization Entity” means any Wholly Owned Subsidiary of the Parent formed solely for the purpose of effecting a Qualified Securitization Transaction and engaging in activities reasonably related or incidental thereto.

“Qualified Securitization Transaction” means any transaction or series of transactions that may be entered into by the Parent or any other Subsidiary of the Parent pursuant to which the Parent or any other Subsidiary of the Parent may make a contribution to capital of, or sell, convey or otherwise transfer, any Qualified Securitization Assets to any Qualified Securitization Entity, or any other Person, including any intercompany Indebtedness incurred in connection therewith; provided that each of the following requirements is satisfied:

(a) all Qualified Securitization Attributed Indebtedness arising in connection with any such transaction or series of transactions is non-recourse to the Parent, the Borrower, and any other Subsidiary of Parent (except for representations, warranties, covenants, repurchase obligations and indemnities, in each case, that are reasonably customary for a seller or servicer of assets transferred in connection with such a transaction);

(b) any Lien or other security provided for any Qualified Securitization Attributed Indebtedness in connection with such transaction or series of transactions is limited to assets described in Section 8.2(q); and

(c) all Qualified Securitization Attributed Indebtedness incurred in connection with any such transactions or series of transactions, collectively, does not exceed at the time of the incurrence of such Qualified Securitization Attributed Indebtedness, the greater of (i) $350,000,000 and (ii) 3.5% of the Parent’s consolidated total assets, as determined in accordance with GAAP, as set forth in the financial statements most recently delivered or required to be delivered to the Administrative Agent hereunder prior to the date of such incurrence.

“Rating Agency Designation” means a written notice in the form of Exhibit J provided from time to time by the Parent to the Administrative Agent setting forth up to three current Designated Rating Agencies.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Lender, as applicable.

“Reference Year” means a period of 12 calendar months beginning on January 1 of any year and ending on December 31 of the same year.

“Register” has the meaning assigned thereto in Section 11.10(c).

“Regulation U or X” means Regulation U or X, respectively, of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Reimbursement Obligation” means the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means the Federal Reserve Board, the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York, or any successor thereto.

“Required Lenders” means, at any date, any combination of Revolving Credit Lenders holding more than fifty percent (50%) of the sum of the aggregate amount of the Revolving Credit Commitment or, if the Revolving Credit Commitment has been terminated, any combination of Revolving Credit Lenders holding more than fifty percent (50%) of the aggregate Extensions of Credit under the Revolving Credit Facility; provided that the Revolving Credit Commitment of, and the portion of the Extensions of Credit under the Revolving Credit Facility, as applicable, held or deemed held by, any Defaulting Lender shall be excluded for purposes of calculating the Required Lenders.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, as to any Person, the chief executive officer, president, chief financial officer, controller, treasurer or assistant treasurer of such Person or any other officer of such Person reasonably acceptable to the Administrative Agent. Any document delivered hereunder or under any other Loan Document that is signed by a Responsible Officer of a Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to Capital Stock of a Credit Party or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Capital Stock or on account of any return of capital to a Credit Party’s stockholders, partners or members (or the equivalent Person thereof), or any setting apart of funds or assets for any of the foregoing.

“Revolving Credit Commitment” means (a) as to any Revolving Credit Lender, the obligation of such Revolving Credit Lender to make Revolving Credit Loans to the Borrower hereunder in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Revolving Credit Lender’s name on the Register, as such amount may be modified at any time or from time to time pursuant to the terms hereof (including, without limitation, Section 4.13 and (b) as to all Revolving Credit Lenders, the aggregate commitment of all Revolving Credit Lenders to make Revolving Credit Loans to the Borrower hereunder, as such amount may be modified at any time or from time to time pursuant to the terms hereof (including, without limitation, Section 4.13). The aggregate Revolving Credit Commitment of all the Revolving Credit Lenders on the Closing Date shall be $1,400,000,000.

“Revolving Credit Commitment Percentage” means, as to any Revolving Credit Lender at any time, the ratio of (a) the amount of the Revolving Credit Commitment of such Revolving Credit Lender to (b) the Revolving Credit Commitment of all the Revolving Credit Lenders.

“Revolving Credit Exposure” means, as to any Revolving Credit Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Credit Loans and such Revolving Credit Lender’s participation in L/C Obligations and Swingline Loans at such time.

“Revolving Credit Facility” means the revolving credit facility established pursuant to Article II (including any increase in such revolving credit facility established pursuant to Section 4.13).

“Revolving Credit Lenders” means, collectively, all of the Lenders with a Revolving Credit Commitment.

“Revolving Credit Loan” means any revolving loan made to the Borrower pursuant to Section 2.1, and all such revolving loans collectively as the context requires.

“Revolving Credit Maturity Date” means the earliest to occur of (a) March 18, 2027, (b) the date of termination of the entire Revolving Credit Commitment by the Borrower pursuant to Section 2.5, or (c) the date of termination of the Revolving Credit Commitment pursuant to Section 9.2(a), subject to adjustment as provided in Section 4.16.

“Revolving Credit Note” means a promissory note made by the Borrower in favor of a Revolving Credit Lender evidencing the Revolving Credit Loans made by such Revolving Credit Lender, substantially in the form attached as Exhibit A-1, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Revolving Credit Outstandings” means the sum of (a) with respect to Revolving Credit Loans and Swingline Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Credit Loans and Swingline Loans, as the case may be, occurring on such date; plus (b) with respect to any L/C Obligations on any date, the aggregate outstanding amount thereof on such date after giving effect to any Extensions of Credit occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“S&P” means Standard & Poor’s Rating Service, a division of S&P Global, Inc., and any successor thereto that is a nationally recognized rating agency.

“Sale and Leaseback Transaction” means, with respect to the Parent or any Subsidiary, any arrangement, directly or indirectly, with any Person whereby the Parent or such Subsidiary shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred; provided that, it is understood and agreed that the transactions associated with Permitted Self-Purchase Industrial Revenue Bonds shall not constitute “Sale and Leaseback Transactions” for purposes hereof.

“Sanctioned Country” means at any time, a country, region or territory which is itself the subject or target of any comprehensive embargo under applicable Sanctions. As of the Closing Date, the Sanctioned Countries include, without limitation, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea Region of Ukraine, Cuba, Iran, North Korea and Syria.

“Sanctioned Person” means, at any time, (a) Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, or, to the extent applicable, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other applicable Governmental Authority, including, to the extent applicable, any Person so named under any Canadian Sanctions, (b) Person operating, organized or resident in a Sanctioned Country or (c) Person owned or controlled by any such Person or Persons described in clauses (a) and (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC or the U.S. Department of State) or, to the extent applicable, the European Union, Her Majesty’s Treasury, or any other Governmental Authority, including, to the extent applicable, any Canadian Sanctions.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Loan” means any Loan bearing interest at Adjusted Term SOFR (other than a Base Rate Loan for which interest is determined by reference to Adjusted Term SOFR).

“Solvent” means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s assets would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value of the assets of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (e) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed as the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiary” means as to any Person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors (or equivalent governing body) or other managers of such corporation, partnership, limited liability company or other entity is at the time owned by (directly or indirectly) or the management is otherwise controlled by (directly or indirectly) such Person (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency). Unless otherwise qualified, references to “Subsidiary” or “Subsidiaries” herein shall refer to those of the Parent.

“Subsidiary Guarantors” means, collectively, any direct and indirect Subsidiaries of the Parent (other than the Borrower) that become a Guarantor hereunder pursuant to Section 7.12.

“Sustainability Assurance Provider” means a qualified external reviewer, independent of the Parent and its Subsidiaries, with relevant expertise, such as an auditor, environmental consultant and/or independent ratings agency of recognized national standing.

“Sustainability Linked Loan Principles” means the Sustainability Linked Loan Principles published in March 2022 by the Loan Market Association, Asia Pacific Loan Market Association and Loan Syndication & Trading Association.

“Sustainability Loan External Review Guidance” means the Guidance for Green, Social, and Sustainability-Linked Loans External Reviews published in March 2022 by the Loan Market Association, Asia Pacific Loan Market Association and Loan Syndication & Trading Association.

“Sustainability Reporting and Validation Standards” means, collectively at any time of determination, the following reporting and validation standards:

(a) all applicable KPIs and any associated sustainability performance targets shall be reported, measured, calculated and verified in a manner that is aligned with (i) the “Reporting” and “Verification” Core Components set forth in the Sustainability Linked Loan Principles and the verification and disclosure guidance set forth in the Sustainability Loan External Review Guidance or (ii) such other generally accepted industry standards applicable to sustainability linked loans in the syndicated loan market for companies of substantially the same creditworthiness and industry as the Borrower, in the case of this clause (ii), as applicable at such time of determination; and

(b) the form and substance of review reports and limited assurances provided by the Sustainability Assurance Provider pursuant to this Agreement shall include limited assurances with respect to the measurement of all applicable KPIs and/or their respective components as set forth in a sustainability report and/or the associated ESG Certificate and shall be aligned with (i) the “Reporting” and “Verification” Core Components set forth in Sustainability Linked Loan Principles and the verification and disclosure guidance set forth in the Sustainability Loan External Review Guidance or (ii) such other generally accepted industry standards applicable to sustainability linked loans in the syndicated loan market for companies of substantially the same creditworthiness and industry as the Borrower, in the case of this clause (ii), as applicable at such time of determination;

provided, that, for the avoidance of doubt, in no event shall any Credit Party be required to provide a Second Party Opinion (as described in the Sustainability Linked Loan Principles or the Guidance for Green, Social, and Sustainability-Linked Loans External Reviews) in order to comply with the Sustainability Reporting and Validation Standards.

“Swap Obligation” means, with respect to any Credit Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swingline Commitment” means ONE HUNDRED MILLION DOLLARS ($100,000,000).

“Swingline Facility” means the swingline facility established pursuant to Section 2.2.

“Swingline Lender” means Mizuho, in its capacity as swingline lender hereunder, or any successor thereto.

“Swingline Loan” means any swingline loan made by the Swingline Lender to the Borrower pursuant to Section 2.2, and all such swingline loans collectively as the context requires.

“Swingline Note” means a promissory note made by the Borrower in favor of the Swingline Lender evidencing the Swingline Loans made by the Swingline Lender, substantially in the form attached as Exhibit A-2, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Synthetic Lease” shall mean a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee pursuant to ASC 842 and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, fines, additions to tax or penalties applicable thereto, other than any interest, fines, additions to tax or penalties that are owing by any Recipient as a result of such Recipient’s gross negligence or willful misconduct.

“Term SOFR” means, with respect to any SOFR Loan for any Interest Period or any Base Rate Loan on any day, the Term SOFR Reference Rate two (2) U.S. Government Securities Business Days prior to the commencement of such Interest Period or such day, as applicable, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Determination Day” has the meaning assigned to such term in the definition of Term SOFR Reference Rate.

“Term SOFR Reference Rate” means,

(a) for any day and time (such day, the “Term SOFR Determination Day”), with respect to any SOFR Loan denominated in dollars and for any tenor comparable to the applicable Interest Period, the rate per annum determined by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 p.m. (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR has not occurred, then the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than three (3) Business Days prior to such Term SOFR Determination Day; and

(b) for any day and time (such day, the “Base Rate Determination Day”), with respect to any Base Rate Loan denominated in dollars and for a tenor of one month, the rate per annum determined by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 p.m. (New York City time) on such Base Rate Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR has not occurred, then the Term SOFR Reference Rate for Base Rate Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than three (3) Business Days prior to such Base Rate Determination Day.

“Termination Event” means the occurrence of any of the following which, individually or in the aggregate, has resulted or could reasonably be expected to result in liability of the Borrower in an aggregate amount in excess of the lesser of (x) three percent (3%) of Consolidated Net Tangible Assets and (y) $50,000,000: (a) a “Reportable Event” described in Section 4043 of ERISA for which the thirty (30) day notice requirement has not been waived by the PBGC, or (b) the withdrawal of any Credit Party or any ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, or (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA, if the plan assets are not sufficient to pay all plan liabilities, or (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC, or (e) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or (f) the imposition of a Lien pursuant to Section 430(k) of the Code or Section 303 of ERISA, or (g) the determination that any Pension Plan or Multiemployer Plan is considered an at-risk plan or plan in endangered or critical status with the meaning of Sections 430, 431 or 432 of the Code or Sections 303, 304 or 305 of ERISA or (h) the partial or complete withdrawal of any Credit Party or any ERISA Affiliate from a Multiemployer Plan if withdrawal liability is asserted by such plan, or (i) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Sections 4241 or 4245 of ERISA, or (j) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA, or (k) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Credit Party or any ERISA Affiliate.

“Total GHG Emissions” means, for any period, the total aggregate amount of (a) direct greenhouse gas emissions occurring from sources that are under the operational control of the Parent and its Subsidiaries, which are determined by the Parent in accordance with the GHG Protocol and the Parent’s internally developed methodology (“Scope 1 Emissions”) for such period and (b) indirect greenhouse gas emissions occurring from the generation of purchased and imported electricity consumed by the Parent and its Subsidiaries in the operation of their business, which are determined by the Parent in accordance with the GHG Protocol and the Parent’s internally developed methodology (“Scope 2 Emissions”) for such period.

“Transactions” means, collectively, (a) the entering into of this Agreement and the other applicable Loan Documents on the Closing Date and (b) the payment of all transaction fees, charges and other amounts in connection with the foregoing.

“TRIR Among Peers” means, for any Reference Year, the DCP TRIR for such Reference Year as compared to the Peer Average TRIR for such Reference Year.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“Uniform Customs” means the Uniform Customs and Practice for Documentary Credits (2007 Revision), effective July, 2007 International Chamber of Commerce Publication No. 600.

“United States” means the United States of America.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 4.11(f).

“Wholly-Owned” means, with respect to a Subsidiary, that all of the shares of Capital Stock of such Subsidiary are, directly or indirectly, owned or controlled by the Parent and/or one or more of its Wholly-Owned Subsidiaries (except for directors’ qualifying shares or other shares required by Applicable Law to be owned by a Person other than the Parent and/or one or more of its Wholly-Owned Subsidiaries).

“Withholding Agent” means the Borrower, any Guarantor and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.2 Other Definitions and Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document: (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (e) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (h) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (i) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form, (j) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including” and (k) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

SECTION 1.3 Accounting Terms.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP, applied on a consistent basis, as in effect from time to time and in a manner consistent with that used in preparing the audited financial statements required by Section 7.1(a), except as otherwise specifically prescribed herein (including as prescribed by Section 11.9). Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b) Calculations. Notwithstanding anything in this Agreement to the contrary:

(i) For purposes of calculating compliance with the financial covenant set forth in Section 7.10 hereof, with respect to all Acquisitions subsequent to the Closing Date, Consolidated EBITDA, Consolidated Interest Expense and Consolidated Net Indebtedness with respect to such newly acquired assets shall be calculated on a pro forma basis as if such acquisition had occurred at the beginning of the applicable twelve month period of determination.

(ii) For purposes of calculating compliance with the financial covenant set forth in Section 7.10 hereof, Consolidated EBITDA may include, at Parent’s option, any Qualified Project EBITDA Adjustments as provided in the definition thereof.

SECTION 1.4 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio or percentage is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.5 References to Agreement and Laws. Unless otherwise expressly provided herein, (a) references to formation documents, governing documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Applicable Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.

SECTION 1.6 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 1.7 Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Letter of Credit Application therefor (at the time specified therefor in such applicable Letter of Credit or Letter of Credit Application and as such amount may be reduced by (a) any permanent reduction of such Letter of Credit or (b) any amount which is drawn, reimbursed and no longer available under such Letter of Credit).

SECTION 1.8 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Capital Stock at such time.

SECTION 1.9 Interest Rates; Benchmark Notifications. The interest rate on a Loan denominated in dollars may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 4.8 provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to Term SOFR Reference Rate, Term SOFR, Daily Simple SOFR or any Benchmark, or with respect to any alternative, successor or replacement rate thereof (including any Benchmark Replacement), or any calculation, component definition thereof or rate referenced in the definition thereof, including, without limitation, (i) any such alternative, successor or replacement rate (including any Benchmark Replacement) implemented pursuant to Section 4.8, upon the occurrence of a Benchmark Transition Event, and (ii) the effect, implementation or composition of any Benchmark Replacement Conforming Changes pursuant to Section 4.8(c)(ii), including, without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, Term SOFR Reference Rate, Term SOFR, Daily Simple SOFR or any Benchmark prior to its discontinuance or unavailability. In addition, the discontinuation of Term SOFR Reference Rate, Term SOFR, Daily Simple SOFR or any Benchmark and any alternative, successor or replacement reference rate may result in a mismatch between the reference rate referenced in this Agreement and your other financial instruments, including potentially those that are intended as hedges. The Administrative Agent and its Affiliates and/or other related entities may engage in transactions that affect the calculation of Term SOFR Reference Rate, Term SOFR, Daily Simple SOFR or any Benchmark or any alternative, successor or replacement rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, with all determinations of such Term SOFR Reference Rate, Term SOFR, Daily Simple SOFR, any Benchmark or such alternative, successor or replacement rate by the Administrative Agent to be conclusive, absent manifest error. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain Term SOFR Reference Rate, Term SOFR, Daily Simple SOFR, any Benchmark or any such alternative, successor or replacement rate, in each case pursuant to the terms of this Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time), and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

ARTICLE II

REVOLVING CREDIT FACILITY

SECTION 2.1 Revolving Credit Loans.

(a) Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties set forth herein, each Revolving Credit Lender severally agrees to make Revolving Credit Loans to the Borrower from time to time from the Closing Date through, but not including, the Revolving Credit Maturity Date as requested by the Borrower in accordance with the terms of Section 2.3; provided, that (a) the Revolving Credit Outstandings shall not exceed the Revolving Credit Commitment and (b) the

Revolving Credit Exposure of any Revolving Credit Lender shall not at any time exceed such Revolving Credit Lender’s Revolving Credit Commitment. Each Revolving Credit Loan by a Revolving Credit Lender shall be in a principal amount equal to such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the aggregate principal amount of Revolving Credit Loans requested on such occasion. Subject to the terms and conditions hereof, the Borrower may borrow, repay and reborrow Revolving Credit Loans hereunder until the Revolving Credit Maturity Date.

(b) Closing Date Reallocation. After giving effect to this Agreement and any Loans made on the Closing Date, (i) each Lender who holds Revolving Credit Loans in an aggregate amount less than its Revolving Credit Commitment Percentage (after giving effect to this Agreement) of all Revolving Credit Loans shall advance new Revolving Credit Loans that shall be disbursed to the Administrative Agent and used to repay Revolving Credit Loans outstanding to each Lender who holds Revolving Credit Loans in an aggregate amount greater than its Revolving Credit Commitment Percentage of Revolving Credit Loans, (ii) each Lender’s participation in each Letter of Credit, if any, shall be automatically adjusted to equal its Revolving Credit Commitment Percentage (after giving effect to this Agreement), and (iii) such other adjustments shall be made as the Administrative Agent shall specify so that each Lender’s Revolving Credit Exposure equals its Revolving Credit Commitment Percentage (after giving effect to this Agreement) of the aggregate Revolving Credit Loans of all Lenders. For the avoidance of doubt, payments effected between or among the Lenders pursuant to this Section 2.1(b) shall not be subject to the provisions of Section 4.6 hereof.

(c) Existing LIBOR Rate Loans. Notwithstanding anything to the contrary in this Agreement, all outstanding LIBOR Rate Loans (if any) at the Closing Date shall, on the Closing Date, be rearranged and converted into new Base Rate Loans, SOFR Loans with an Interest Period indicated in any Notice of Borrowing delivered pursuant to Section 5.2(c) and/or Swingline Loans at the Adjusted Term SOFR for a one month tenor, in each case, in connection with the reallocations and adjustments set forth in Section 2.1(b) (and the proceeds of which, together with any Loans made on the Closing Date in accordance with any such Notice of Borrowing, are used to repay any such LIBOR Rate Loans), and which Loans shall thereafter be subject to the terms and conditions of this Agreement.

SECTION 2.2 Swingline Loans.

(a) Availability. Subject to the terms and conditions of this Agreement, the Swingline Lender shall make Swingline Loans to the Borrower from time to time from the Closing Date through, but not including, the Revolving Credit Maturity Date; provided, that (i) after giving effect to any amount requested, the Revolving Credit Outstandings shall not exceed the aggregate Revolving Credit Commitment and (ii) the aggregate principal amount of all outstanding Swingline Loans (after giving effect to any amount requested), shall not exceed the Swingline Commitment.

(b) Refinancing of Swingline Loans.

(i) Revolving Credit Loans made to refinance Swingline Loans shall be made available by the Revolving Credit Lenders on demand by the Swingline Lender. Such refinancings shall be made as Base Rate Loans by the Revolving Credit Lenders in accordance with their respective Revolving Credit Commitment Percentages and shall thereafter be reflected as Revolving Credit Loans of the Revolving Credit Lenders on the books and records of the Administrative Agent. Each Revolving Credit Lender shall fund its respective Revolving Credit Commitment Percentage of Revolving Credit Loans as required to repay Swingline Loans outstanding to the Swingline Lender upon demand by the Swingline Lender but in no event later than 1:00 p.m. on the next succeeding Business Day after such demand is made. No Revolving Credit Lender’s obligation to fund its respective Revolving Credit Commitment Percentage of a Swingline Loan shall be affected by any other Revolving Credit Lender’s failure to fund its Revolving Credit Commitment Percentage of a Swingline Loan, nor shall any Revolving Credit Lender’s Revolving Credit Commitment Percentage be increased as a result of any such failure of any other Revolving Credit Lender to fund its Revolving Credit Commitment Percentage of a Swingline Loan.

(ii) The Borrower shall pay to the Swingline Lender on demand the amount of such Swingline Loans to the extent amounts received from the Revolving Credit Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be repaid. If any portion of any such amount paid to the Swingline Lender shall be recovered by or on behalf of the Borrower from the Swingline Lender in bankruptcy or otherwise, the loss of the amount so recovered shall be ratably shared among all the Revolving Credit Lenders in accordance with their respective Revolving Credit Commitment Percentages (unless the amounts so recovered by or on behalf of the Borrower pertain to a Swingline Loan extended after the occurrence and during the continuance of an Event of Default of which the Administrative Agent has received notice in the manner required pursuant to Section 10.3 and which such Event of Default has not been waived by the Required Lenders or the Lenders, as applicable).

(iii) Each Revolving Credit Lender acknowledges and agrees that its obligation to refinance Swingline Loans in accordance with the terms of this Section is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Article V. Further, each Revolving Credit Lender agrees and acknowledges that if prior to the refinancing of any outstanding Swingline Loans pursuant to this Section, one of the events described in Section 9.1(e) shall have occurred, each Revolving Credit Lender will, on the date the applicable Revolving Credit Loan would have been made, purchase an undivided participating interest in the Swingline Loan to be refinanced in an amount equal to its Revolving Credit Commitment Percentage of the aggregate amount of such Swingline Loan. Each Revolving Credit Lender will immediately transfer to the Swingline Lender, in immediately available funds, the amount of its participation and upon receipt thereof the Swingline Lender will deliver to such Revolving Credit Lender a certificate evidencing such participation dated the date of receipt of such funds and for such amount. Whenever, at any time after the Swingline Lender has received from any Revolving Credit Lender such Revolving Credit Lender’s participating interest in a Swingline Loan, the Swingline Lender receives any payment on account thereof, the Swingline Lender will distribute to such Revolving Credit Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Credit Lender’s participating interest was outstanding and funded).

(c) Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, this Section 2.2 shall be subject to the terms and conditions of Section 4.14 and Section 4.15.

SECTION 2.3 Procedure for Advances of Revolving Credit Loans and Swingline Loans.

(a) Requests for Borrowing. The Borrower shall give the Administrative Agent irrevocable prior written notice substantially in the form of Exhibit B (a “Notice of Borrowing”) (i) not later than 12:00 p.m. on the same Business Day as each Base Rate Loan, (ii) not later than 1:00 p.m. on the same Business Day as each Swingline Loan and (iii) not later than 12:00 p.m. at least three (3) U.S. Government Securities Business Days before each SOFR Loan, of the Borrower’s intention to borrow, specifying (A) the date of such borrowing, which shall be a Business Day, (B) the amount of such borrowing, which shall be, (x) with respect to Base Rate Loans (other than Swingline Loans) in an aggregate principal amount of $10,000,000 or a whole multiple of $1,000,000 in excess thereof, (y) with respect to SOFR Loans in an aggregate principal amount of $10,000,000 or a whole multiple of $1,000,000 in excess thereof and (z) with respect to Swingline Loans in an aggregate principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof, (C) whether such Loan is to be a Revolving Credit Loan or Swingline Loan, (D) in the case of a Revolving Credit Loan whether the Loans are to be SOFR Loans or Base Rate Loans, and (E) in the case of a SOFR Loan, the duration of the Interest Period applicable thereto. A Notice of Borrowing received after the applicable deadline set forth in the preceding sentence shall be deemed received on the next Business Day. The Administrative Agent shall promptly notify the Revolving Credit Lenders of each Notice of Borrowing.

(b) Disbursement of Revolving Credit and Swingline Loans. Not later than 1:00 p.m. on the proposed borrowing date, (i) each Revolving Credit Lender will make available to the Administrative Agent, for the account of the Borrower, at the office of the Administrative Agent in funds immediately available to the Administrative Agent, such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the Revolving Credit Loans to be made on such borrowing date and (ii) the Swingline Lender will make available to the Administrative Agent, for the account of the Borrower, at the office of the Administrative Agent in funds immediately available to the Administrative Agent, the Swingline Loans to be made on such borrowing date. The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of each borrowing requested pursuant to this Section in immediately available funds by crediting or wiring such proceeds to the deposit account of the Borrower identified in the most recent notice substantially in the form attached as Exhibit C (a “Notice of Account Designation”) delivered by the Borrower to the Administrative Agent or as may be otherwise agreed upon by the Borrower and the Administrative Agent from time to time. Subject to Section 4.7 hereof, the Administrative Agent shall not be obligated to disburse the portion of the proceeds of any Revolving Credit Loan requested pursuant to this Section to the extent that any Revolving Credit Lender has not made available to the Administrative Agent its Revolving Credit Commitment Percentage of such Loan. Revolving Credit Loans to be made for the purpose of refinancing Swingline Loans shall be made by the Revolving Credit Lenders as provided in Section 2.2(b).

SECTION 2.4 Repayment and Prepayment of Revolving Credit and Swingline Loans.

(a) Repayment on Termination Date. The Borrower hereby agrees to repay the outstanding principal amount of (i) all Revolving Credit Loans in full on the Revolving Credit Maturity Date, and (ii) each Swingline Loan on the earlier of the Revolving Credit Maturity Date and the date that is fifteen (15) Business Days after such Swingline Loan is made, together, in each case, with all accrued but unpaid interest thereon.

(b) Mandatory Prepayments. If at any time the Revolving Credit Outstandings exceed the Revolving Credit Commitment, the Borrower agrees to repay immediately upon notice from the Administrative Agent, by payment to the Administrative Agent for the account of the Revolving Credit Lenders, Extensions of Credit in an amount equal to such excess with each such repayment applied first, to the principal amount of outstanding Swingline Loans, second to the principal amount of outstanding Revolving Credit Loans and third, with respect to any Letters of Credit then outstanding, a payment of Cash Collateral into a Cash Collateral account opened by the Administrative Agent, for the benefit of the Revolving Credit Lenders, in an amount equal to such excess (such Cash Collateral to be applied in accordance with Section 9.2(b)).

(c) Optional Prepayments. The Borrower may at any time and from time to time prepay Revolving Credit Loans and Swingline Loans, in whole or in part, with irrevocable prior written notice to the Administrative Agent substantially in the form attached as Exhibit D (a “Notice of Prepayment”) given not later than 2:00 p.m. (i) on the same Business Day as each Base Rate Loan and each Swingline Loan and (ii) at least three (3) U.S. Government Securities Business Days before each SOFR Loan, specifying the date and amount of prepayment and whether the prepayment is of SOFR Loans, Base Rate Loans, Swingline Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each. Upon receipt of such notice, the Administrative Agent shall promptly notify each Revolving Credit Lender. If any such notice is given, the amount specified in such notice shall be due and payable on the date set forth in such notice. Partial prepayments shall be in an aggregate amount of $10,000,000 or a whole multiple of $1,000,000 in excess thereof with respect to Base Rate Loans (other than Swingline Loans), $10,000,000 or a whole multiple of $1,000,000 in excess thereof with respect to SOFR Loans and $1,000,000 or a whole multiple of $100,000 in excess thereof with respect to Swingline Loans. A Notice of Prepayment received after 2:00 p.m. shall be deemed received on the next Business Day. Each such repayment shall be accompanied by any amount required to be paid pursuant to Section 4.9 hereof, if such amount is known on the date of prepayment, or if such amount is not then known, the Borrower shall pay such amount within five (5) Business Days after the Borrower receives notice from the relevant Lender of such amount. Notwithstanding the foregoing, any Notice of a Prepayment delivered in connection with any refinancing of all of the Credit Facility with the proceeds of such refinancing or of any incurrence of Indebtedness, may be, if expressly so stated to be, contingent upon the consummation of such refinancing or incurrence and may be revoked by the Borrower in the event such refinancing is not consummated (provided that the failure of such contingency shall not relieve the Borrower from its obligations in respect thereof under Section 4.9).

(d) Limitation on Prepayment of SOFR Loans. The Borrower may not prepay any SOFR Loan on any day other than on the last day of the Interest Period applicable thereto unless such prepayment is accompanied by any amount required to be paid pursuant to Section 4.9 hereof.

(e) Hedge Agreements. No repayment or prepayment pursuant to this Section shall affect any of the Borrower’s obligations under any Hedge Agreement.

SECTION 2.5 Permanent Reduction of the Revolving Credit Commitment.

(a) Voluntary Reduction. The Borrower shall have the right at any time and from time to time, upon at least five (5) Business Days prior written notice to the Administrative Agent, to permanently, without premium or penalty, (i) terminate the entire Revolving Credit Commitment at any time or (ii) reduce the Revolving Credit Commitment, in part, from time to time, in an aggregate principal amount not less than $3,000,000 or any whole multiple of $1,000,000 in excess thereof. Any reduction of the Revolving Credit Commitment shall be applied to the Revolving Credit Commitment of each Revolving Credit Lender according to its Revolving Credit Commitment Percentage. All commitment fees accrued until the effective date of any termination of the Revolving Credit Commitment shall be paid on the effective date of such termination.

(b) Corresponding Payment. Each permanent reduction permitted pursuant to this Section shall be accompanied by a payment of principal sufficient to reduce the aggregate outstanding Revolving Credit Loans, Swingline Loans and L/C Obligations, as applicable, after such reduction to the Revolving Credit Commitment as so reduced and if the aggregate amount of all outstanding Letters of Credit exceeds the Revolving Credit Commitment as so reduced, the Borrower shall be required to deposit Cash Collateral in a Cash Collateral account opened by the Administrative Agent in an amount equal to such excess. Such Cash Collateral shall be applied in accordance with Section 9.2(b). Any reduction of the Revolving Credit Commitment to zero shall be accompanied by payment of all outstanding Revolving Credit Loans and Swingline Loans (and furnishing of Cash Collateral satisfactory to the Administrative Agent for all L/C Obligations) and shall result in the termination of the Revolving Credit Commitment and the Swingline Commitment and the Revolving Credit Facility. If the reduction of the Revolving Credit Commitment requires the repayment of any SOFR Loan, such repayment shall be accompanied by any amount required to be paid pursuant to Section 4.9 hereof.

SECTION 2.6 Termination of Revolving Credit Facility. The Revolving Credit Facility and the Revolving Credit Commitments shall terminate on the Revolving Credit Maturity Date.

ARTICLE III

LETTER OF CREDIT FACILITY

SECTION 3.1 L/C Commitment.

(a) Availability. Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other Lenders set forth in Section 3.4(a), agrees to issue letters of credit (the “Letters of Credit”) for the account of the Borrower or any of its Subsidiaries, or, to the extent agreed to by such Issuing Lender in its sole discretion, the Parent, in each case on any Business Day from the Closing Date through but not including the fifth (5th) Business Day prior to the Revolving Credit Maturity Date in such form as may be approved from time to time by such Issuing Lender; provided, that such Issuing Lender shall have no obligation to issue any Letter of

Credit if, after giving effect to such issuance, (a) the L/C Obligations would exceed the L/C Commitment, (b) the L/C Obligations owing to such Issuing Lender would exceed such Issuing Lender’s L/C Commitment, or (c) the Revolving Credit Outstandings would exceed the Revolving Credit Commitment. Each Letter of Credit shall (i) be either (x) a standby letter of credit issued to support the obligations (including pension or insurance obligations), contingent or otherwise, of the Borrower or any of its Subsidiaries or (y) a commercial letter of credit in respect of the purchase of goods or services by the Borrower or any of its Subsidiaries in the ordinary course of business (provided that any Letter of Credit issued by either Barclays Bank PLC or Truist Bank as Issuing Lender may only be a standby letter of credit and may not be a commercial letter of credit), (ii) expire on a date no more than twelve (12) months after the date of issuance or last extension of such Letter of Credit (subject to automatic extension for additional one (1) year periods pursuant to the terms of the Letter of Credit Application or other documentation acceptable to the Issuing Lender), which date shall be no later than the fifth (5th) Business Day prior to the Revolving Credit Maturity Date and (iii) be subject to the Uniform Customs and/or ISP98, as set forth in the Letter of Credit Application or as determined by the Issuing Lender and, to the extent not inconsistent therewith, the laws of the State of New York. No Issuing Lender shall at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause such Issuing Lender or any L/C Participant to exceed any limits imposed by, any Applicable Law. References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any outstanding Letters of Credit, unless the context otherwise requires. On the Closing Date, each of the Existing Letters of Credit shall constitute, for all purposes of this Agreement and the other Loan Documents, a Letter of Credit issued by the applicable Issuing Lender identified adjacent to such Existing Letter of Credit on Schedule 3.1.

(b) Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, Article III shall be subject to the terms and conditions of Section 4.14 and Section 4.15.

SECTION 3.2 Procedure for Issuance of Letters of Credit1. .

(a) The Borrower may from time to time request that any Issuing Lender issue a Letter of Credit by delivering to such Issuing Lender at the Administrative Agent’s Office a Letter of Credit Application therefor, completed to the satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as such Issuing Lender may request, including the documentation and other information requested by such Issuing Lender in order to comply with all “know your customer” requirements. Upon receipt of any Letter of Credit Application, the applicable Issuing Lender shall process such Letter of Credit Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall, subject to Section 3.1 and Article V, issue the Letter of Credit requested thereby as promptly as is practicable, but in any case no later than three (3) Business Days after its receipt of the Letter of Credit Application therefor (and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by such Issuing Lender and the Borrower. The applicable Issuing Lender shall promptly furnish to the Borrower and the Administrative Agent a copy of such Letter of Credit and promptly notify each Revolving Credit Lender of the issuance and upon request by any Revolving Credit Lender, furnish to such Revolving Credit Lender a copy of such Letter of Credit and the amount of such Revolving Credit Lender’s participation therein.

(b) An Issuing Lender may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit and without regard to any non-documentary condition in such Letter of Credit.

(c) An Issuing Lender shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit; and this sentence shall establish the standard of care to be exercised by an Issuing Lender when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by Applicable Law, any standard of care inconsistent with the foregoing).

(d) If the Borrower so requests in any applicable Letter of Credit Application, an Issuing Lender may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such Issuing Lender to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by an Issuing Lender, the Borrower shall not be required to make a specific request to such Issuing Lender for any such extension.

(e) Unless otherwise expressly agreed by an Issuing Lender and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP98 shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.

SECTION 3.3 Commissions and Other Charges.

(a) Letter of Credit Commissions. The Borrower shall pay to the Administrative Agent, for the account of the applicable Issuing Lender and the L/C Participants, a letter of credit commission with respect to each Letter of Credit issued by such Issuing Lender in the amount equal to the daily amount available to be drawn under such Letter of Credit times the Applicable Margin with respect to Revolving Credit Loans that are SOFR Loans (determined on a per annum basis). Such commission shall be payable quarterly in arrears on the last Business Day of each calendar quarter, on the Revolving Credit Maturity Date and thereafter (if any Letters of Credit then remain outstanding) on demand of the Administrative Agent. The Administrative Agent shall, promptly following its receipt thereof, distribute to the applicable Issuing Lender and the L/C Participants all commissions received pursuant to this Section 3.3 in accordance with their respective Revolving Credit Commitment Percentages.

(b) Issuance Fee. In addition to the foregoing commission, the Borrower shall pay to the applicable Issuing Lender an issuance fee (the “Issuance Fee”) equal to, with respect to each Letter of Credit, 0.15% per annum on the daily maximum amount available to be drawn under each such Letter of Credit. Such Issuance Fee shall be payable quarterly in arrears on the last Business Day of each calendar quarter commencing with the first such date to occur after the issuance of such Letter of Credit, on the Revolving Credit Maturity Date and thereafter (if any Letters of Credit then remain outstanding) on demand of the Administrative Agent.

(c) Other Costs. In addition to the foregoing fees and commissions, the Borrower shall pay or reimburse the applicable Issuing Lender for such normal and customary costs and expenses as are incurred or charged by such Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit.

SECTION 3.4 L/C Participations.

(a) Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce such Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from such Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Credit Commitment Percentage in such Issuing Lender’s obligations and rights under and in respect of each Letter of Credit issued hereunder and the amount of each draft paid by such Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with each Issuing Lender that, if a draft is paid under any Letter of Credit for which such Issuing Lender is not reimbursed in full by the Borrower through a Revolving Credit Loan or otherwise in accordance with the terms of this Agreement, such L/C Participant shall pay to such Issuing Lender upon demand at such Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Credit Commitment Percentage of the amount of such draft, or any part thereof, which is not so reimbursed.

(b) Upon becoming aware of any amount required to be paid by any L/C Participant to an Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit, the applicable Issuing Lender shall notify the Administrative Agent, who shall notify each L/C Participant, of the amount and due date of such required payment and such L/C Participant shall pay to such Issuing Lender the amount specified on the applicable due date. If any such amount is paid to such Issuing Lender after the date such payment is due, such L/C Participant shall pay to such Issuing Lender on demand, in addition to such amount, the product of (i) such amount, times (ii) the daily average Federal Funds Rate as determined by the Administrative Agent during the period from and including the date such payment is due to the date on which such payment is immediately available to such Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. A certificate of the applicable Issuing Lender with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error. With respect to payment to any Issuing Lender of the unreimbursed amounts described in this Section, if the L/C Participants receive notice that any such payment is due (A) prior to 1:00 p.m. on any Business Day, such payment shall be due that Business Day, and (B) after 1:00 p.m. on any Business Day, such payment shall be due on the following Business Day.

(c) Whenever, at any time after any Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its Revolving Credit Commitment Percentage of such payment in accordance with this Section, such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise), or any payment of interest on account thereof, such Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to such Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

SECTION 3.5 Reimbursement Obligation of the Borrower. In the event of any drawing under any Letter of Credit, the Borrower agrees to reimburse (either with the proceeds of a Revolving Credit Loan as provided for in this Section or with funds from other sources), in same day funds, the applicable Issuing Lender on each Business Day on which the Borrower receives notice from such Issuing Lender (if notice is received prior to 10:00 a.m. on such date, or if notice has not been received by the Borrower prior to such time on such date, then on the Business Day immediately following the day that the Borrower receives such notice) of the date and amount of a draft paid under such Letter of Credit for the amount of (a) such draft so paid and (b) any amounts referred to in Section 3.3(c) incurred by such Issuing Lender in connection with such payment. Unless the Borrower shall immediately notify such Issuing Lender that the Borrower intends to reimburse such Issuing Lender for such drawing from other sources or funds, the Borrower shall be deemed to have timely given a Notice of Borrowing to the Administrative Agent requesting that the Revolving Credit Lenders make a Revolving Credit Loan bearing interest at the Base Rate on such date in the amount of (a) such draft so paid and (b) any amounts referred to in Section 3.3(c) incurred by such Issuing Lender in connection with such payment, and the Revolving Credit Lenders shall make a Revolving Credit Loan bearing interest at the Base Rate in such amount, the proceeds of which shall be applied to reimburse such Issuing Lender for the amount of the related drawing and costs and expenses. Each Revolving Credit Lender acknowledges and agrees that its obligation to fund a Revolving Credit Loan in accordance with this Section to reimburse the applicable Issuing Lender for any draft paid under a Letter of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Section 2.3(a) or Article V. If the Borrower has elected to pay the amount of such drawing with funds from other sources and shall fail to reimburse the applicable Issuing Lender as provided above, the unreimbursed amount of such drawing shall bear interest at the rate which would be payable on any outstanding Base Rate Loans which were then overdue from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full.

SECTION 3.6 Obligations Absolute. The Borrower’s obligations under this Article III (including, without limitation, the Reimbursement Obligation) shall be absolute and unconditional under any and all circumstances and irrespective of any set off, counterclaim or defense to payment which the Borrower may have or have had against any Issuing Lender or any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees that no Issuing Lender or L/C Participant shall be responsible for, and the Borrower’s Reimbursement Obligation under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. No Issuing Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by such Issuing Lender’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction by final nonappealable judgment. The Borrower agrees that any action taken or omitted by any Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct shall be binding on the Borrower and shall not result in any liability of such Issuing Lender or any L/C Participant to the Borrower. The responsibility of any Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit issued by such Issuing Lender, shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

SECTION 3.7 Effect of Letter of Credit Application. To the extent that any provision of any Letter of Credit Application related to any Letter of Credit is inconsistent with the provisions of this Article III, the provisions of this Article III shall apply.

SECTION 3.8 Issuing Lender’s Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, each Issuing Lender shall, in addition to its notification obligations set forth elsewhere in this Article III, report in writing to the Administrative Agent (a) periodic activity (for such period or recurrent periods as shall be requested by the Administrative Agent) in respect of Letters of Credit issued by such Issuing Lender, including all issuances, extensions, and amendments, all expirations and cancelations and all disbursements and reimbursements, (b) reasonably prior to the time that such Issuing Lender issues, amends or extends any Letter of Credit, the date of such issuance, amendment or extension, and the stated amount of the Letters of Credit issued, amended or extended by it and outstanding after giving effect to such issuance, amendment or extension (and whether the amounts thereof shall have changed), (c) on each Business Day on which such Issuing Lender makes any payment with respect to a Letter of Credit, the date and amount of such payment, (d) on any Business Day on which the Borrower fails to reimburse unpaid drawings required to be reimbursed to such Issuing Lender on such day, the date of such failure and the amount of such unpaid drawings, and (e) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Lender.

SECTION 3.9 Replacement of an Issuing Lender. Any Issuing Lender may be replaced at any time by written agreement between the Borrower, the Administrative Agent, the replaced Issuing Lender and the successor Issuing Lender. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Lender. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Lender pursuant to Section 3.3(b). From and after the effective date of any such replacement, (i) the successor Issuing Lender shall have all the rights and obligations of an Issuing Lender under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the term “Issuing Lender” shall be deemed to include such successor or any previous Issuing Lender, or such successor and all previous Issuing Lenders, as the context shall require. After the replacement of an Issuing Lender hereunder, the replaced Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement with respect to the Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit or to extend, reinstate, or otherwise amend any then existing Letter of Credit.

ARTICLE IV

GENERAL LOAN PROVISIONS

SECTION 4.1 Interest.

(a) Interest Rate Options. Subject to the provisions of this Section, at the election of the Borrower, (i) Revolving Credit Loans shall bear interest at (A) the Base Rate plus the Applicable Margin or (B) the Adjusted Term SOFR plus the Applicable Margin and (ii) any Swingline Loan shall bear interest at (A) the Base Rate plus the Applicable Margin or (B) the Adjusted Term SOFR for a one month tenor plus the Applicable Margin. The Borrower shall select the rate of interest and Interest Period, if any, applicable to any Loan at the time a Notice of Borrowing is given or at the time a Notice of Conversion/Continuation is given pursuant to Section 4.2. Any Loan or any portion thereof as to which the Borrower has not duly specified an interest rate as provided herein shall be deemed a Base Rate Loan.

(b) Interest Periods. In connection with each SOFR Loan, the Borrower, by giving notice at the times described in Section 2.3 or 4.2, as applicable, shall elect an interest period (each, an “Interest Period”) to be applicable to such Loan, which Interest Period shall be a period of one (1) month or three (3) months and not including, for the avoidance of doubt, any tenor for such SOFR Loan for so long as such tenor is removed from the definition of “Interest Period” pursuant to Section 4.8(c)(iv); provided that:

(i) the Interest Period shall commence on the date of advance of or conversion to any SOFR Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires;

(ii) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, that if any Interest Period with respect to a SOFR Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;

(iii) any Interest Period with respect to a SOFR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period;

(iv) no Interest Period shall extend beyond the Revolving Credit Maturity Date, and Interest Periods shall be selected by the Borrower so as to permit the Borrower to make the quarterly principal installment payments pursuant to Section 4.3 without payment of any amounts pursuant to Section 4.9; and

(v) there shall be no more than ten (10) Interest Periods in effect at any time.

(c) Default Rate. Subject to Section 9.3, (i) immediately upon the occurrence and during the continuance of an Event of Default under Section 9.1(a) or (e), or (ii) at the election of the Required Lenders, upon the occurrence and during the continuance of any other Event of Default, (A) the Borrower shall no longer have the option to request SOFR Loans, Swingline Loans or Letters of Credit, (B) all outstanding SOFR Loans shall bear interest at a rate per annum of two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to SOFR Loans until the end of the applicable Interest Period and thereafter at a rate equal to two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to Base Rate Loans, (C) all outstanding Base Rate Loans and other Obligations arising hereunder or under any other Loan Document shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to Base Rate Loans or such other Obligations arising hereunder or under any other Loan Document, and (D) all accrued and unpaid interest shall be due and payable on demand of the Administrative Agent. Interest shall continue to accrue on the Obligations after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any act or law pertaining to insolvency or debtor relief, whether state, federal or foreign.

(d) Interest Payment and Computation. Interest on each Base Rate Loan and Swingline Loans shall be due and payable in arrears on the last Business Day of each calendar quarter commencing with the fiscal quarter ending March 31, 2022 and interest on each SOFR Loan shall be due and payable on the last day of each Interest Period applicable thereto. All computations of interest for Base Rate Loans when the Base Rate is determined by the Prime Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All computations of interest for Base Rate Loans when the Base Rate is determined by the Federal Funds Rate or Adjusted Term SOFR shall be made on the basis of the actual number of days elapsed in a year of 360 days. All other computations of fees and interest provided hereunder shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365/366-day year).

(e) Maximum Rate. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest under this Agreement charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Lenders have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lenders shall at the Administrative Agent’s option (i) promptly refund to the Borrower any interest received by the Lenders in excess of the maximum lawful rate or (ii) apply such excess to the principal balance of the Obligations on a pro rata basis. It is the intent hereof that the Borrower not pay or contract to pay, and that neither the Administrative Agent nor any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrower under Applicable Law.

SECTION 4.2 Notice and Manner of Conversion or Continuation of Loans. Provided that no Default or Event of Default has occurred and is then continuing, the Borrower shall have the option, subject, in the case of Swingline Loans, to Section 4.1(a)(ii), to (a) convert at any time all or any portion of any outstanding Base Rate Loans in a principal amount equal to $10,000,000 or any whole multiple of $1,000,000 in excess thereof into one or more SOFR Loans and (b) upon the expiration of any Interest Period, (i) convert all or any part of its outstanding SOFR Loans in a principal amount equal to $10,000,000 or a whole multiple of $1,000,000 in excess thereof into Base Rate Loans or (ii) continue such SOFR Loans as SOFR Loans. Whenever the Borrower desires to convert or continue Loans as provided above, the Borrower shall give the Administrative Agent irrevocable prior written notice in the form attached as Exhibit E (a “Notice of Conversion/Continuation”) not later than 12:00 p.m. (A) on the date requested for a conversion of a SOFR Loan to a Base Rate Loan, or (B) three (3) U.S. Government Securities Business Days before the day on which a proposed continuation of such a SOFR Loan or conversion of a Base Rate Loan into a SOFR Loan is to be effective specifying (w) the Loans to be converted or continued, and, in the case of any SOFR Loan to be converted or continued, the last day of the Interest Period therefor, (x) the effective date of such conversion or continuation (which shall be a Business Day), (y) the principal amount of such Loans to be converted or continued, and (z) the Interest Period to be applicable to such converted or continued SOFR Loan. The Administrative Agent shall promptly notify the affected Lenders of such Notice of Conversion/Continuation.

SECTION 4.3 Fees.

(a) Facility Fee. The Borrower shall pay to the Administrative Agent, for the account of the Revolving Credit Lenders, the Facility Fee, regardless of usage. The Facility Fee shall begin to accrue on the Closing Date and shall be calculated based on the actual number of days elapsed in a year of 360 days. The amount of the Facility Fee shall be subject to Sections 4.15(a)(iii)(A) and 4.17(c), and shall be payable in arrears on the last Business Day of each calendar quarter during the term of this Agreement commencing March 31, 2022, and ending on the date upon which all Obligations (other than contingent indemnification obligations not then due) arising under the Revolving Credit Facility shall have been indefeasibly and irrevocably paid and satisfied in full, all Letters of Credit have been terminated or expired (or been Cash Collateralized) and the Revolving Credit Commitment has been terminated. The Facility Fee shall be distributed by the Administrative Agent to the Revolving Credit Lenders pro rata in accordance with the Revolving Credit Lenders’ respective Revolving Credit Commitment Percentages.

(b) Other Fees. The Borrower shall pay to the Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letters. The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.

SECTION 4.4 Manner of Payment.

(a) Sharing of Payments. Each payment by the Borrower on account of the principal of or interest on the Loans or of any fee, commission or other amounts (including the Reimbursement Obligation) payable to the Lenders under this Agreement shall be made not later than 2:00 p.m. on the date specified for payment under this Agreement to the Administrative Agent at the Administrative Agent’s Office for the account of the Lenders entitled to such payment in Dollars, in immediately available funds and shall be made without any set off, counterclaim or deduction whatsoever. Any payment received after 2:00 p.m. shall be deemed to have been made on the next succeeding Business Day for all purposes. Upon receipt by the Administrative Agent of each such payment, the Administrative Agent shall distribute to each such Lender at its address for notices set forth herein its Commitment Percentage in respect of the relevant Credit Facility (or other applicable share as provided herein) of such payment and shall wire advice of the amount of such credit to each Lender. Each payment to the Administrative Agent on account of the principal of or interest on the Swingline Loans or of any fee, commission or other amounts payable to the Swingline Lender shall be made in like manner, but for the account of the Swingline Lender. Each payment to the Administrative Agent of the Issuing Lender’s fees or L/C Participants’ commissions shall be made in like manner, but for the account of the Issuing Lender or the L/C Participants, as the case may be. Each payment to the Administrative Agent of Administrative Agent’s fees or expenses shall be made for the account of the Administrative Agent and any amount payable to any Lender under Sections 4.9, 4.10, 4.11 or 11.3 shall be paid to the Administrative Agent for the account of the applicable Lender. Subject to Section 4.1(b)(ii), if any payment under this Agreement shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment.

(b) Defaulting Lenders. Notwithstanding the foregoing clause (a), if there exists a Defaulting Lender each payment by the Borrower to such Defaulting Lender hereunder shall be applied in accordance with Section 4.15(a).

SECTION 4.5 Evidence of Indebtedness.

(a) Extensions of Credit. The Extensions of Credit made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence of the amount of the Extensions of Credit made by the Lenders to the Borrower and the interest and payments thereon. The Administrative Agent will make reasonable efforts to maintain the accuracy of the accounts and records referred to in this subsection and to promptly update such records and accounts from time to time, as necessary. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Revolving Credit Note and/or Swingline Note, as applicable, which shall evidence such Lender’s Revolving Credit Loans and/or Swingline Loans, as applicable, in addition to such accounts or records. Each Lender may attach schedules to its Notes and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

(b) Participations. In addition to the accounts and records referred to in subsection (a), each Revolving Credit Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Revolving Credit Lender of participations in Letters of Credit and Swingline Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Revolving Credit Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

SECTION 4.6 Adjustments. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations (other than pursuant to Sections 4.9, 4.10, 4.11 or 11.3) greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and

(ii) the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) the application of Cash Collateral provided for in Section 4.14 or (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Swingline Loans and Letters of Credit to any assignee or participant, other than to the Parent or any of its Subsidiaries (as to which the provisions of this paragraph shall apply).

Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Credit Party in the amount of such participation.

SECTION 4.7 Obligations of Lenders.

(a) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender (i) in the case of Base Rate Loans, one (1) hour prior to the proposed time of such borrowing and (ii) otherwise prior to the proposed date of any borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.3(b) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable borrowing available to the Administrative Agent, then the Administrative Agent shall be entitled to recover from such Lender forthwith on demand such corresponding amount, together with interest thereon, at the greater of the daily average Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefore, the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent, together with interest at the rate specified for such borrowing. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(b) Nature of Obligations of Lenders Regarding Extensions of Credit. The obligations of the Lenders under this Agreement to make the Loans and issue or participate in Letters of Credit are several and are not joint or joint and several. The failure of any Lender to make available its Revolving Credit Commitment Percentage of any Loan requested by the Borrower shall not relieve it or any other Lender of its obligation, if any, hereunder to make its Revolving Credit Commitment Percentage of such Loan available on the borrowing date, but no Lender shall be responsible for the failure of any other Lender to make its Revolving Credit Commitment Percentage of such Loan available on the borrowing date.

SECTION 4.8 Changed Circumstances.

(a) Circumstances Affecting SOFR Availability. Subject to clause (c) below, in connection with any request for a SOFR Loan or a Base Rate Loan as to which the interest rate is determined with reference to the Term SOFR or a conversion to or continuation thereof, if for any reason (a) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that, prior to the commencement of any Interest Period for a SOFR Loan, reasonable and adequate means do not exist for ascertaining the Adjusted Term SOFR or the Term SOFR (including, without limitation, because the Term SOFR Reference Rate is not available or published on a current basis), for such Interest Period, or (b) the Administrative Agent is advised by the Required Lenders that, prior to the commencement of any Interest Period for a SOFR Loan, the Adjusted Term SOFR does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans during such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or fax as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Notice of Conversion/Continuation in accordance with the terms of Section 4.2 or a new Notice of Borrowing in accordance with the terms of Section 2.3, any Notice of Conversion/Continuation that requests the conversion of any Loan to, or continuation of any Loan as, a SOFR Loan and any Notice of Borrowing that requests a SOFR Loan shall instead be deemed to be a Notice of Conversion/Continuation or a Notice of Borrowing, as applicable, for a Base Rate Loan.

Furthermore, if any SOFR Loan is outstanding on the date of the Borrower’s receipt of notice from the Administrative Agent referred to in this Section 4.8(a) with respect to the Adjusted Term SOFR applicable to such SOFR Loan, then until (I) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (II) the Borrower delivers a new Notice of Conversion/Continuation in accordance with the terms of Section 4.2 or a new Notice of Borrowing in accordance with the terms of Section 2.3, any SOFR Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, a Base Rate Loan on such day.

(b) Laws Affecting Term SOFR Availability. If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any SOFR Loan, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Borrower and the other Lenders. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, (i) the obligations of the Lenders to make SOFR Loans, and the right of the Borrower to convert any Loan to a SOFR Loan or continue any Loan as a SOFR Loan shall be suspended and thereafter the Borrower may select only Base Rate Loans and (ii) if any of the Lenders may not lawfully continue to maintain a SOFR Loan to the end of the then current Interest Period applicable thereto, the applicable Loan shall immediately be converted to a Base Rate Loan for the remainder of such Interest Period.

(c) Effect of Benchmark Transition Event.

(i) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred to any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.

(ii) Benchmark Replacement Conforming Changes. Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (A) any occurrence of a Benchmark Transition Event, (B) the implementation of any Benchmark Replacement, (C) the effectiveness of any Benchmark Replacement Conforming Changes, (D) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (iv) below and (E) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 4.8(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 4.8(c).

(iv) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including the Term SOFR) and either (x) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (y) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (x) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (y) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a SOFR Loan of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any request for a SOFR Loan into a request for a Loan of or conversion to a Base Rate Loan. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate. Furthermore, if any SOFR Loan is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to the Adjusted Term SOFR applicable to such SOFR Loan, then until such time as a Benchmark Replacement is implemented pursuant to this Section 4.8(c), any SOFR Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, a Base Rate Loan on such day.

SECTION 4.9 Indemnity; Break Funding Payments. The Borrower hereby indemnifies each of the Lenders against any loss or expense (including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain a SOFR Loan or from fees payable to terminate the deposits from which such funds were obtained) which arises or is attributable to each Lender’s obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Loan (a) as a consequence of any failure by the Borrower to make any payment when due of any amount due hereunder in connection with a SOFR Loan, (b) due to any failure of the Borrower to borrow, continue or convert on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation or (c) due to any payment, prepayment or conversion of any SOFR Loan, or any assignment of such required by the Borrower pursuant to Section 4.12(b) hereof, on a date other than the last day of the Interest Period therefor. The amount of such loss or expense shall be determined, in the applicable Lender’s sole discretion, using any reasonable attribution or averaging methods which such Lender deems appropriate and practical. A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be submitted by such Lender to the Borrower (with a copy to the Administrative Agent) and shall be conclusively presumed to be correct save for manifest error.

SECTION 4.10 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender (except any reserve requirement reflected in the Term SOFR) or the Issuing Lender that had not been imposed or deemed applicable prior to the Change in Law; or

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto that had not been imposed or deemed applicable prior to the Change in Law; or

(iii) impose on any Lender or the Issuing Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or SOFR Loans made by such Lender or any Letter of Credit or participation therein that had not been imposed or deemed applicable prior to the Change in Law;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, the Issuing Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, the Issuing Lender or such other Recipient hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender, the Issuing Lender or other Recipient (accompanied by the calculations by which such determination was made), the Borrower shall pay to any such Lender, the Issuing Lender or other Recipient, as the case may be, within ten (10) days after the date that the Borrower receives such written request, such additional amount or amounts as will compensate such Lender or the Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or the Issuing Lender reasonably determines that any Change in Law affecting such Lender or the Issuing Lender or such Lender’s or such Issuing Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Lender’s capital or on the capital of such Lender’s or the Issuing Lender’s holding company, if any, as a consequence of such Lender’s obligations under this Agreement, the Revolving Credit Commitment of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company would have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s holding company with respect to capital adequacy), then from time to time upon written request of such Lender or such Issuing Lender (accompanied by the calculations by which such determination was made) the Borrower shall pay to such Lender or the Issuing Lender, as the case may be, within ten (10) days after the date that the Borrower received such request, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or the Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or the Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section, with calculations set forth in paragraphs (a) or (b), and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Lender pursuant to this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender or the Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or the Issuing Lender’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 4.11 Taxes.

(a) Issuing Lender. For purposes of this Section 4.11, the term “Lender” includes any Issuing Lender.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Credit Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Borrower. The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Borrower. The Credit Parties shall jointly and severally indemnify each Recipient, within 10 days after receipt by the Borrower of demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, accompanied by the calculations by which such determination was made by such Lender, shall be conclusive absent manifest error.

(e) Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 4.11(f)(A), (B) and (D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed copies of IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable; or

(iv) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4.11 (including by the payment of additional amounts pursuant to this Section 4.11), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such party will make such payment to the relevant indemnifying party within ten (10) days after the party has determined that it owes amounts to the indemnifying party pursuant to the first sentence of this paragraph (g). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Indemnification of the Administrative Agent. Each Lender and the Issuing Lender shall severally indemnify the Administrative Agent within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.10(e) relating to the maintenance of a

Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (h). The agreements in paragraph this (h) shall survive the resignation and/or replacement of the Administrative Agent.

(i) Survival. Each party’s obligations under this Section 4.11 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Revolving Credit Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 4.12 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 4.10, or requires the Borrower to pay additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.11, then such Lender shall, at the request of the Borrower, use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.10 or Section 4.11, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 4.10, or if the Borrower is required to pay additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.11, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 4.12(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.10), all of its interests, rights (other than its existing rights to payments pursuant to Section 4.10 or 4.11) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 4.9) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(ii) in the case of any such assignment resulting from a claim for compensation under Section 4.10 or payments required to be made pursuant to Section 4.11, such assignment will result in a reduction in such compensation or payments thereafter;

(iii) such assignment does not conflict with Applicable Law; and

(iv) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 4.13 Incremental Revolving Credit Increase.

(a) At any time, the Borrower may by written notice to the Administrative Agent elect to request the establishment of: one or more increases in the Revolving Credit Commitments, (an “Incremental Revolving Credit Commitment”) to make incremental revolving credit loans (any such increase, an “Incremental Revolving Credit Increase”); provided that (1) the total aggregate amount for all such Incremental Revolving Credit Commitments shall not (as of any date of incurrence thereof) exceed $500,000,000 and (2) the total aggregate amount for each Incremental Revolving Credit Commitment shall not be less than a minimum principal amount of $10,000,000 or, if less, the remaining amount permitted pursuant to the foregoing clause (1). Each such notice shall specify the date (each, an “Increased Amount Date”) on which the Borrower proposes that any Incremental Revolving Credit Commitment shall be effective, which shall be a date not less than ten (10) Business Days after the date on which such notice is delivered to Administrative Agent. The Borrower may invite any Lender, any Affiliate of any Lender and/or any Approved Fund, and/or any other Person reasonably satisfactory to the Administrative Agent and the Issuing Lender, to provide an Incremental Revolving Credit Commitment (any such Person, an “Incremental Lender”). Any Lender or any Incremental Lender offered or approached to provide all or a portion of any Incremental Revolving Credit Commitment may elect or decline, in its sole discretion, to provide such Incremental Revolving Credit Commitment. Any Incremental Revolving Credit Commitment shall become effective as of such Increased Amount Date; provided that:

(A) no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to any Incremental Revolving Credit Commitment;

(B) the Administrative Agent and the Lenders shall have received from the Borrower an Officer’s Compliance Certificate demonstrating that the Borrower will be in compliance on a pro forma basis with the financial covenant set forth in Section 7.10 both before and after giving effect to any Incremental Revolving Credit Commitment;

(C) in the case of each Incremental Revolving Credit Increase:

(x) such Incremental Revolving Credit Increase shall mature on the Revolving Credit Maturity Date, shall bear interest at the rate applicable to the Revolving Credit Loans and shall be subject to the same terms and conditions as the Revolving Credit Loans;

(y) the outstanding Revolving Credit Loans and Revolving Credit Commitment Percentages of Swingline Loans and L/C Obligations will be reallocated by the Administrative Agent on the applicable Increased Amount Date among the Revolving Credit Lenders (including the Incremental Lenders providing such Incremental Revolving Credit Increase) in accordance with their revised Revolving Credit Commitment Percentages (and the Revolving Credit Lenders (including the Incremental Lenders providing such Incremental Revolving Credit Increase) agree to make all payments and adjustments necessary to effect such reallocation and the Borrower shall pay any and all costs required pursuant to Section 4.9 in connection with such reallocation as if such reallocation were a repayment); and

(z) except as provided above, all of the other terms and conditions applicable to such Incremental Revolving Credit Increase shall, except to the extent otherwise provided in this Section 4.13, be identical to the terms and conditions applicable to the Revolving Credit Facility;

(D) any Incremental Lender with an Incremental Revolving Credit Increase shall be entitled to the same voting rights as the existing Revolving Credit Lenders under the Revolving Credit Facility and any Extensions of Credit made in connection with each Incremental Revolving Credit Increase shall receive proceeds of prepayments on the same basis as the other Revolving Credit Loans made hereunder;

(E) such Incremental Revolving Credit Commitments shall be effected pursuant to one or more Incremental Revolving Credit Agreements executed and delivered by the Borrower, the Administrative Agent and the applicable Incremental Lenders (which Incremental Revolving Credit Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 4.13);

(F) The representations and warranties contained in Article VI shall be true and correct in all material respects, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects on and as of the Increased Amount Date with the same effect as if made on and as of such date, (except for any such representation and warranty that by its terms is made only as of an earlier date, which representation and warranty shall remain true and correct in all material respects, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects as of such earlier date); and

(G) the Borrower shall deliver or cause to be delivered any customary legal opinions or other documents (including, without limitation, a resolution duly adopted by the board of directors (or equivalent governing body) of each Credit Party authorizing such Incremental Revolving Credit Increase) reasonably requested by Administrative Agent in connection with any such transaction).

(b) The Incremental Lenders shall be included in any determination of the Required Lenders, as applicable, and the Incremental Lenders will not constitute a separate voting class for any purposes under this Agreement.

(c) On any Increased Amount Date on which any Incremental Revolving Credit Increase becomes effective, subject to the foregoing terms and conditions, each Incremental Lender with an Incremental Revolving Credit Commitment shall become a Revolving Credit Lender hereunder with respect to such Incremental Revolving Credit Commitment.

SECTION 4.14 Cash Collateral. At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent, any Issuing Lender or the Swingline Lender (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize the Fronting Exposure of such Issuing Lender and/or the Swingline Lender, as applicable, with respect to such Defaulting Lender (determined after giving effect to Section 4.15(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(a) Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of each applicable Issuing Lender and the Swingline Lender, a first priority security interest in all such Cash Collateral as security for the Defaulting Lender’s obligation to fund participations in respect of the applicable L/C Obligations and Swingline Loans, to be applied pursuant to subsection (b) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent, any Issuing Lender and the Swingline Lender as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, deliver to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(b) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 4.14 or Section 4.15 in respect of Letters of Credit and Swingline Loans shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations and Swingline Loans (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c) Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the Fronting Exposure of an Issuing Lender and/or the Swingline Lender, as applicable, shall no longer be required to be held as Cash Collateral pursuant to this Section 4.14 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the good faith determination by the Administrative Agent, the applicable Issuing Lender and the Swingline Lender that there exists excess Cash Collateral; provided that, subject to Section 4.15, the Person providing Cash Collateral, such Issuing Lender and the Swingline Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations; and provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

SECTION 4.15 Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.4 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Lender or the Swingline Lender hereunder; third, to Cash Collateralize the Fronting Exposure of any Issuing Lender and the Swingline Lender with respect to such Defaulting Lender in accordance with Section 4.14; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan or funded participation in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (A) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans and funded participations under this Agreement and (B) Cash Collateralize the Issuing Lenders’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit and Swingline Loans issued under this Agreement, in accordance with Section 4.14; sixth, to the payment of any amounts owing to the Lenders, any Issuing Lender or the Swingline Lender as a result of any final and non-appealable judgment of a court of competent jurisdiction obtained by any Lender, any Issuing Lender or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any final and non-appealable judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (1) such payment is a payment of the principal amount of any Loans or funded participations in Letters of Credit or Swingline Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (2) such Loans were made or the related Letters of Credit or Swingline Loans were issued at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and funded participations in Letters of Credit or Swingline Loans owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or funded participations in Letters of Credit or Swingline Loans owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swingline Loans are held by the Lenders pro rata in accordance with the Revolving Credit Commitments under the applicable Revolving Credit Facility without giving effect to Section 4.15(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 4.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) Each Defaulting Lender shall be entitled to receive a Facility Fee for any period during which such Lender is a Defaulting Lender only to extent allocable to the sum of (1) the outstanding principal amount of the Revolving Credit Loans funded by it, and (2) its Revolving Credit Commitment Percentage of the stated amount of Letters of Credit and Swingline Loans for which it has provided Cash Collateral pursuant to Section 4.14.

(B) Each Defaulting Lender shall be entitled to receive letter of credit commissions pursuant to Section 3.3 for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Revolving Credit Commitment Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 4.14.

(C) With respect to any Facility Fee, or letter of credit commission that would otherwise have been paid to any Defaulting Lender if it were not a Defaulting Lender, the Borrower shall (1) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (2) pay to each Issuing Lender and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent that the Defaulting Lender’s Fronting Exposure has been reallocated to such Issuing Lender’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (3) not be required to pay the remaining amount of any such fee.

(iv) Termination of Commitment. So long as no Default or Event of Default exists, the Borrower may terminate (on a non-ratable basis) the unused amount of the Revolving Credit Commitment of such Defaulting Lender upon not less than five Business Days’ prior notice to the Administrative Agent (which shall promptly notify the Lenders thereof), and in such event the provisions of Section 4.6 will apply to all amounts, if any, thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts), provided that such termination will not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent or any Lender may have against such Defaulting Lender.

(v) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Credit Commitment Percentages (calculated without regard to such Defaulting Lender’s Revolving Credit Commitment) but only to the extent that (x) the conditions set forth in Section 5.2 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of the Borrower or a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(vi) Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (v) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, within three (3) Business Days following the Borrower’s receipt of notice from the Administrative Agent, (x) first, repay Swingline Loans in an amount equal to the Fronting Exposure applicable to the Defaulting Lender and (y) second, if such Swingline Loans cannot be repaid, Cash Collateralize the Borrower’s obligations corresponding to the Fronting Exposure applicable to the Defaulting Lender in accordance with the procedures set forth in Section 4.14.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Issuing Lenders and the Swingline Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the Revolving Credit Commitments hereunder (without giving effect to Section 4.15(a)(iv), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loans and no Issuing Lender shall be required to issue, extend, renew or increase any Letter of Credit, unless the Swingline Lender or such Issuing Lender, as applicable, is satisfied that the related Fronting Exposure and the then outstanding Fronting Exposure applicable to the Defaulting Lender (x) will be 100% covered by the Revolving Credit Commitments of the Non-Defaulting Lenders and/or (y) cash collateral will be provided by the Borrower in accordance with Section 4.15(a), and participating interests in any newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 4.15(a) (and such Defaulting Lender shall not participate therein).

SECTION 4.16 Extension of Revolving Credit Maturity Date.

(a) Requests for Extension. The Borrower may from time to time, but not more than two times during the term of this Agreement, by written notice to the Administrative Agent (who shall promptly notify the Lenders) not earlier than 60 days and not later than 30 days prior to any anniversary of the Closing Date that occurs prior to the Revolving Credit Maturity Date, request on more than one occasion that each Revolving Credit Lender consent to extend the Revolving Credit Maturity Date for an additional one year from the Revolving Credit Maturity Date then in effect hereunder (the “Existing Maturity Date”).

(b) Lender Elections to Extend. Each Revolving Credit Lender, acting in its sole and individual discretion, shall, by notice to the Administrative Agent given not later than the date that is 15 days prior to the applicable anniversary of the Closing Date (the “Notice Date”), advise the Administrative Agent whether or not such Revolving Credit Lender agrees to such extension (and each Revolving Credit Lender that determines not to so extend its Revolving Credit Maturity Date (a “Non-Extending Lender”) shall notify the Agent of such fact promptly after such determination (but in any event no later than the Notice Date) and any Revolving Credit Lender that does not so advise the Administrative Agent on or before the Notice Date shall be deemed to be a Non-Extending Lender. The election of any Revolving Credit Lender to agree to such extension shall not obligate any other Revolving Credit Lender to so agree.

(c) Notification by Agent. The Administrative Agent shall notify the Borrower of each Revolving Credit Lender’s determination under this Section no later than the date 15 days prior to the applicable anniversary of the Closing Date (or, if such date is not a Business Day, on the next preceding Business Day).

(d) Additional Commitment Lenders. The Borrower shall have the right on or before the applicable anniversary of the Closing Date to replace each Non-Extending Lender with one or more institutions (each, an “Additional Commitment Lender”) (i) that are existing Lenders (and, if any such Additional Commitment Lender is already a Lender, its Revolving Credit Commitment with respect to Revolving Credit Loans shall be in addition to such Lender’s Revolving Credit Commitment hereunder on such date) or (ii) that are not existing Lenders; provided that any such institution described in clause (ii) (A) must conform to the definition of Eligible Assignee, (B) must be acceptable to the Administrative Agent and the Issuing Lender (which approval shall not be unreasonably withheld or delayed) and (C) must become a Lender under this Agreement by execution and delivery of an appropriate joinder agreement or of counterparts to this Agreement in a manner acceptable to the Borrower and the Administrative Agent.

(e) Minimum Extension Requirement. If (and only if) the total of the Revolving Credit Commitments with respect to Revolving Credit Loans of the Revolving Credit Lenders that have agreed so to extend the Revolving Credit Maturity Date and the additional Revolving Credit Commitments with respect to Revolving Credit Loans of the Additional Commitment Lenders shall be at least 51% of the aggregate Revolving Credit Commitments in effect immediately prior to the applicable anniversary of the Closing Date, then, effective as of the applicable anniversary of the Closing Date, the Revolving Credit Maturity Date shall be extended to the date falling one year after the Existing Maturity Date (except that, if such date is not a Business Day, such Revolving Credit Maturity Date as so extended shall be the next preceding Business Day) and each Additional Commitment Lender shall thereupon become a “Lender” for all purposes of this Agreement.

(f) Conditions to Effectiveness of Extensions. Notwithstanding the foregoing, the extension of the Revolving Credit Maturity Date pursuant to this Section shall not be effective unless:

(i) no Default or Event of Default shall have occurred and be continuing on the date of such extension and after giving effect thereto;

(ii) the representations and warranties contained in Article VI shall be true and correct in all material respects, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects on and as of the applicable anniversary of the Closing Date with the same effect as if made on and as of such date, (except for any such representation and warranty that by its terms is made only as of an earlier date, which representation and warranty shall remain true and correct in all material respects, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects as of such earlier date); and;

(iii) with respect to each Non-Extending Lender, on the Revolving Credit Maturity Date (as in effect prior to such extension), the Borrower shall prepay (provided that any such prepayment shall be subject to Section 4.10) all Obligations owing to such Non-Extending Lender and the Revolving Credit Commitments shall be reduced by an amount equal to such Non-Extending Lender’s Revolving Credit Commitment;

(iv) on the Revolving Credit Maturity Date (as in effect prior to such extension), the Borrower shall prepay (provided that any such prepayment shall be subject to Section 4.10) one or more existing Revolving Credit Loans in an amount necessary such that, after giving effect to the extension of the Revolving Credit Maturity Date, each Lender will hold its pro rata share (based on its share of the revised Revolving Credit Commitments) of outstanding Revolving Credit Loans;

(v) on the Revolving Credit Maturity Date (as in effect prior to such extension), the Borrower shall prepay (provided that any such prepayment shall be subject to Section 4.10) one or more existing Revolving Credit Loans or cash collateralize Letters of Credit in an amount necessary such that, after giving effect to the extension of the Revolving Credit Maturity Date, the aggregate amount of L/C Obligations outstanding plus Revolving Credit Loans outstanding shall not exceed the Revolving Credit Commitments; and

(vi) since the date of the most recent annual audited financial statements delivered pursuant to Section 7.1(a), no event or condition shall have occurred on or before the date of such extension that would have or would be reasonably expected to have a Material Adverse Effect.

(g) Conflicting Provisions. This Section shall supersede any provisions in Section 2.6 to the contrary.

SECTION 4.17 ESG Provisions.

(a) ESG Certificate. On or before the ESG Determination Date of each year, beginning with the ESG Determination Date occurring on August 25, 2022, the Parent shall furnish to the Administrative Agent a certificate substantially in the form reasonably satisfactory to the Administrative Agent (each, an “ESG Certificate”) containing calculations, in reasonable detail, of the TRIR Among Peers and the GHG Intensity (YoY Change) for the most recently ended calendar year, together with supporting information in connection therewith, signed by a financial officer of the Parent and certified as being true, complete and correct in all material respects.

(b) ESG Margin Adjustment. Following the date on which the Parent provides an ESG Certificate in respect of the most recently ended calendar year, the Applicable Margin and the Facility Fee shall be increased or decreased (or neither increased nor decreased), as applicable, by the ESG Margin as set forth in such ESG Certificate. For purposes of the foregoing, (i) the ESG Margin shall be applied as of the fifth business day following receipt by the Administrative Agent of an ESG Certificate (each such date, an “ESG Margin Adjustment Date”) and (ii) each change in the Applicable Margin and the Facility Fee resulting from an ESG Certificate shall be effective during the period commencing on and including the applicable ESG Margin Adjustment Date and ending on the date immediately preceding the next such ESG Margin Adjustment Date (or, in the case of non-delivery of an ESG Certificate, the last day such ESG Certificate should have been delivered pursuant to the terms hereof).

(c) ESG Certificate Inaccuracy.

(i) If (i)(A) any Lender becomes aware of any material inaccuracy in the calculations of the TRIR Among Peers or the GHG Intensity (YoY Change) as reported in an ESG Certificate (any such material inaccuracy, an “ESG Certificate Inaccuracy”) and such Lender delivers, not later than ten (10) Business Days after obtaining knowledge thereof, a written notice to the Administrative Agent describing such ESG Certificate Inaccuracy in reasonable detail (which description shall be shared with each Lender and the Borrower) or (B) the Borrower becomes aware of an ESG Certificate Inaccuracy and, in the case of this clause (B), the Borrower and the Administrative Agent mutually agree that there was an ESG Certificate Inaccuracy at the time of delivery of an ESG Certificate, and (ii) a proper calculation of the TRIR Among Peers or the GHG Intensity (YoY Change) would have resulted in an increase in the Applicable Margin or Facility Fee for any period, the Borrower shall pay to the Administrative Agent for the account of the applicable Lenders or the applicable Issuing Lenders, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under any Debtor Relief Law, automatically and without further action by the Administrative Agent, any Lender or any Issuing Lender), but in any event within ten (10) Business Days after the Borrower has received written notice of, or has agreed in writing that there was, an ESG Certificate Inaccuracy (such date, the “Certificate Inaccuracy Payment Date”), an amount equal to the excess of (1) the amount of interest and fees that should have been paid for such period over (2) the amount of interest and fees actually paid for such period.

(ii) If a proper calculation of the TRIR Among Peers or the GHG Intensity (YoY Change) would have resulted in a decrease in the Applicable Margin or Facility Fee for any period, then, commencing on the first Business Day after receipt by the Administrative Agent of notice from such Lender or the Borrower of such ESG Certificate Inaccuracy (which notice shall include corrections to the calculations of the TRIR Among Peers or the GHG Intensity (YoY Change), as applicable), the Applicable Margin or Facility Fee shall be adjusted to reflect the corrected calculations of the TRIR Among Peers or the GHG Intensity (YoY Change), as applicable. For the avoidance of any doubt, the parties agree that any such adjustment to reflect a decrease in the Applicable Margin or Facility Fee for any period shall only be effective on a prospective basis from date of such adjustment and shall not require any adjustments to amounts previously paid by the Borrower prior to the discovery of an ESG Certificate Inaccuracy.

(iii) Any ESG Certificate Inaccuracy shall not constitute a Default or Event of Default; provided that the Borrower complies with Section 4.17(c)(i) with respect to such ESG Certificate Inaccuracy. Notwithstanding anything to the contrary herein, unless such amounts shall be due upon the occurrence of an actual or deemed entry of an order for relief with respect to a Borrower under any Debtor Relief Law, (x) any additional amounts required to be paid pursuant to the immediately preceding paragraph shall not be due and payable until the applicable Certificate Inaccuracy Payment Date, (y) any nonpayment of such additional amounts prior to the Certificate Inaccuracy Payment Date shall not constitute a Default (whether retroactively or otherwise) and (z) none of such additional amounts shall be deemed overdue prior to the Certificate Inaccuracy Payment Date or shall accrue interest at the Default Rate prior to the Certificate Inaccuracy Payment Date.

(iv) The Borrower will, promptly upon becoming aware of an ESG Certificate Inaccuracy, furnish to the Administrative Agent and each Lender written notice of such ESG Certificate Inaccuracy.

(d) Administrative Agent. Neither the Administrative Agent nor the Sustainability Structuring Agent shall have any responsibility for (or liability in respect of) reviewing, auditing or otherwise evaluating any calculations by the Parent of the ESG Margin (or any of the data or computations that are part of or related to any such calculation) set forth in any ESG Certificate (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry). The failure to deliver an ESG Certificate pursuant to, or in accordance with, Section 4.17, shall not constitute a Default or an Event of Default.

(e) Sustainability Report. Beginning with the ESG Determination Date occurring on August 25, 2022, the Parent shall attach to the ESG Certificate a sustainability report. Beginning with the ESG Determination Date occurring on August 25, 2023, the Parent shall attach to the ESG Certificate a review report of the Sustainability Assurance Provider satisfying the applicable Sustainability Reporting and Validation Standards.

(f) Amendments. Notwithstanding anything to the contrary in this Agreement, the Borrower and the Required Lenders, in consultation with the Sustainability Structuring Agent, may (i) amend Section 4.17(a) through Section 4.17(e) of this Agreement, (ii) amend the definitions of Current Reference Year, ESG Certificate, ESG Certificate Inaccuracy, Certificate Inaccuracy Payment Date, ESG Determination Date, ESG Margin, ESG Margin Adjustment Date, First ESG Determination Date, GHG Intensity, GHG Intensity (YoY Change), GHG Protocol, Irregular Event Year, Fixed Regular Benchmark Year, Prior Reference Year, KPIs, ESG Provisions, ESG Amendment, Peer Average TRIR, Sustainability Linked Loan Principles, Sustainability Loan External Review Guidance, Sustainability Reporting and Validation Standards, TRIR Among Peers, Reference Year, Sustainability Assurance Provider, Total GHG Emissions and any component therein (but not the definitions of “Applicable Margin” or “Facility Fee”), (iii) establish, include and/or remove specified key performance indicators (“KPIs”) with respect to certain environmental, social and governance targets of Parent and its Subsidiaries and incorporating any related provisions, and (iv) include or modify any proposed incentives and penalties for compliance and noncompliance, respectively, with any KPIs, including adjustments to the ESG Margin (but not the definitions of “Applicable Margin” or “Facility Fee”) (the foregoing clauses (i) through (iv), the “ESG Provisions” and such amendment and/or modification ESG Provisions, the “ESG Amendment”); provided, that no such ESG Amendment shall be made that results in aggregate adjustments to the Applicable Margin pursuant to the definition of ESG Margin exceeding an aggregate 4 basis point per annum increase or decrease in the Applicable Margin (including any letter of credit fees) or an aggregate 1 basis point per annum increase or decrease in the Facility Fee. For the avoidance of doubt, such pricing adjustments shall not be cumulative year-over-year, and each applicable adjustment shall only apply until the date on which the next adjustment is due to take place. Notwithstanding the foregoing, the Administrative Agent, the Sustainability Structuring Agent and the Borrower may, without the consent of any Lender, amend, modify, or supplement the ESG Provisions to (A) cure any ambiguity, omission, mistake, defect or inconsistency, or (B) reflect technical changes in calculation or reporting methodologies or audit or assurance standards applicable pursuant to the ESG Provisions; provided that, in each case of the foregoing clause (A) and (B), such amendments, modifications, or supplements are either (x) consistent with generally accepted industry standards applicable to sustainability-linked financing in the syndicated loan market for companies of substantially the same creditworthiness and industry as the Borrower, or (y) not objected to by the Required Lenders within five (5) Business Days’ notice thereof to the Administrative Agent, Sustainability Structuring Agent and the Borrower.

ARTICLE V

CONDITIONS OF CLOSING AND BORROWING

SECTION 5.1 Conditions to Closing and Initial Extensions of Credit. The obligations of the Lenders to close this Agreement and to make the initial Loans or issue or participate in the initial Letter of Credit, if any, is subject to the satisfaction of each of the following conditions:

(a) Executed Loan Documents. This Agreement, a Revolving Credit Note in favor of each Lender requesting a Revolving Credit Note and a Swingline Note in favor of the Swingline Lender (if requested thereby), together with any other applicable Loan Documents, shall have been duly authorized, executed and delivered to the Administrative Agent by the parties thereto, shall be in full force and effect and no Default or Event of Default shall exist hereunder.

(b) Closing Certificates; Etc. The Administrative Agent shall have received each of the following in form and substance reasonably satisfactory to the Administrative Agent:

(i) Officer’s Certificate. A certificate from a Responsible Officer of the Parent, on behalf of the Credit Parties, to the effect that (A) all representations and warranties of the Credit Parties contained in this Agreement and the other Loan Documents are true, correct and complete in all material respects (except to the extent any such representation and warranty is qualified by materiality or reference to Material Adverse Effect, in which case, such representation and warranty shall be true, correct and complete in all respects and except for any such representation and warranty that by its terms is made only as of an earlier date, which representation and warranty shall remain true and correct in all material respects, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects as of such earlier date); (B) none of the Credit Parties is in violation of any of the covenants contained in this Agreement and the other Loan Documents; (C) after giving effect to the Transactions, no Default or Event of Default will have occurred and be continuing; (D) since December 31, 2021, no event has occurred or condition arisen, either individually or in the aggregate, that has had a Material Adverse Effect; (E) each of the Credit Parties, as applicable, has satisfied each of the conditions set forth in Section 5.1 and Section 5.2.

(ii) Certificate of Secretary of each Credit Party. A certificate of a Responsible Officer of each Credit Party certifying as to the incumbency and genuineness of the signature of each officer of such Credit Party executing Loan Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of (A) the certificate of limited partnership or formation of such Credit Party and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of formation, (B) the limited partnership agreement or other governing document of such Credit Party as in effect on the Closing Date, (C) resolutions duly adopted by the general partner (or other governing body) of such Credit Party authorizing and approving the transactions contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, and (D) each certificate required to be delivered pursuant to Section 5.1(b)(iii).

(iii) Certificates of Good Standing. Certificates as of a recent date of the good standing of each Credit Party under the laws of its jurisdiction of organization and, to the extent requested by the Administrative Agent, each other jurisdiction where such Credit Party is qualified to do business.

(iv) Opinions of Counsel. Favorable opinions of counsel to the Credit Parties addressed to the Administrative Agent, the Issuing Lenders and the Lenders with respect to the Credit Parties, the Loan Documents and such other matters as the Lenders shall request (which such opinions shall expressly permit reliance by permitted successors and assigns of the addressees thereof).

(c) Consents; Defaults.

(i) Governmental and Third Party Approvals. The Credit Parties shall have received all material governmental, partner and third party consents and approvals necessary (or any other material consents as determined in the reasonable discretion of the Administrative Agent) in connection with the transactions contemplated by this Agreement and the other Loan Documents and the other transactions contemplated hereby.

(ii) No Injunction, Etc. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby, or which, in the Administrative Agent’s sole discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby.

(d) Financial Matters.

(i) Financial Statements. The Administrative Agent shall have received the audited consolidated balance sheet of the Parent and its Subsidiaries as of December 31, 2021 and the related audited statements of income and retained earnings and cash flows for such Fiscal Years then ended.

(ii) Financial Projections. The Administrative Agent shall have received projections prepared by management of the Borrower, in form and substance satisfactory to the Administrative Agent.

(iii) Solvency Certificate. The Borrower shall have delivered to the Administrative Agent a certificate, in form and substance satisfactory to the Administrative Agent, and certified as accurate by the chief financial officer of the Parent, that after giving effect to the Transactions, each Credit Party and each Subsidiary thereof is each Solvent.

(iv) Payment at Closing. The Borrower shall have paid (A) to the Administrative Agent, the Arrangers and the Lenders the fees set forth or referenced in Section 4.3 and any other accrued and unpaid fees or commissions due hereunder, (B) all reasonable fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent accrued and unpaid prior to or on the Closing Date, plus such additional amounts of such reasonable fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent), (C) to the Administrative Agent or Issuing Lenders, as applicable, all accrued and unpaid interest on any LIBOR Rate Loans outstanding at the Closing Date and any unpaid Facilities Fees and Issuance Fees (in each case, which payment may be made by means of utilizing proceeds of any Loans made on the Closing Date) and (D) to any other Person such amount as may be due thereto in connection with the transactions contemplated hereby, including all taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents.

(e) Miscellaneous.

(i) Due Diligence. The Administrative Agent shall have completed, to its satisfaction, all legal, tax, environmental, business and other due diligence with respect to the business, assets, liabilities, operations and condition (financial or otherwise) of the Borrower and its Subsidiaries in scope and determination satisfactory to the Administrative Agent in its sole discretion.

(ii) Existing Indebtedness. The Administrative Agent shall have received evidence that all amounts owed by the Borrower under the Existing Credit Agreement shall have been reallocated among the Lenders concurrently with the Closing Date in accordance with the such Lender’s Revolving Credit Commitment, and the Borrower shall have taken all steps reasonably required by Administrative Agent in order to effect the same.

(iii) PATRIOT Act, etc. The Parent and the Borrower shall have provided to the Administrative Agent and the Lenders at least two (2) Business Days prior to the Closing Date (A) the documentation and other information requested by the Administrative Agent and any Lender in order to comply with the requirements of the PATRIOT Act, (B) the documentation and other information requested by the Administrative Agent in order to comply with all “know your customer” requirements, including without limitation the delivery of a Beneficial Ownership Certification for any Credit Party that satisfies the “legal entity customer” definition under the Beneficial Ownership Regulation, and (C) all anti-money laundering documentation reasonably requested by the Administrative Agent, so long as each of the above requested by the Administrative Agent or any Lender is requested at least seven (7) Business Days prior to the Closing Date.

(iv) Other Documents. All opinions, certificates and other instruments and all proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Administrative Agent. The Administrative Agent shall have received copies of all other documents, certificates and instruments reasonably requested thereby, with respect to the transactions contemplated by this Agreement.

(v) Revolving Credit Commitments. The aggregate amount of Revolving Credit Commitments of all Lenders on the Closing Date shall be greater than or equal to $1,400,000,000.

(vi) Funding Indemnity Letter. If applicable, the Administrative Agent shall have received a funding indemnity letter, in form and substance satisfactory to the Administrative Agent, with respect to the SOFR Loans to be made on the Closing Date.

Without limiting the generality of the provisions of the last paragraph of Section 10.3, for purposes of determining compliance with the conditions specified in this Section 5.1, the Administrative Agent and each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

SECTION 5.2 Conditions to All Extensions of Credit. The obligations of the Lenders to make or participate in any Extensions of Credit (including the initial Extension of Credit), convert or continue any Loan and/or the Issuing Lender to issue or extend any Letter of Credit are subject to the satisfaction of the following conditions precedent on the relevant borrowing, continuation, conversion, issuance or extension date:

(a) Continuation of Representations and Warranties. The representations and warranties contained in Article VI shall be true and correct in all material respects, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which representation and warranty shall be true and correct in all respects on and as of such borrowing, continuation, conversion, issuance or extension date with the same effect as if made on and as of such date, (except for any such representation and warranty that by its terms is made only as of an earlier date, which representation and warranty shall remain true and correct in all material respects as of such earlier date, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which representation and warranty shall remain true and correct in all respects as of such earlier date).

(b) No Existing Default. No Default or Event of Default shall have occurred and be continuing (i) on the borrowing, continuation or conversion date with respect to such Loan or after giving effect to the Loans to be made, continued or converted on such date or (ii) on the issuance or extension date with respect to such Letter of Credit or after giving effect to the issuance or extension of such Letter of Credit on such date.

(c) Notices. The Administrative Agent shall have received a Notice of Borrowing or Notice of Conversion/Continuation, as applicable, from the Borrower in accordance with Section 2.3(a) or Section 4.2, as applicable.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE CREDIT PARTIES

To induce the Administrative Agent and Lenders to enter into this Agreement and to induce the Lenders to make Extensions of Credit, the Credit Parties hereby represent and warrant to the Administrative Agent and the Lenders both before and after giving effect to the transactions contemplated hereunder, which representations and warranties shall be deemed made on the Closing Date and as otherwise set forth in Section 5.2, that:

SECTION 6.1 Organization and Good Standing. Each Credit Party (a) is a limited partnership, limited liability company or a corporation duly formed, validly existing and in good standing under the laws of the state of its formation, (b) is duly qualified and in good standing and authorized to do business in every jurisdiction except where the failure to so qualify would have or be reasonably expected to have a Material Adverse Effect and (c) has the requisite power and authority to own its properties and to carry on its business as now conducted and as proposed to be conducted.

SECTION 6.2 Due Authorization. Each Credit Party (a) has the requisite power and authority to execute, deliver and perform this Agreement and the other Loan Documents and to incur the obligations herein and therein provided for and (b) has been authorized by all necessary corporate, partnership or limited liability company action to execute, deliver and perform this Agreement and the other Loan Documents.

SECTION 6.3 No Conflicts. Neither the execution and delivery of the Loan Documents, nor the consummation of the transactions contemplated herein and therein, nor performance of and compliance with the terms and provisions hereof and thereof by any Credit Party will (a) violate or conflict with any provision of its organizational documents, (b) materially violate, contravene or conflict with any law, regulation (including without limitation, Regulation U or Regulation X), order, writ, judgment, injunction, decree or permit applicable to it, (c) materially violate, contravene or conflict with contractual provisions of, or cause an event of default under, any indenture, loan agreement, mortgage, deed of trust, contract or other agreement or instrument to which it is a party or by which it may be bound or (d) result in or require the creation of any Lien upon or with respect to its properties.

SECTION 6.4 Consents. No consent, approval, authorization or order of, or filing, registration or qualification with, any court or Governmental Authority or third party is required in connection with the execution, delivery or performance of this Agreement or any of the other Loan Documents that has not been obtained.

SECTION 6.5 Enforceable Obligations. This Agreement and the other Loan Documents have been duly executed and delivered and constitute legal, valid and binding obligations of each Credit Party which is a party thereto enforceable against such Credit Party in accordance with their respective terms, except as may be limited by bankruptcy or insolvency laws or similar laws affecting creditors’ rights generally or by general equitable principles.

SECTION 6.6 Financial Condition. The financial statements delivered to the Lenders pursuant to Section 7.1(a) and (b): (i) have been prepared in accordance with GAAP (subject to the provisions of Section 1.3) and (ii) present fairly the financial condition, results of operations and cash flows of the Parent and its Subsidiaries as of such date and for such periods (subject, in the case of interim statements, to normal year-end adjustments and the absence of footnotes).

SECTION 6.7 Taxes. Each Credit Party and each of its Subsidiaries has timely filed, or caused to be filed, all tax returns (federal, state, local and foreign) required to be filed and paid all amounts of taxes shown thereon to be due (including interest and penalties) and has paid all other taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangibles taxes) owing by it, except (a) for such taxes which are not yet delinquent or that are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with GAAP or (b) where such nonfiling or nonpayment would not have or be reasonably expected to have a Material Adverse Effect.

SECTION 6.8 Employee Benefit Matters.

(a) Each Credit Party and each ERISA Affiliate is in compliance with all applicable provisions of ERISA, the Code and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans except for any required amendments for which the remedial amendment period as defined in Section 401(b) of the Code has not yet expired and except where a failure to so comply would not have or be reasonably expected to have a Material Adverse Effect. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified, and each trust related to such plan has been determined to be exempt under Section 501(a) of the Code except for such plans that have not yet received determination letters but for which the remedial amendment period for submitting a determination letter has not yet expired. No liability has been incurred by any Credit Party or any ERISA Affiliate which remains unsatisfied for any taxes or penalties assessed with respect to any Employee Benefit Plan or any Multiemployer Plan except for a liability that would not have or be reasonably expected to have a Material Adverse Effect;

(b) As of the Closing Date, no Pension Plan has been terminated, nor has any Pension Plan become subject to funding based benefit restrictions under Section 436 of the Code, nor has any funding waiver from the IRS been received or requested with respect to any Pension Plan, nor has any Credit Party or any ERISA Affiliate failed to make any contributions or to pay any amounts due and owing as required by Sections 412 or 430 of the Code, Section 302 of ERISA or the terms of any Pension Plan prior to the due dates of such contributions under Sections 412 or 430 of the Code or Section 302 of ERISA, nor has there been any event requiring any disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA with respect to any Pension Plan;

(c) Except where the failure of any of the following representations to be correct would not have or be reasonably expected to have a Material Adverse Effect, no Credit Party nor any ERISA Affiliate has: (i) engaged in a nonexempt prohibited transaction described in Section 406 of the ERISA or Section 4975 of the Code, (ii) incurred any liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which are due and unpaid, (iii) failed to make a required contribution or payment to a Multiemployer Plan, or (iv) failed to make a required installment or other required payment under Sections 412 or 430 of the Code;

(d) No Termination Event has occurred or is reasonably expected to occur;

(e) Except where the failure of any of the following representations to be correct in all material respects would not have or be reasonably expected to have a Material Adverse Effect, no proceeding, claim (other than a benefits claim in the ordinary course of business), lawsuit and/or investigation is existing or, to the best of the knowledge of the Borrower after due inquiry, threatened concerning or involving (i) any employee welfare benefit plan (as defined in Section 3(1) of ERISA) currently maintained or contributed to by any Credit Party or any ERISA Affiliate, (ii) any Pension Plan or (iii) any Multiemployer Plan.

(f) No Credit Party nor any Subsidiary thereof is a party to any contract, agreement or arrangement that could, solely as a result of the delivery of this Agreement or the consummation of transactions contemplated hereby, result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code.

SECTION 6.9 Compliance with Law. Each Credit Party and each of its Subsidiaries is in compliance with all laws, rules, regulations, orders, decrees and requirements of Governmental Authorities applicable to it or to its properties (including, without limitation, the Code and Environmental Laws), except where the necessity of compliance therewith is being contested in good faith by appropriate proceedings or such failure to comply would not have or be reasonably expected to have a Material Adverse Effect.

SECTION 6.10 Use of Proceeds; Margin Stock. The proceeds of the Loans hereunder will be used solely for the purposes specified in Section 7.7. None of such proceeds will be used for the purpose of (a) purchasing or carrying any “margin stock” as defined in Regulation U or Regulation X, (b) for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry “margin stock”, (c) for any other purpose which might constitute this transaction a “purpose credit” within the meaning of Regulation U or Regulation X or (d) for the acquisition of another Person unless the board of directors (or other comparable governing body) or stockholders, as appropriate, of such Person has approved such acquisition.

SECTION 6.11 Government Regulation. No Credit Party is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, or controlled by such a company.

SECTION 6.12 Solvency. Each Credit Party is and, after the consummation of the transactions contemplated by this Agreement, will be Solvent.

SECTION 6.13 Environmental Matters. Except as would not result or be reasonably expected to result in a Material Adverse Effect: (a) each of the properties of the Credit Parties (the “Properties”) and all operations at the Properties are in compliance with all applicable Environmental Laws, (b) there is no violation of any Environmental Law with respect to the Properties or the businesses operated by the Credit Parties (the “Businesses”), and (c) there are no conditions relating to the Businesses or Properties that would reasonably be expected to give rise to a liability under any applicable Environmental Laws.

SECTION 6.14 Beneficial Ownership Certification. To the knowledge of the Borrower, the information included in any Beneficial Ownership Certification provided to any Lender in connection with this Agreement is true and correct in all respects as of the date delivered.

SECTION 6.15 Litigation. There are no actions, suits or legal, equitable, arbitration or administrative proceedings, pending or, to the knowledge of a Credit Party, threatened against such Credit Party which (a) are likely to be decided adversely against such Credit Party and (b) if so decided would reasonably be expected to have a Material Adverse Effect.

SECTION 6.16 Material Contracts. Each Credit Party and each of its Subsidiaries is in compliance with all contracts necessary for the ongoing operation and business of such Credit Party or Subsidiary in the ordinary course except where the failure to comply would not have or be reasonably expected to have a Material Adverse Effect.

SECTION 6.17 Sanctions; Anti-Corruption and AML Laws. None of (a) the Borrower or any of its Subsidiaries, or (b) to the knowledge of the Borrower, any directors, officers, employees, Affiliate, agent or representative of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, (i) is a Sanctioned Person or the subject of any Sanctions or (ii) has taken any action, directly or indirectly, that would result in a violation by such Persons of any Sanctions, Anti-Corruption Laws or AML Laws, in each case, in any material respect.

SECTION 6.18 Affected Financial Institutions. No Credit Party is an Affected Financial Institution.

ARTICLE VII

AFFIRMATIVE COVENANTS

Each Credit Party hereby covenants and agrees that so long as this Agreement is in effect and until the all of the Obligations under the Loan Documents (other than contingent, indemnification obligations not then due) have been paid and satisfied in full in cash, all Letters of Credit have been terminated or expired and the Revolving Credit Commitments terminated:

SECTION 7.1 Information Covenants.

The Borrower will furnish, or cause to be furnished, to the Administrative Agent for further distribution to each Lender:

(a) Annual Financial Statements. As soon as available, and in any event within 95 days after the close of each Fiscal Year of the Parent, a consolidated balance sheet of the Parent as of the end of such Fiscal Year, together with a related consolidated income statement and related statements of cash flows, capitalization and retained earnings for such Fiscal Year, setting forth in comparative form figures for the preceding Fiscal Year, all such financial information described above to be audited by independent certified public accountants of recognized national standing and whose opinion, which shall be furnished to the Administrative Agent, shall be to the effect that such financial statements have been prepared in accordance with GAAP (except for changes with which such accountants concur); provided, that the Parent’s Form 10-K Annual Report as filed with the SEC, without exhibits, will satisfy the requirements of this Section 7.1(a).

(b) Quarterly Financial Statements. As soon as available, and in any event within 50 days after the close of each fiscal quarter of the Parent (other than the fourth fiscal quarter) a consolidated balance sheet of the Parent as of the end of such fiscal quarter, together with a related consolidated income statement and related statement of cash flows for such fiscal quarter in each case setting forth in comparative form figures for the corresponding period of the preceding Fiscal Year, and accompanied by a certificate of a Responsible Officer of the Parent to the effect that such quarterly financial statements fairly present in all material respects the financial condition of the Parent and its Subsidiaries and have been prepared in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments to same; provided, that the Parent’s Form 10-Q Quarterly Report as filed with the SEC, without exhibits, will satisfy the requirements of this Section 7.1(b).

(c) Officer’s Certificate. At the time of delivery of the financial statements provided for in Sections 7.1(a) and 7.1(b) above, a certificate of a Responsible Officer of the Parent, substantially in the Form of Exhibit F, (i) demonstrating compliance with the financial covenant contained in Section 7.10 by calculation thereof as of the end of each such fiscal period, beginning with the fiscal quarter ending March 31, 2022, (ii) stating that no Default or Event of Default exists, or if any Default or Event of Default does exist, specifying the nature and extent thereof and what action the Parent or the Borrower proposes to take with respect thereto, (iii) setting forth the amount of Off Balance Sheet Indebtedness of the Parent and its Subsidiaries as of the end of each such fiscal period, (iv) [reserved], (v) providing information to evidence compliance with Sections 7.12 and 8.2(s) and (vi) providing such other information to evidence compliance with this Agreement as reasonably requested by the Administrative Agent.

(d) Reports. Promptly upon transmission or receipt thereof, copies of any material filings and registrations with, and reports to or from, the SEC, or any successor agency.

(e) Notices. Within five Business Days after any officer of a Credit Party with responsibility relating thereto obtains knowledge thereof, such Credit Party will give written notice to the Administrative Agent immediately of (i) the occurrence of a Default or Event of Default, specifying the nature and existence thereof and what action such Credit Party proposes to take with respect thereto, and (ii) the occurrence of any of the following with respect to a Credit Party: (A) the pendency or commencement of any litigation, arbitral or governmental proceeding against such Credit Party the claim of which is likely to be decided adversely to such Credit Party and, if adversely determined, would have or would be reasonably expected to have a Material Adverse Effect or (B) the institution of any proceedings against such Credit Party with respect to, or the receipt of notice by such Person of potential liability or responsibility for violation or alleged violation of, any federal, state or local law, rule or regulation (including, without limitation, any Environmental Law) that is likely to be decided adversely to such Credit Party and, if adversely decided, would have a Material Adverse Effect.

(f) ERISA. Promptly (but in no event later than ten (10) days after any Responsible Officer of any Credit Party obtains knowledge thereof) notify the Administrative Agent in writing of (which shall promptly make such information available to the Lenders in accordance with its customary practice) (i) any unfavorable determination letter from the IRS regarding the qualification of an Employee Benefit Plan under Section 401(a) of the Code (along with a copy thereof), (ii) all notices received by any Credit Party or any ERISA Affiliate of the PBGC’s intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan, (iii) all notices received by any Credit Party or any ERISA Affiliate from a Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA and (iv) the Borrower obtaining knowledge or reason to know that any Credit Party or any ERISA Affiliate has filed or intends to file a notice of intent to terminate any Pension Plan under a distress termination within the meaning of Section 4041(c) of ERISA.

(g) Debt Rating Changes. Upon any change in its Debt Rating, the Parent shall promptly deliver such information to the Administrative Agent.

(h) Other Information. With reasonable promptness upon any such request, such other information regarding sustainability matters, the business, properties or financial condition of the Credit Parties and their Subsidiaries as the Administrative Agent or any Lender may reasonably request.

Documents required to be delivered pursuant to Section 7.1 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed in Section 11.1; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender. Except for such Officer’s Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the Issuing Lender materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on SyndTrak Online or another similar electronic system (the “Platform”)

and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger, the Issuing Lender and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.11); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

SECTION 7.2 Preservation of Existence and Franchises.

Each Credit Party will, and will cause each Subsidiary to, do all things necessary to preserve and keep in full force and effect its existence and rights, franchises and authority; provided, however, that, subject to Section 8.3, no Credit Party or Subsidiary shall be required to preserve any such existence, right or franchise if it in good faith determines that preservation thereof is no longer necessary or desirable in the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the Lenders.

SECTION 7.3 Books and Records.

Each Credit Party will keep, and will cause each of its Subsidiaries to keep, complete and accurate books and records of its transactions in accordance with good accounting practices on the basis of GAAP (including the establishment and maintenance of appropriate reserves).

SECTION 7.4 Compliance with Law.

Each Credit Party will comply, and will cause each of its Subsidiaries to comply, with all laws (including, without limitation, all Environmental Laws), rules, regulations and orders, and all applicable restrictions imposed by all Governmental Authorities, applicable to it and its property, unless (a) the failure to comply would not have or be reasonably expected to have a Material Adverse Effect or (b) the necessity of compliance therewith is being contested in good faith by appropriate proceedings.

SECTION 7.5 Payment of Taxes and Other Indebtedness.

Each Credit Party will, and will cause each of its Subsidiaries to, pay, settle or discharge (a) all taxes, assessments and governmental charges or levies imposed upon it, or upon its income or profits, or upon any of its properties, before they shall become delinquent, (b) all lawful claims (including claims for labor, materials and supplies) which, if unpaid, might give rise to a Lien upon any of its properties, and (c) all of its other Indebtedness as it shall become due; provided, however, that a Credit Party shall not be required to pay, settle or discharge any such tax, assessment, charge, levy, claim or Indebtedness (i) which is being contested in good faith by appropriate proceedings and as to which adequate reserves therefor have been established in accordance with GAAP or (ii) where the nonpayment or failure to settle or discharge such tax, assessment, charge, levy, claim or Indebtedness would not have or be reasonably expected to have a Material Adverse Effect.

SECTION 7.6 Maintenance of Property; Insurance.

(a) Each Credit Party will keep, and will cause each of its Subsidiaries to keep, all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.

(b) Each Credit Party will, and will cause each of its Subsidiaries to, maintain (either in the name of such Credit Party or in such Subsidiary’s own name) with financially sound and responsible insurance companies, insurance on all their respective properties in at least such amounts and against at least such risks (and with such risk retention) as are usually insured against by companies of established repute engaged in the same or a similar business; provided, that self-insurance by a Credit Party or any such Subsidiary shall not be deemed a violation of this covenant to the extent that companies engaged in similar businesses and owning similar properties in the same general areas in which such Credit Party or such Subsidiary operates self-insure.

SECTION 7.7 Use of Proceeds.

The proceeds of the Revolving Credit Loans may be used solely (a) to refinance the Existing Credit Agreement (including the payment of fees and expenses incurred in connection with the Transactions) and (b) for working capital and other general partnership purposes of the Parent and its Subsidiaries, including Acquisitions. The proceeds of the Swingline Loans may be used solely for working capital and other general partnership purposes of the Parent and its Subsidiaries, including Acquisitions. The Borrower will use the Letters of Credit solely for the purposes set forth in Section 3.1(a).

The Borrower will not request any Extension of Credit, and the Borrower will not use, and will ensure that none of its Subsidiaries use, the proceeds of any Extension of Credit directly or, to the knowledge of the Borrower, indirectly (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto or any AML Laws in any material respect.

SECTION 7.8 Audits/Inspections.

Upon reasonable notice and during normal business hours, each Credit Party will, and will cause its Subsidiaries to, permit representatives appointed by the Administrative Agent (or upon the occurrence and during the continuance of an Event of Default, any Lender), including, without limitation, independent accountants, agents, attorneys, and appraisers to visit and inspect the Credit Parties’ and their Subsidiaries’ property, including their books and records, their accounts receivable and inventory, the Credit Parties’ and their Subsidiaries’ facilities and their other business assets, and to make photocopies or photographs thereof and to write down and record any information such representatives obtain and shall permit the Administrative Agent (or upon the occurrence and during the continuance of an Event of Default, any Lender) or its representatives to investigate and verify the accuracy of information provided to the Lenders and to discuss all such matters with the officers, employees and representatives of each Credit Party and its Subsidiaries.

SECTION 7.9 Maintenance of Ownership.

Each Credit Party will maintain ownership of all Capital Stock of any Subsidiary that becomes a Credit Party pursuant to Section 7.12, directly or indirectly, free and clear of all Liens except as permitted by Section 8.3 and Section 8.4.

SECTION 7.10 Financial Covenant.

The Consolidated Leverage Ratio, as at the end of each fiscal quarter of the Parent, shall be less than or equal to 5.00 to 1.00; provided that, subsequent to the consummation of a Qualified Acquisition, the Consolidated Leverage Ratio, as at the end of the three consecutive fiscal quarters following such Qualified Acquisition (including the fiscal quarter in which such acquisition is consummated), shall be less than or equal to 5.50 to 1.00.

SECTION 7.11 Material Contracts.

Each Credit Party will comply, and will cause its Subsidiaries to comply, with all contracts necessary for the ongoing operation and business of such Credit Party or Subsidiary in the ordinary course, except where the failure to comply would not have or be reasonably expected to have a Material Adverse Effect.

SECTION 7.12 Additional Guarantors.

If any Subsidiary of the Parent (other than the Borrower) shall have guaranteed other Indebtedness of the Borrower or if the Borrower otherwise elects in writing to cause any such Subsidiary to become a Guarantor hereunder, the Borrower shall promptly notify the Administrative Agent of such event or election, as the case may be, and shall, within thirty (30) days thereof (A) cause such Subsidiary, or Subsidiaries as the case may be, to become a “Guarantor” pursuant to a Joinder Agreement in the form of Exhibit I and to execute and deliver such other documents as requested by the Administrative Agent and (B) deliver to the Administrative Agent documents of the types referred to Section 5.1(b) as well as opinions of counsel to such Subsidiary or Subsidiaries (which shall cover, among other things, legality, validity, binding effect and enforceability), all in form, content and scope satisfactory to the Administrative Agent. If such Subsidiary is thereafter released from its guarantee of the other Indebtedness described above, it shall provide notice of such to the Administrative Agent, along with evidence reasonably necessary to confirm such release, and the Administrative Agent shall, at the Borrower’s expense, for itself and on behalf of the Lenders, take such actions as reasonably requested to release such Subsidiary from its guarantee hereunder.

SECTION 7.13 Compliance with ERISA.

In addition to and without limiting the generality of Section 7.4, (a) except where the failure to so comply would not have, individually or in the aggregate, or be reasonably expected to have a Material Adverse Effect, (i) comply with applicable provisions of ERISA, the Code and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans, (ii) not take any action or fail to take action the result of which could reasonably be expected to result in a liability to the PBGC or to a Multiemployer Plan, (iii) not participate in any prohibited transaction that could result in any civil penalty under ERISA or tax under the Code and (iv) operate each Employee Benefit Plan in such a manner that will not incur any tax liability under Section 4980B of the Code or any liability to any qualified beneficiary as defined in Section 4980B of the Code and (b) furnish to the Administrative Agent upon the Administrative Agent’s request such additional information about any Employee Benefit Plan as may be reasonably requested by the Administrative Agent.

SECTION 7.14 Beneficial Ownership Regulation. The Borrower shall (a) notify the Administrative Agent and each Lender that previously received a Beneficial Ownership Certification (or a certification that the Borrower qualifies for an express exclusion to the “legal entity customer” definition under the Beneficial Ownership Regulation) of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein (or, if applicable, the Borrower ceasing to fall within an express exclusion to the definition of “legal entity customer” under the Beneficial Ownership Regulation) and (b) promptly upon the reasonable request of the Administrative Agent or any Lender, provide the Administrative Agent or directly to such Lender, as the case may be, any information or documentation requested by it for purposes of complying with the Beneficial Ownership Regulation.

ARTICLE VIII

NEGATIVE COVENANTS

Each Credit Party hereby covenants and agrees that so long as this Agreement is in effect and until the all of the Obligations under the Loan Documents (other than contingent, indemnification obligations not then due) have been paid and satisfied in full in cash, all Letters of Credit have been terminated or expired and the Revolving Credit Commitments terminated:

SECTION 8.1 Nature of Business.

No Credit Party will, nor will it permit any of its Subsidiaries to (whether now owned or acquired or formed subsequent to the Closing Date), materially alter the character of their business on a consolidated basis from the midstream energy business, provided that the Credit Parties and their Subsidiaries may establish Qualified Securitization Entities in connection with Qualified Securitization Transactions.

SECTION 8.2 Liens.

No Credit Party will create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it or any of its Subsidiaries, except for the following:

(a) Liens in favor of the Lenders securing Indebtedness under this Agreement;

(b) any Lien arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien permitted by this Section 8.2; provided, that the principal amount of such Indebtedness is not increased (other than to provide for the payment of any underwriting discounts and fees related to any refinancing Indebtedness as well as any premiums owed on and accrued and unpaid interest related to the original Indebtedness) and is not secured by any additional assets;

(c) Liens for taxes, assessments or other governmental charges or levies not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;

(d) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and interest owners of oil and gas production and other Liens imposed by law, created in the ordinary course of business and for amounts not past due for more than 60 days or which are being contested in good faith by appropriate proceedings which are sufficient to prevent imminent foreclosure of such Liens, are promptly instituted and diligently conducted and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;

(e) Liens incurred or deposits made in the ordinary course of business (including, without limitation, surety bonds and appeal bonds) in connection with workers’ compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations or arising as a result of progress payments under government contracts;

(f) easements (including, without limitation, reciprocal easement agreements and utility agreements), rights-of-way, covenants, consents, reservations, encroachments, variations and other restrictions, charges or encumbrances (whether or not recorded) affecting the use of real property;

(g) Liens with respect to judgments and attachments which do not result in an Event of Default;

(h) Liens, deposits or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases (permitted under the terms of this Agreement), public or statutory obligations, surety, stay, appeal, indemnity, performance or other obligations arising in the ordinary course of business;

(i) rights of first refusal entered into in the ordinary course of business;

(j) Liens consisting of any (i) rights reserved to or vested in any municipality or governmental, statutory or public authority to control or regulate any property of a Credit Party or any Subsidiary or to use such property in any manner which does not materially impair the use of such property for the purpose for which it is held by a Credit Party or any such Subsidiary, (ii) obligations or duties to any municipality or public authority with respect to any franchise, grant, license, lease or permit and the rights reserved or vested in any Governmental Authority or public utility to terminate any such franchise, grant, license, lease or permit or to condemn or expropriate any property, or (iii) zoning laws, ordinances or municipal regulations;

(k) Liens on deposits required by any Person with whom a Credit Party or any Subsidiary enters into forward contracts, futures contracts, swap agreements or other commodities contracts in the ordinary course of business;

(l) other Liens, including Liens imposed by Environmental Laws, arising in the ordinary course of its business which (i) do not secure Indebtedness (other than Liens on cash and cash equivalents that secure letters of credit), (ii) do not secure any obligation in an amount exceeding $62,500,000 at any time and (iii) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business;

(m) any Lien on any asset of any Person existing at the time such Person is merged or consolidated with or into the Borrower, the Parent or any Subsidiary and not created in contemplation of such event;

(n) any Lien existing on any asset prior to the acquisition thereof by the Borrower, the Parent or any Subsidiary and not created in contemplation of such acquisition;

(o) any Lien on any asset securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such asset; provided, that such Lien attaches to such asset concurrently with or within 180 days after the acquisition thereof;

(p) any Lien on any asset in connection with any Synthetic Lease Obligation or Finance Lease Obligation;

(q) Liens on Qualified Securitization Assets or accounts into which solely collections or proceeds of Qualified Securitization Assets are deposited, in each case, incurred pursuant to a Qualified Securitization Transaction;

(r) Liens in favor of the United States of America, any State, any foreign country or any department, agency or instrumentality or political subdivision of any such jurisdiction, to secure partial progress, advance or other payments pursuant to any contract or statute or to secure any Indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such Liens, including, without limitation, Liens to secure Indebtedness of the pollution control or industrial revenue bond type; or

(s) other Liens securing Indebtedness or obligations in a principal or equivalent amount not to exceed, in the aggregate, at any one time 10% of Consolidated Net Tangible Assets; provided, for purposes of this Section 8.2(s), with respect to any such secured Indebtedness of a non-wholly-owned Subsidiary of the Parent or Borrower with no recourse to any Credit Party or any wholly-owned Subsidiary thereof, only that portion of such Indebtedness reflecting Parent’s pro rata ownership interest therein shall be included in calculating compliance herewith.

SECTION 8.3 Consolidation and Merger.

A Credit Party will not, and will not permit any of its Subsidiaries to, (a) enter into any transaction of merger or (b) consolidate, liquidate, divide, wind up or dissolve itself (or suffer any liquidation, dissolution or division); provided, that: (i) a Person (including a Subsidiary of the Borrower but not the Borrower) may be merged or consolidated with or into the Borrower or the Parent so long as (A) the Borrower or the Parent, as the case may be, shall be the continuing or surviving entity, (B) no Default or Event of Default shall exist or be caused thereby, (C) the Borrower or the Parent, as applicable, remains liable for its obligations under this Agreement and all the rights and remedies hereunder remain in full force and effect, and (D) the Credit Parties are in pro forma compliance with the financial covenant set forth in Section 7.10 before and after giving effect to such event, determined using Consolidated EBITDA for the period ending on the last day of the most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 7.1(a) or (b), as applicable, and Consolidated Net Indebtedness calculated as of the date of such event, and (ii) a Subsidiary of the Parent (other than the Borrower) may merge with or into another Subsidiary of the Parent or any other Person; provided that if one of such Subsidiaries is a Guarantor, the surviving entity must be a Guarantor. Notwithstanding anything to the contrary in this Section 8.3, no Qualified Securitization Entity may be merged or consolidated with or into Parent or any of its Subsidiaries at any time that any related Qualified Securitization Attributed Indebtedness is outstanding.

SECTION 8.4 Dispositions.

A Credit Party will not directly or indirectly Dispose of assets, businesses or operations of any Person (other than to a consolidated Subsidiary of the Credit Party), except for the following: (a) any transfer of an interest in Qualified Securitization Assets pursuant to a Qualified Securitization Transaction, (b) any Permitted Disposition, and (c) other Dispositions that, in any Fiscal Year, do not have an aggregate book value in excess of twenty-five percent (25%) of its consolidated total assets, as determined in accordance with GAAP, as calculated as of the end of the immediately preceding Fiscal Year.

SECTION 8.5 Transactions with Affiliates.

A Credit Party will not, and will not permit any Subsidiary to, directly or indirectly, pay any funds to or for the account of, make any investment in, lease, sell, transfer or otherwise Dispose of any assets, tangible or intangible, to, or participate in, or effect, any transaction with, any officer, director, employee or Affiliate (other than another Credit Party) unless any and all such transactions between a Credit Party and its Subsidiaries on the one hand and any officer, director, employee or Affiliate (other than another Credit Party) on the other hand, shall be on an arms-length basis and on terms no less favorable to such Credit Party or such Subsidiary than could have been obtained from a third party who was not an officer, director, employee or Affiliate (other than another Credit Party); provided, that the foregoing provisions of this Section shall not (a) prohibit a Credit Party or any Subsidiary from declaring or paying any lawful dividend or distribution otherwise permitted hereunder (other than any dividends or distributions between a

Qualified Securitization Entity, on the one hand, and the Parent or any of its other Subsidiaries that are not Qualified Securitization Entities, on the other hand, to the extent that such dividends or distributions are less favorable to the Credit Parties than an arms’ length transaction with a third party in exchange for fair market value), (b) prohibit a Credit Party or a Subsidiary from providing credit support for its Subsidiaries as it deems appropriate in the ordinary course of business, (c) prohibit a Credit Party or a Subsidiary from engaging in a transaction or transactions that are not on an arms-length basis or are not on terms as favorable as could have been obtained from a third party, provided that such transaction or transactions occurs within a related series of transactions, which, in the aggregate, are on an arms-length basis and are on terms as favorable as could have been obtained from a third party, (d) prohibit a Credit Party or a Subsidiary (other than a Qualified Securitization Entity to the extent it is engaging in any transaction that is not a Qualified Securitization Transaction) from engaging in non-material transactions with any Credit Party that are not on an arms-length basis or are not on terms as favorable as could have been obtained from a third party but are in the ordinary course of such Credit Party’s or such Subsidiary’s business, so long as, in each case, after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (e) prohibit a Credit Party or a Subsidiary from engaging in a transaction with an Affiliate if such transaction has been approved by the Conflicts Committee, (f) prohibit a Credit Party or a Subsidiary from entering into any of the agreements listed on Schedule 8.5, (g) prohibit a Credit Party or a Subsidiary from compensating its employees and officers in the ordinary course of business or (h) prohibit transactions among any of the Parent, any Subsidiary of the Parent and any Qualified Securitization Entity in connection with any Qualified Securitization Transactions.

SECTION 8.6 Indebtedness.

No Credit Party will, nor will it permit its Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness (other than Indebtedness under the Loan Documents and any Indebtedness in respect of a Qualified Securitization Transaction) unless at the time of the incurrence thereof, after giving thereto: (x) the Credit Parties are in pro forma compliance with the financial covenant set forth in Section 7.10, determined as of the last day of the most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 7.1(a) or (b), as applicable, and (y) no Default or Event of Default shall have occurred and be continuing.

Notwithstanding anything in this Section 8.6 to the contrary, no Subsidiary of the Parent that is not a Credit Party shall be permitted to create, incur, assume or suffer to exist any Indebtedness, other than (a) Indebtedness under the Loan Documents upon such Subsidiary becoming a Credit Party, (b) any Indebtedness in respect of a Qualified Securitization Transaction, and (c) Indebtedness not exceeding $10,000,000 in the aggregate at any time outstanding and consisting solely of Permitted Subsidiary Indebtedness. The immediately preceding sentence shall not restrict any Indebtedness of a Person existing at the time such Person became a Subsidiary of the Parent, to the extent such Indebtedness was not incurred in connection with or in contemplation of, such Person becoming a Subsidiary; provided, that the principal amount of such Indebtedness is not increased at the time of any refinancing, refunding, renewal or extension thereof.

SECTION 8.7 Restricted Payments.

No Credit Party will, nor will it permit its Subsidiaries to, declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, during the occurrence and continuance of an Event of Default, other than any Restricted Payment that is made by a Qualified Securitization Entity to the Parent or any of its other Subsidiaries and not otherwise prohibited pursuant to this Agreement.

ARTICLE IX

DEFAULT AND REMEDIES

SECTION 9.1 Events of Default. Each of the following shall constitute an Event of Default:

(a) Payment. A Credit Party shall: (i) default in the payment when due of any principal amount of any of the Loans or of any reimbursement obligation arising from drawings under any Letters of Credit; or (ii) default, and such default shall continue for five or more Business Days, in the payment when due of any interest on the Loans or of any fees or other amounts owing hereunder, under any of the other Loan Documents or in connection herewith.

(b) Representations. Any representation, warranty or statement made or deemed to be made by a Credit Party herein, in any of the other Loan Documents, or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove to have been untrue in any material respect on the date as of which it was deemed to have been made.

(c) Covenants. A Credit Party shall:

(i) default in the due performance or observance of any term, covenant or agreement contained in Sections 7.1(f), 7.7 (solely with respect to the second paragraph of such Section), 7.10, 7.11, 7.12, 8.1, 8.2, 8.3, 8.4, 8.5, 8.6, or 8.7;

(ii) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in subsections (a), (b), or (c)(i) of this Section 9.1) contained in this Agreement or any other Loan Document and such default shall continue unremedied for a period of at least 30 days after the earlier of (A) a Responsible Officer of a Credit Party becoming aware of such default or (B) notice of such default is given by the Administrative Agent or a Lender to the Borrower. Notwithstanding the above, the failure to deliver an ESG Certificate pursuant to, or in accordance with, Section 4.17, shall not constitute an Event of Default.

(d) Loan Documents. Any Loan Document shall fail to be in full force and effect or a Credit Party shall so assert or any Loan Document shall fail to give the Administrative Agent and/or the Lenders the rights, powers and privileges purported to be created thereby; or

(e) Bankruptcy, etc. The occurrence of any of the following with respect to a Credit Party or a Subsidiary (i) a court or governmental agency having jurisdiction in the premises shall enter a decree or order for relief in respect of such Credit Party or Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appoint a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of such Credit Party or Subsidiary or for any substantial part of its property or ordering the winding up or liquidation of its affairs; or (ii) an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect is commenced against such Credit Party or Subsidiary and such petition remains unstayed and in effect for a period of 90 consecutive days; or (iii) such Credit Party or Subsidiary shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of such Person or any substantial part of its property or make any general assignment for the benefit of creditors; or (iv) such Credit Party or Subsidiary shall admit in writing its inability to pay its debts generally as they become due or any action shall be taken by such Person in furtherance of any of the aforesaid purposes.

(f) Defaults under Other Agreements.

(i) With respect to any Indebtedness, including any Off Balance Sheet Indebtedness, in excess of the lesser of (x) three percent (3%) of Consolidated Net Tangible Assets and (y) $100,000,000 (other than Indebtedness outstanding under this Agreement) of a Credit Party or any Subsidiary such Credit Party or such Subsidiary shall (A) default in any payment (beyond the applicable grace period with respect thereto, if any) with respect to any such Indebtedness or fail to timely pay such Indebtedness when due, or (B) default (after giving effect to any applicable grace period) in the observance or performance of any covenant or agreement relating to such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event or condition shall occur or condition exist, the effect of which default or other event or condition in this clause (B) is to cause any such Indebtedness to become due prior to its stated maturity or

(ii) There occurs under any Hedge Agreement an Early Termination Date (as defined in such Hedge Agreement) resulting from (A) any event of default under such Hedge Agreement as to which the Borrower is the Defaulting Party (as defined in such Hedge Agreement) or (B) any Termination Event (as so defined) under such Hedge Agreement as to which the Borrower is an Affected Party (as so defined) and, in either event, the Hedge Termination Value owed by the Borrower as a result thereof is greater than the lesser of (x) three percent (3%) of Consolidated Net Tangible Assets and (y) $100,000,000 (exclusive of any amounts the validity of which are being contested in good faith, by appropriate proceedings (if necessary) and for which adequate reserves with respect thereto are maintained on the books of the Parent or the applicable Subsidiary), unless satisfied in full within any applicable grace period;

(g) Judgments. One or more judgments, orders, or decrees shall be entered against a Credit Party or a Subsidiary involving a liability, in the aggregate, in excess of the lesser of (x) three percent (3%) of Consolidated Net Tangible Assets and (y) $50,000,000 (to the extent not paid or covered by insurance provided by a carrier who has acknowledged coverage) and such judgments, orders or decrees shall continue unsatisfied, undischarged and unstayed for a period ending on the first to occur of (i) the last day on which such judgment, order or decree becomes final and unappealable and, where applicable, with the status of a judicial lien or (ii) 45 days.

(h) ERISA Events. The occurrence of any of the following events: (i) any Credit Party or any ERISA Affiliate fails to make full payment when due of all amounts which, under the provisions of any Pension Plan or Sections 412 or 430 of the Code, any Credit Party or any ERISA Affiliate is required to pay as contributions thereto and are in excess of the lesser of (x) three percent (3%) of Consolidated Net Tangible Assets and (y) $25,000,000, (ii) a Termination Event or (iii) any Credit Party or any ERISA Affiliate as employers under one or more Multiemployer Plans makes a complete or partial withdrawal from any such Multiemployer Plan and the plan sponsor of such Multiemployer Plans notifies such withdrawing employer that such employer has incurred a withdrawal liability requiring payments in an amount exceeding the lesser of (x) three percent (3%) of Consolidated Net Tangible Assets and (y) $50,000,000.

(i) Change in Control. The occurrence of any Change in Control.

SECTION 9.2 Remedies. Upon the occurrence of an Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower:

(a) Acceleration; Termination of Credit Facility. Terminate the Revolving Credit Commitments and declare the principal of and interest on the Loans and the Reimbursement Obligations at the time outstanding, and all other amounts owed to the Lenders and to the Administrative Agent under this Agreement or any of the other Loan Documents and all other Obligations, to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, and terminate the Credit Facility and any right of the Borrower to request borrowings or Letters of Credit thereunder; provided, that upon the occurrence of an Event of Default specified in Section 9.1(e), the Credit Facility shall be automatically terminated and all Obligations shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or in any other Loan Document to the contrary notwithstanding.

(b) Letters of Credit. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, the Borrower shall at such time deposit in a Cash Collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such Cash Collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay the other Obligations on a pro rata basis. After all such Letters of Credit shall have expired or been fully drawn upon, the Reimbursement Obligation shall have been satisfied and all other Obligations shall have been paid in full, the balance, if any, in such Cash Collateral account shall be returned to the Borrower.

(c) General Remedies. Exercise on behalf of the Lenders, any Cash Management Bank or any Hedge Bank all of its other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Obligations.

SECTION 9.3 Rights and Remedies Cumulative; Non-Waiver; Etc.

(a) The enumeration of the rights and remedies of the Administrative Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between the Borrower, the Administrative Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.

(b) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 9.2 for the benefit of all the Lenders and the Issuing Lender; provided that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the Issuing Lender or the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as Issuing Lender or Swingline Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.4 (subject to the terms of Section 4.4), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 9.2 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 4.4, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

SECTION 9.4 Crediting of Payments and Proceeds. In the event that the Obligations have been accelerated pursuant to Section 9.2 or the Administrative Agent or any Lender has exercised any remedy set forth in this Agreement or any other Loan Document, all payments received by the Lenders upon the Obligations and all net proceeds from the enforcement of the Obligations shall be applied:

First, to payment of that portion of the Obligations constituting reasonable fees, indemnities, expenses and other amounts, including reasonable attorney fees, payable to the Administrative Agent in its capacity as such, each Issuing Lender in its capacity as such and the Swingline Lender in its capacity as such, ratably among the Administrative Agent, the Issuing Lenders and Swingline Lender in proportion to the respective amounts described in this clause First payable to them;

Second, to payment of that portion of the Obligations constituting reasonable fees, indemnities and other amounts (other than principal and interest) payable to the Lenders under the Loan Documents, including reasonable attorney fees, ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and Reimbursement Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, Reimbursement Obligations and payment obligations then owing under Guaranteed Hedge Agreements and Guaranteed Cash Management Agreements, ratably among the Lenders, the Issuing Lenders, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the Issuing Lenders, to Cash Collateralize any L/C Obligations then outstanding; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Applicable Law.

Excluded Swap Obligations with respect to any Credit Party shall not be paid with amounts received from such Credit Party or such Credit Party’s assets, but appropriate adjustments shall be made with respect to payments from other Credit Parties to preserve the allocations otherwise set forth above in this Section.

Notwithstanding the foregoing, Obligations arising under Guaranteed Cash Management Agreements and Guaranteed Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article X for itself and its Affiliates as if a “Lender” party hereto.

SECTION 9.5 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lenders and the Administrative Agent (including any claim for any fees provided for in this Agreement and all reasonable expenses, disbursements and advances of the Lenders, the Issuing Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lenders and the Administrative Agent under Sections 3.3, 4.3 and 11.3) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 3.3, 4.3 and 11.3.

ARTICLE X

THE ADMINISTRATIVE AGENT

SECTION 10.1 Appointment and Authority.

As of the Closing Date, Mizuho shall be deemed to have been irrevocably appointed by each of the Lenders and each of the Issuing Lenders to act on its behalf as the Administrative Agent and the Sustainability Structuring Agent hereunder and under the other Loan Documents, as applicable, and shall be authorized to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent or the Sustainability Structuring Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Sustainability Structuring Agent, the Lenders and the Issuing Lenders, and neither the Borrower nor any

Subsidiary thereof shall have rights as a third party beneficiary of any of such provisions, other than any provision in Section 10.6 hereof that gives the Borrower any consent or approval rights. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent or the Sustainability Structuring Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

SECTION 10.2 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 10.3 Exculpatory Provisions.

(a) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 11.2 and Section 9.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Parent, the Borrower, a Lender or an Issuing Lender.

(c) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 10.4 Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Parent and the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 10.5 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the Credit Facility as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

SECTION 10.6 Resignation of Administrative Agent.

(a) The Administrative Agent may resign at any time by giving no less than thirty (30) days written notice of its resignation to the Lenders, the Issuing Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to the consent of the Borrower (which consent shall not be required if any Event of Default has occurred and is continuing at the time of such appointment), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrower, the Administrative Agent and all other parties to this Agreement, remove such Person as Administrative Agent and the Required Lenders shall have the right, subject to the consent of the Borrower (which consent shall not be required if any Event of Default has occurred and is continuing at the time of such appointment), to appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (1) the retiring or removed Administrative Agent shall be discharged from its prospective duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuing Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 11.3 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

(d) Any resignation by Mizuho as Administrative Agent pursuant to this Section shall also constitute its resignation as Issuing Lender and Swingline Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender and Swingline Lender, (b) the retiring Issuing Lender and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit issued by the retiring Issuing Lender, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit.

SECTION 10.7 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and each Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Sustainability Structuring Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Sustainability Structuring Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Each Lender and each Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger, the Sustainability Structuring Agent or any other Lender or Issuing Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Each Lender and each Issuing Lender also acknowledges and agrees that none of the Administrative Agent, any Arranger, the Sustainability Structuring Agent acting in such capacities have made any assurances as to (i) whether the meets such Lender’s or Issuing Lender’s criteria or expectations with regard to environmental impact and sustainability performance, (ii) whether any characteristics of the Revolving Credit Facility, including the characteristics of the relevant key performance indicators to which the Borrower will link a potential margin step-up or step-down, including their environmental and sustainability criteria, meet any industry standards for sustainability-linked credit facilities and (iii) each Lender and Issuing Lender has performed its own independent investigation and analysis of the Revolving Credit Facility and whether the Revolving Credit Facility meets its own criteria or expectations with regard to environmental impact and/or sustainability performance.

SECTION 10.8 No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the syndication agents, documentation agents, co-agents, book managers, lead managers, arrangers, lead arrangers or co-arrangers listed on the cover page or signature pages hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, the Sustainability Structuring Agent, a Lender or an Issuing Lender hereunder.

SECTION 10.9 Guaranty Matters. Each of the Lenders (including in its or any of its Affiliate’s capacities as a potential Hedge Bank or Cash Management Bank) irrevocably authorize the Administrative Agent, at its option and in its discretion to release any Subsidiary Guarantor from its obligations under any Loan Documents if such Person ceases to be (a) a Guarantor pursuant to Section 7.12 or (b) a Subsidiary as a result of a transaction not prohibited by this Agreement.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under a Subsidiary Guaranty Agreement pursuant to this Section 10.9. In each case as specified in this Section 10.9, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Subsidiary Guaranty Agreement, in each case in accordance with the terms of the Loan Documents and this Section 10.9.

SECTION 10.10 Guaranteed Hedge Agreements and Guaranteed Cash Management Agreements. No Cash Management Bank or Hedge Bank that obtains the benefits of Section 9.4 by virtue of the provisions hereof shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article X to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Guaranteed Cash Management Agreements and Guaranteed Hedge Agreements unless the Administrative Agent has received written notice of such Guaranteed Cash Management Agreements and Guaranteed Hedge Agreements, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

SECTION 10.11 Erroneous Payments

(a) Each Lender hereby agrees that (i) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise, individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than two (2) Business Days thereafter, return to the Administrative Agent the amount of any such

Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (ii) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice from the Administrative Agent to any Lender under this Section 10.11 shall be conclusive, absent manifest error.

(b) Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (i) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (ii) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than two (2) Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(c) The Borrower hereby agrees that (i) in the event an erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (ii) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Indebtedness owed by the Borrower or any other Credit Party, except, in each case, to the extent such erroneous Payment (or any portion thereof) is, and solely with respect to the amount of such erroneous Payment that is, comprised of funds of the Borrower or any other Credit Party.

(d) Each party’s obligations under this Section 10.11 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Revolving Credit Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

ARTICLE XI

MISCELLANEOUS

SECTION 11.1 Notices.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

If to the Borrower:

DCP Midstream Operating, LP

6900 East Layton Avenue, Suite 900

Denver, CO 80237

Attention of: Chief Financial Officer

Telephone No.: (303) 595-3331

E-mail: spobrien@dcpmidstream.com

With copies to:

DCP Midstream Operating, LP

6900 East Layton Avenue, Suite 900

Denver, CO 80237

Attention of: General Counsel

Telephone No.: (303) 595-3331

E-mail: dcplegal@dcpmidstream.com

Bracewell LLP

31 W. 52nd Street, Suite 1900

New York, NY 10019

Telephone No.: (212) 508-6166

E-mail: rebecca.keep@bracewell.com

If to Mizuho as

Administrative Agent:

Mizuho Bank, Ltd.

Harborside Financial Center

1800 Plaza Ten

Jersey City, NJ 07311-4098

Attention of: Lynn Santos

Telephone No.: (213) 243-4562

E-mail: lau_agent@mizuhogroup.com

With copies to:

Vinson & Elkins LLP

2001 Ross Avenue, Suite 3900

Dallas, TX 75201

Attention of: Mike Bielby

Telephone No.: (214) 220-7741

E-mail: mbielby@velaw.com

If to any Lender:

To the address set forth on the Register, or such other address as is notified in writing to the Borrower and the Administrative Agent from time to time

If to any Issuing Lender:

To the addresses set forth in Schedule 11.1(a), or in the case of any successor Issuing Lender or any other newly designated Issuing Lender, to such address as shall be notified in writing to the Administrative Agent and the Borrower by such Issuing Lender

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Lender pursuant to Article II if such Lender or the Issuing Lender, as applicable, has notified the Administrative Agent that is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or other communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c) Administrative Agent’s Office. The Administrative Agent hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to the Borrower and Lenders, as the Administrative Agent’s Office referred to herein, to which payments due are to be made and at which Loans will be disbursed and Letters of Credit requested.

(d) Change of Address, Etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(e) Platform.

(i) Each Credit Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Lender and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii) The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the any Credit Party, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Credit Party’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Credit Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent, the Issuing Lender or any Lender by means of electronic communications pursuant to this Section, including through the Platform.

(f) Private Side Designation. Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and Applicable Law, including United States Federal and state securities Applicable Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities Applicable Laws.

SECTION 11.2 Amendments, Waivers and Consents; Release. Except as set forth below or as specifically provided in this Agreement (including Section 4.8(c) and Section 4.17(f)) or in any other Loan Document, any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by the Lenders, and any consent given by the Lenders, if, but only if, such amendment, waiver or consent is in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and delivered to the Administrative Agent and, in the case of an amendment, signed by the Borrower; provided, that no amendment, waiver or consent shall:

(a) without the prior written consent of the Required Lenders, amend, modify or waive (i) Section 5.2 or any other provision of this Agreement if the effect of such amendment, modification or waiver is to require the Revolving Credit Lenders (pursuant to, in the case of any such amendment to a provision hereof other than Section 5.2, any substantially concurrent request by the Borrower for a borrowing of Revolving Credit Loans) to make Revolving Credit Loans when such Revolving Credit Lenders would not otherwise be required to do so, (ii) the amount of the Swingline Commitment or (iii) the amount of the L/C Commitment;

(b) increase the Revolving Credit Commitment of any Revolving Credit Lender (or reinstate any Revolving Credit Commitment terminated pursuant to Section 9.2) or the amount of Loans of any Lender, in any case, without the written consent of such Revolving Credit Lender;

(c) waive, extend or postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) or any scheduled or mandatory reduction of the Revolving Credit Commitment hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan or Reimbursement Obligation, or (subject to clause (iv) of the second proviso to this Section) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby; provided that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the rate set forth in Section 4.1(c) during the continuance of an Event of Default; provided, further that, for the avoidance of doubt, changes to this Agreement to accommodate the replacement of Term SOFR or to make any Benchmark Replacement Conforming Changes, in each case, made in accordance with the procedures set forth in Section 4.8(c) shall not require the consent of each Lender directly and adversely affected thereby;

(e) change Section 4.6 or Section 9.4 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly and adversely affected thereby;

(f) except as otherwise permitted by this Section 11.2 change any provision of this Section, change Section 4.17(f) or reduce the percentages specified in the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly affected thereby; or

(g) consent to the assignment or transfer by any Credit Party of such Credit Party’s rights and obligations under any Loan Document to which it is a party (except as permitted pursuant to Section 9.4), in each case, without the written consent of each Lender; or

(h) release the Parent, from any Guaranty Agreement (other than as authorized in Section 11.2), without the written consent of each Lender.

provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the applicable Issuing Lender in addition to the Lenders required above, affect the rights or duties of such Issuing Lender under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, and (v) the Administrative Agent and the Borrower shall be permitted to amend any provision of the Loan Documents (and such amendment shall become effective without any further action or consent of any other party to any Loan Document) (A) in accordance with Section 4.8(c) or (B) if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature in any such provision. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Revolving Credit Commitment of such Lender may not be increased or extended, the amounts owed to such Lender decreased (unless otherwise provided herein) or the payment date of any outstanding amounts owing to it extended without the consent of such Lender, and any amendment of this sentence shall require the consent of all Lenders, including any Defaulting Lenders.

Notwithstanding anything in this Agreement to the contrary, each Lender hereby irrevocably authorizes the Administrative Agent on its behalf, and without further consent, to enter into amendments or modifications to this Agreement (including, without limitation, amendments to this Section 11.2) or any of the other Loan Documents or to enter into additional Loan Documents as the Administrative Agent reasonably deems appropriate in order to effectuate the terms of Section 4.13 (including, without limitation, as applicable, (1) to permit the Incremental Revolving Credit Increases to share ratably in the benefits of this Agreement and the other Loan Documents and (2) to include the Incremental Revolving Credit Increase, as applicable, or outstanding Incremental Revolving Credit Increase, as applicable, in any determination of (i) Required Lenders or (ii) similar required lender terms applicable thereto); provided that no amendment or modification shall result in any increase in the amount of any Lender’s Revolving Credit Commitment or any increase in any Lender’s Revolving Credit Commitment Percentage, in each case, without the written consent of such affected Lender.

The Lenders hereby agree that, upon written request by the Borrower, the Administrative Agent shall release any Guarantor (other than the Parent) from the guarantee under the Loan Documents upon consummation of any transaction permitted under this Agreement that results in such Guarantor ceasing to constitute a wholly owned Subsidiary of the Parent, provided that the Borrower’s written request certifies that such requested release is in compliance with this Section 11.2. The Lenders hereby authorize the Administrative Agent to execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm any such release of any Guarantor pursuant to the foregoing provisions of this paragraph, all without the further consent or joinder of any Lender.

SECTION 11.3 Expenses; Indemnity.

(a) Costs and Expenses. The Borrower and any other Credit Party, jointly and severally, shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of outside counsel for the Administrative Agent), in connection with the syndication of the Credit Facility, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out of pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all reasonable out of pocket expenses incurred by the Administrative Agent, any Lender or the Issuing Lender (including the reasonable fees, charges and disbursements of any outside counsel for the Administrative Agent, any Lender or the Issuing Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Sustainability Structuring Agent, each Arranger, each Lender and the Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, and shall pay or reimburse any such Indemnitee for, any and all losses, claims (including, without limitation, any Environmental Claims), damages, liabilities and related expenses (including the fees, charges and disbursements of any outside counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Credit Party), other than such Indemnitee and its Related Parties, arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby (including, without limitation, the Transactions), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by any Credit Party or any Subsidiary thereof, or any Environmental Claim related in any way to any Credit Party or any Subsidiary, (iv) any actual claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Credit Party or any Subsidiary thereof, and regardless of whether any Indemnitee is a party thereto, or (v) any claim (including, without limitation, any Environmental Claims), investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including without limitation, reasonable attorneys and consultant’s fees, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by any Credit Party or any Subsidiary thereof against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document as determined by a final and nonappealable judgment by a court of competent jurisdiction. This Section 11.3(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under clause (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Sustainability Structuring Agent, any Issuing Lender, the Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Sustainability Structuring Agent, such Issuing Lender, the Swingline Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Revolving Credit Outstandings at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that with respect to such unpaid amounts owed to such Issuing Lender or the Swingline Lender solely in its capacity as such, only the Revolving Credit Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Revolving Credit Lenders’ Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Sustainability Structuring Agent, such Issuing Lender or the Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), such Issuing Lender or the Swingline Lender in connection with such capacity. The obligations of the Lenders under this clause (c) are subject to the provisions of Section 4.7.

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, no party to this Agreement shall assert, and each party to this Agreement hereby waives, any claim against any other party to this Agreement, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof, provided that, such waiver does not limit the Borrower’s indemnification obligations under Section 11.3(b). No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section shall be payable promptly after demand therefor.

(f) Survival. Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the obligations hereunder.

SECTION 11.4 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Lender, the Swingline Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such Issuing Lender, the Swingline Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Credit Party against any and all of the obligations of the Borrower or such Credit Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, such Issuing Lender or the Swingline Lender or any of their respective Affiliates, irrespective of whether or not such Lender, such Issuing Lender, the Swingline Lender or any such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender, such Issuing Lender, the Swingline Lender or such Affiliate different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff hereunder, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 10.4 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lenders, the Swingline Lender and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each Issuing Lender, the Swingline Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Lender, the Swingline Lender or their respective Affiliates may have. Each Lender, each Issuing Lender and the Swingline Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 11.5 Governing Law; Jurisdiction, Etc.

(a) Governing Law. This Agreement and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

(b) Submission to Jurisdiction. Each party hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the United States District Court of the Southern District of New York, and of the Supreme Court of the State of New York sitting in New York county and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York state court or, to the extent permitted by Applicable Law, such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Subject to Section 9.3(b), nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against Parent, the Borrower or any Loan Party or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. The Borrower and each other Credit Party irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 11.1. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

SECTION 11.6 Waiver of Jury Trial.

(a) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 11.7 Reversal of Payments. To the extent any Credit Party makes a payment or payments to the Administrative Agent for the ratable benefit of the Lenders or the Administrative Agent receives any payment which payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent.

SECTION 11.8 [reserved]

SECTION 11.9 Accounting Matters. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP; provided, that for purposes of the definitions of Finance Lease, Finance Lease Obligations, Indebtedness, Consolidated Net Indebtedness and any provision of this Agreement utilizing such defined terms, such definitions shall not include any obligation of a Person under any lease that would be categorized as an “operating lease” in accordance with ASC 842, except to the extent any such obligations constitute Off Balance Sheet Indebtedness.

SECTION 11.10 Successors and Assigns; Participations.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and the Loans at the time owing to it); provided that, in each case with respect to any Credit Facility, any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Credit Commitment and/or the Loans at the time owing to it (in each case with respect to any Facility) or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in paragraph 11.10(b)(i)(A) of this Section, the aggregate amount of the Revolving Credit Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Revolving Credit Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that the Borrower shall be deemed to have given its consent ten (10) Business Days after the date written notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Borrower prior to such tenth (10th) Business Day;

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Revolving Credit Commitment assigned;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph 11.10(b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; and provided, further, that the Borrower’s consent shall not be required during the primary syndication of the Credit Facility;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of the Revolving Credit Facility if such assignment is to a Person that is not a Lender with a Revolving Credit Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C) the consents of the Issuing Lenders and the Swingline Lender (such consents not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Facility that increases the assignees obligations to participate in Letters of Credit or Swingline Loans.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment; provided that (A) only one such fee will be payable in connection with simultaneous assignments to two or more Approved Funds by a Lender and (B) the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower, the Parent or any of their Subsidiaries or Affiliates or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested, but not funded by, the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Lender, the Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Revolving Credit Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.8, 4.9, 4.10, 4.11 and 11.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section (other than a purported assignment to a natural Person or the Parent, the Borrower or any of the Borrower’s or Parent’s Subsidiaries or Affiliates, which shall be null and void.

(c) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in Jersey City, New Jersey, a copy of each Assignment and Assumption and each Lender Joinder Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Credit Commitment of, and principal amounts of (and stated interest on) the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). As of the Closing Date, the Revolving Credit Commitment of each Lender is set forth on the Register attached hereto as Schedule 11.10(c). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower, each Issuing Lender and any Lender (but only to the extent of entries in the Register that are applicable to such Lender), at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Issuing Lender, the Swingline Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.3(c) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver or modification described in Section 11.2 that directly affects such Participant and could not be affected by a vote of the Required Lenders. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.8, 4.9, 4.10 and 4.11 (subject to the requirements and limitations therein, including the requirements of Section 4.11(f) (it being understood that the documentation required under Section 4.11(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 4.12 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 4.10 and 4.11, with respect to such participation, than its participating Lender would have been entitled to receive, unless the sale of the participation to such Participant was made with the Borrower’s consent or to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 4.12(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.4 as though it were a Lender; provided that such Participant agrees to be subject to Section 4.6 as though it were a Lender.

(e) Participant Register. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 11.11 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the Issuing Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by, or required to be disclosed to, any regulatory or similar authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies under this Agreement, under any other Loan Document or under any Guaranteed Hedge Agreement or Guaranteed Cash Management Agreement, or any action or proceeding relating to this Agreement, any other Loan Document or any Guaranteed Hedge Agreement or Guaranteed Cash Management Agreement, or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement and (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder; (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the Credit Facility or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Credit Facility; (h) with the consent of the Borrower, (i) to Gold Sheets and other similar bank trade publications, such information to consist of deal terms and other information customarily found in such publications, (j) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, any Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or (k) to governmental regulatory authorities in connection with any regulatory examination of the Administrative Agent or any Lender or in accordance with the Administrative Agent’s or any Lender’s regulatory compliance policy if the Administrative Agent or such Lender deems necessary for the mitigation of claims by those authorities against the Administrative Agent or such Lender or any of its subsidiaries or affiliates. For purposes of this Section, “Information” means all information received from any Credit Party or any Subsidiary thereof relating to any Credit Party or any Subsidiary thereof or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Lender on a nonconfidential basis prior to disclosure by any Credit Party or any Subsidiary thereof. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 11.12 Performance of Duties. Each of the Credit Party’s obligations under this Agreement and each of the other Loan Documents shall be performed by such Credit Party at its sole cost and expense.

SECTION 11.13 All Powers Coupled with Interest. All powers of attorney and other authorizations granted to the Lenders, the Administrative Agent and any Persons designated by the Administrative Agent or any Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied, any of the Revolving Credit Commitments remain in effect or the Credit Facility has not been terminated.

SECTION 11.14 Survival.

(a) All representations and warranties set forth in Article VI and all representations and warranties contained in any certificate, or any of the Loan Documents (including, but not limited to, any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement. All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date (except those that are expressly made as of a specific date), shall survive the Closing Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lenders or any borrowing hereunder.

(b) Notwithstanding any termination of this Agreement, the indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of this Article XI and any other provision of this Agreement and the other Loan Documents shall continue in full force and effect and shall protect the Administrative Agent and the Lenders against events arising after such termination as well as before.

SECTION 11.15 Titles and Captions. Titles and captions of Articles, Sections and subsections in, and the table of contents of, this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

SECTION 11.16 Severability of Provisions. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 11.17 Counterparts; Integration; Effectiveness; Electronic Execution.

(a) Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

(b) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 11.18 Term of Agreement. This Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations (other than contingent indemnification obligations not then due) arising hereunder or under any other Loan Document shall have been indefeasibly and irrevocably paid and satisfied in full, all Letters of Credit have been terminated or expired or been Cash Collateralized and the Revolving Credit Commitment has been terminated. No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement which survives such termination.

SECTION 11.19 USA PATRIOT Act. The Administrative Agent and each Lender hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower and the Subsidiary Guarantors, which information includes the name and address of the Borrower and each Subsidiary Guarantor and other information that will allow such Lender to identify the Borrower or such Subsidiary Guarantor in accordance with the PATRIOT Act.

SECTION 11.20 Independent Effect of Covenants. The Borrower expressly acknowledges and agrees that each covenant contained in Article VII or VIII hereof shall be given independent effect. Accordingly, the Borrower shall not engage in any transaction or other act otherwise permitted under any covenant contained in Article VII or VIII, if after giving effect to such transaction or act, the Borrower shall or would be in breach of any other covenant contained in Article VII or VIII.

SECTION 11.21 Inconsistencies with Other Documents. In the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control.

SECTION 11.22 No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Credit Parties acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arrangers, are arm’s-length commercial transactions between the Credit Parties and their respective Affiliates, on the one hand, and the Administrative Agent and the Arrangers, on the other hand, (B) each of the Credit Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Credit Parties is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and each other Arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Credit Parties or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor any other Arranger has any obligation to the Credit Parties or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the other Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Credit Parties and their respective Affiliates, and neither the Administrative Agent nor any other Arranger has any obligation to disclose any of such interests to the Credit Parties and their respective Affiliates. To the fullest extent permitted by law, each of the Credit Parties hereby waives and releases any claims that it may have against the Administrative Agent and the other Arrangers in their capacities as such with respect to any breach or alleged breach of agency or fiduciary duty in connection with their actions in arranging the Loans and negotiating the Loan Documents.

SECTION 11.23 Amendment and Restatement of Existing Credit Agreement.

(a) It is the intention of the parties hereto and such parties hereby agree, from and after the Closing Date, that (i) this Agreement amends, restates, supersedes and replaces the Existing Credit Agreement in its entirety, and (ii) such amendment and restatement shall operate to renew, amend and modify certain of the rights and obligations of the parties under the Existing Credit Agreement as provided herein, but shall not act as a novation thereof or a novation of any loans or other obligations outstanding thereunder, all of which loans and other obligations shall be deemed to be loans and obligations outstanding under the corresponding facilities described in this Agreement without any further action by any Person, except that the Administrative Agent may make such transfers of funds as are necessary in order that the outstanding balance of such loans, together with any Revolving Credit Loans funded on the Closing Date, reflect the respective Revolving Credit Commitments of the Lenders hereunder. Unless specifically amended or restated hereby or by any other Loan Document, each of the “Loan Documents” under and as defined in the Existing Credit Agreement and the Exhibits and the Schedules thereto shall continue in full force and effect and, from and after the Closing Date, and any and all references to the Existing Credit Agreement contained therein shall be deemed to refer to this Agreement. Each Lender hereunder that is a Lender under the Existing Credit Agreement, the Borrower, and each Guarantor hereby consent to the amendments to, and amendments and restatements of, the “Loan Documents” under and as defined in the Existing Credit Agreement in the form of the Loan Documents, as applicable.

(b) Each Lender hereby confirms the Administrative Agent’s authority to enter into such additional reaffirmations of, or any amendments to, amendments and restatements of, or other modifications to, the “Loan Documents” under the Existing Credit Agreement as the Administrative Agent shall approve in its sole discretion, in connection with the amendment and restatement of the Existing Credit Agreement, so long as such amendments, restatements or other modifications do not contain any material modifications other than reflecting the amendment and restatement of the Existing Credit Agreement with this Agreement, the updating of disclosure schedules and exhibits, and other changes that are otherwise permitted by the Administrative Agent’s authority under or with respect to such “Loan Documents” or are consistent with changes in provisions included in this Agreement as compared to the provisions of the Existing Credit Agreement.

(c) Subject to the receipt of funds necessary to pay in full all principal, interest, fees and other charges then owed under the Existing Credit Agreement to Bank Hapoalim B.M. (the “Departing Lender”), the Departing Lender hereby consents to this Agreement to the extent required in order to effect an amendment and restatement of the Existing Credit Agreement in accordance with this Section 11.23. Each of the parties hereto hereby agrees and confirms that after receipt by the Departing Lender of funds necessary to pay in full all principal, interest, fees and other charges then owed to it under the Existing Credit Agreement and giving effect to this Agreement, (i) the Departing Lender shall cease to have a Revolving Credit Commitment hereunder, (ii) the Departing Lender’s commitments to lend and all of its obligations under the Existing Credit Agreement shall be terminated, and (iii) the Departing Lender shall cease to be a

Lender for all purposes under the Loan Documents, except for those provisions of the Loan Documents, including contingent reimbursement obligations and indemnity obligations that, by their express terms, survive termination of this Agreement or such other Loan Document, as the case may be. The Lenders and the Departing Lender hereby waive any requirement of the Existing Credit Agreement that requires payments to Lenders to be made on a pro rata basis to the extent necessary to permit the payment to the Departing Lender of the amounts specified in this Section 11.23(c).

SECTION 11.24 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Credit Commitments or the L/C Commitments;

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Credit Commitments, the L/C Commitments and this Agreement;

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Revolving Credit Commitments, the L/C Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Credit Commitments, the L/C Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Credit Commitments, the L/C Commitments and this Agreement; or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that none of the Administrative Agent, any Arranger and their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

(c) The Administrative Agent, each Arranger and their respective Affiliates hereby informs the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Revolving Credit Commitments, the L/C Commitments, this Agreement or any other Loan Documents, (ii) may recognize a gain if it extended the Loans, the Letters of Credit, the Revolving Credit Commitments or the L/C Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

SECTION 11.25 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

SECTION 11.26 Acknowledgement Regarding Any Supported QFC’s. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and, each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the FDIC under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 11.26, the following terms have the following meanings:

(i) “BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

(ii) “Covered Entity” means any of the following:

(A) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(B) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(C) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

(iii) “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

(iv) “QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

ARTICLE XII

GUARANTY

SECTION 12.1 The Guaranty.

Each of the Guarantors hereby jointly and severally guarantees to each Lender, each Hedge Bank and each Cash Management Bank, and the Agent as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, Guaranteed Hedge Agreements and Guaranteed Cash Management Agreements, the obligations of each Guarantor under this Agreement and the other Loan Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under Debtor Relief Laws or any comparable provisions of any applicable state law.

SECTION 12.2 Obligations Unconditional.

The obligations of the Guarantors under Section 12.1 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents, Guaranteed Hedge Agreements or Guaranteed Cash Management Agreements, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 12.2 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against either the Borrower or any other Guarantor for amounts paid under this Section 12.2 until such time as the Obligations have been paid in full and the Commitments have expired or terminated. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

(a) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of any of the Loan Documents, Guaranteed Hedge Agreements or Guaranteed Cash Management Agreements between any Credit Party and a Hedge Bank or Cash Management Bank, or any other agreement or instrument referred to in the Loan Documents, Guaranteed Hedge Agreements or Guaranteed Cash Management Agreements shall be done or omitted;

(c) the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents, Guaranteed Hedge Agreements or Guaranteed Cash Management Agreements between any Credit Party and any Hedge Bank or Cash Management Bank, or any other agreement or instrument referred to in the Loan Documents, such Guaranteed Hedge Agreements or such Guaranteed Cash Management Agreements shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d) any Lien granted to, or in favor of, the Agent or any Lender or Lenders as security for any of the Obligations shall fail to attach or be perfected; or

(e) any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Agent or any Lender exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents, Guaranteed Hedge Agreements or Guaranteed Cash Management Agreements between any Credit Party and any Hedge Bank or Cash Management Bank, or any other agreement or instrument referred to in Loan Documents, Guaranteed Hedge Agreements or Guaranteed Cash Management Agreements, or against any other Person under any other guarantee of, or security for, any of the Obligations.

SECTION 12.3 Reinstatement.

The obligations of the Guarantors under this Section 12.3 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Agent and each Lender on demand for all reasonable costs and expenses (including, without limitation, the reasonable fees, charges and disbursements of counsel) incurred by the Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

SECTION 12.4 Certain Additional Waivers.

Each Guarantor further agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 12.2 and through the exercise of rights of contribution pursuant to Section 12.6.

SECTION 12.5 Remedies.

The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Agent and the Lenders, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 9.2 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.2) for purposes of Section 12.1 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 12.1. The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms hereof and that the Lenders may exercise their remedies thereunder in accordance with the terms thereof.

SECTION 12.6 Rights of Contribution.

The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under applicable law. Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Guarantors under the Loan Documents and no Guarantor shall exercise such rights of contribution until all Obligations have been paid in full and the Commitments have terminated.

SECTION 12.7 Guarantee of Payment; Continuing Guarantee.

The guarantee in this Section 12.7 is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.

SECTION 12.8 Keepwell.

Each Qualified ECP Guarantor hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Guarantor to honor all of its obligations under the Loan Documents in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 12.8 for the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Article XII voidable under Debtor Relief Laws, and not for any greater amount). Each Qualified ECP Guarantor intends that this Section 12.8 constitute, and this Section 12.8 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of, each other Guarantor for all purposes of the Commodity Exchange Act.

[Signature pages to follow]

The parties hereto have caused this Agreement to be executed by their duly authorized officers, all as of the day and year first written above.

BORROWER:	DCP MIDSTREAM OPERATING, LP

	By:	/s/ Sean P. O’Brien
	Name:	Sean P. O’Brien
	Title:	Group Vice President and Chief Financial Officer

GUARANTOR:	DCP MIDSTREAM, LP

	By:	DCP Midstream GP, LP, its General Partner

	By:	DCP Midstream GP, LLC, its General Partner

	By:	/s/ Sean P. O’Brien
	Name:	Sean P. O’Brien
	Title:	Group Vice President and Chief Financial Officer

MIZUHO BANK, LTD., as the Administrative Agent, the Swingline Lender, an Issuing Lender and a Lender

By:	/s/ Edward Sacks
Name:	Edward Sacks
Title:	Authorized Signatory

JPMORGAN CHASE BANK, N.A., as an Issuing Lender and a Lender

By:	/s/ Anca Loghin
Name:	Anca Loghin
Title:	Authorized Officer

BANK OF AMERICA, N.A., as an Issuing Lender and a Lender

By:	/s/ Salman Samar
Name:	Salman Samar
Title:	Director

BARCLAYS BANK PLC, as an Issuing Lender and a Lender

By:	/s/ Sydney G. Dennis
Name:	Sydney G. Dennis
Title:	Director

CITIBANK, N.A., as an Issuing Lender and a Lender

By:	/s/ Maureen Maroney
Name:	Maureen Maroney
Title:	Vice President

MUFG BANK, LTD., as an Issuing Lender and a Lender

By:	/s/ Stephen W. Warfel
Name:	Stephen W. Warfel
Title:	Authorized Signatory

ROYAL BANK OF CANADA, as an Issuing Lender and a Lender

By:	/s/ Emilee Scott
Name:	Emilee Scott
Title:	Authorized Signatory

TRUIST BANK, as an Issuing Lender and a Lender

By:	/s/ Lincoln LaCour
Name:	Lincoln LaCour
Title:	Vice President

THE TORONTO DOMINION BANK, NEW YORK BRANCH, as an Issuing Lender and a Lender

By:	/s/ Michael Borowiecki
Name:	Michael Borowiecki
Title:	Authorized Signatory

WELLS FARGO BANK, N.A., as an Issuing Lender and a Lender

By:	/s/ Borden Tennant
Name:	Borden Tennant
Title:	Director

PNC BANK, NATIONAL ASSOCIATION, as an Issuing Lender and a Lender

By:	/s/ Kyle T. Helfrich
Name:	Kyle T. Helfrich
Title:	Senior Vice President

COBANK, ACB,
as a Lender

By:	/s/ Kelli Cholas
Name:	Kelli Cholas
Title:	Assistant Corporate Secretary

REGIONS BANK,
as a Lender

By:	/s/ Michael Kolosowsky
Name:	Michael Kolosowsky
Title:	Managing Director

SUMITOMO MITSUI BANKING CORPORATION, as a Lender

By:	/s/ Jeffrey Cobb
Name:	Jeffrey Cobb
Title:	Director

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ John C. Lozano
Name:	John C. Lozano
Title:	Senior Vice President

The undersigned Departing Lender has caused this Agreement to be executed by its duly authorized officer, all as of the day and year first written above, solely for purposes of Section 11.23 of this Agreement.

BANK HAPOALIM B.M., as a Departing Lender

By:	/s/ James P. Surless
Name:	James P. Surless
Title:	FVP

By:	/s/ Thomas J. Vigna
Name:	Thomas J. Vigna
Title:	SVP

EXHIBIT A-1

FORM OF REVOLVING CREDIT NOTE

_______________, 20__

FOR VALUE RECEIVED, the undersigned, DCP MIDSTREAM OPERATING, LP, a Delaware limited partnership (the “Borrower”), promises to pay to [_____] or its registered assigns (the “Lender”), at the place and times provided in the Credit Agreement referred to below, the principal amount of all Revolving Credit Loans made by the Lender from time to time pursuant to that certain Third Amended and Restated Credit Agreement, dated as of March 18, 2022 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among the Borrower, the Guarantors party thereto, DCP Midstream, LP, a Delaware limited partnership, as Parent, the Lenders party thereto and Mizuho Bank, Ltd., as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

The unpaid principal amount of this Revolving Credit Note from time to time outstanding is subject to mandatory repayment from time to time as provided in the Credit Agreement and shall bear interest as provided in Section 4.1 of the Credit Agreement. All payments of principal and interest on this Revolving Credit Note shall be payable in lawful currency of the United States in immediately available funds to the account designated in the Credit Agreement.

This Revolving Credit Note is entitled to the benefits of, and evidences Obligations incurred under, the Credit Agreement, to which reference is made and for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of principal of the Obligations evidenced by this Revolving Credit Note and on which such Obligations may be declared to be immediately due and payable.

THIS REVOLVING CREDIT NOTE SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

The Borrower hereby waives all requirements as to diligence, presentment, demand of payment, protest and (except as required by the Credit Agreement) notice of any kind with respect to this Revolving Credit Note.

The undersigned has executed this Revolving Credit Note as of the day and year first above written.

DCP MIDSTREAM OPERATING, LP

By:
Name:
Title:

EXHIBIT A-2

FORM OF SWINGLINE NOTE

_______________, 20__

FOR VALUE RECEIVED, the undersigned, DCP MIDSTREAM OPERATING, LP, a Delaware limited partnership (the “Borrower”), promises to pay to MIZUHO BANK, LTD. or its registered assigns (the “Lender”), at the place and times provided in the Credit Agreement referred to below, the principal amount of all Swingline Loans made by the Lender from time to time pursuant to that certain Third Amended and Restated Credit Agreement, dated as of March 18, 2022 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among the Borrower, the Guarantors party thereto, DCP Midstream, LP, a Delaware limited partnership, as Parent, the Lenders party thereto and Mizuho Bank, Ltd., as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

The unpaid principal amount of this Swingline Note from time to time outstanding is subject to mandatory repayment from time to time as provided in the Credit Agreement and shall bear interest as provided in Section 4.1 of the Credit Agreement. Swingline Loans refunded as Revolving Credit Loans in accordance with Section 2.2(b) of the Credit Agreement shall be payable by the Borrower as Revolving Credit Loans pursuant to the Revolving Credit Notes, and shall not be payable, under this Swingline Note as Swingline Loans. All payments of principal and interest on this Swingline Note shall be payable in lawful currency of the United States in immediately available funds to the account designated in the Credit Agreement.

This Swingline Note is entitled to the benefits of, and evidences Obligations incurred under, the Credit Agreement, to which reference is made for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of principal of the Obligations evidenced by this Swingline Note and on which such Obligations may be declared to be immediately due and payable.

THIS SWINGLINE NOTE SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

The Borrower hereby waives all requirements as to diligence, presentment, demand of payment, protest and (except as required by the Credit Agreement) notice of any kind with respect to this Swingline Note.

The undersigned has executed this Swingline Note as of the day and year first above written.

DCP MIDSTREAM OPERATING, LP

By:
Name:
Title:

EXHIBIT B

FORM OF NOTICE OF BORROWING

Dated as of: _______________

Mizuho Bank, Ltd.,

as Administrative Agent

Harborside Financial Center

1800 Plaza Ten

Jersey City, NJ 07311-4098

Attention of: Lynn Santos

Telephone No.: (213) 243-4562

E-mail: lau_agent@mizuhogroup.com

Ladies and Gentlemen:

This irrevocable Notice of Borrowing is delivered to you pursuant to Section 2.3 of the Third Amended and Restated Credit Agreement dated as of March 18, 2022 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among DCP Midstream Operating, LP, a Delaware limited partnership (the “Borrower”), the Guarantors party thereto, DCP Midstream, LP, a Delaware limited partnership, as Parent, the Lenders party thereto and Mizuho Bank, Ltd., as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

The Borrower hereby requests that the [Lenders] [Swingline Lender] make [a Revolving Credit Loan] [a Swingline Loan] to the Borrower in the aggregate principal amount of $__________. (Complete with an amount in accordance with Section 2.3 of the Credit Agreement.)

The Borrower hereby requests that such Loan be made on: ________________. (Complete with a Business Day in accordance with Section 2.3 of the Credit Agreement for Revolving Credit Loans or Swingline Loans).

The interest rate option applicable to the requested Loans shall be the following, plus the Applicable Margin1:

the Base Rate

the Adjusted Term SOFR for an Interest Period of:

___one month

___three months

[1]	Complete with (i) the Base Rate or the Adjusted Term SOFR for Revolving Credit Loans, or (ii) the Base Rate or Adjusted Term SOFR for a one month tenor for Swingline Loans.

The aggregate principal amount of all Loans and L/C Obligations outstanding as of the date hereof (including the Loan requested herein) does not exceed the maximum amount permitted to be outstanding pursuant to the terms of the Credit Agreement.

All of the conditions applicable to the Loan requested herein as set forth in the Credit Agreement have been satisfied as of the date hereof and will remain satisfied to the date of such Loan.

[Signature Page Follows]

The undersigned has executed this Notice of Borrowing as of the day and year first written above.

DCP MIDSTREAM OPERATING, LP

By:
Name:
Title:

EXHIBIT C

FORM OF NOTICE OF ACCOUNT DESIGNATION

Dated as of: _______________

Mizuho Bank, Ltd.,

as Administrative Agent

Harborside Financial Center

1800 Plaza Ten

Jersey City, NJ 07311-4098

Attention of: Lynn Santos

Telephone No.: (213) 243-4562

E-mail: lau_agent@mizuhogroup.com

Ladies and Gentlemen:

This Notice of Account Designation is delivered to you pursuant to Section 2.3(b) of the Third Amended and Restated Credit Agreement dated as of March 18, 2022 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among DCP Midstream Operating, LP, a Delaware limited partnership (the “Borrower”), the Guarantors party thereto, DCP Midstream, LP, a Delaware limited partnership, as Parent, the Lenders party thereto and Mizuho Bank, Ltd., as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

1. The Administrative Agent is hereby authorized to disburse all Loan proceeds into the following account(s):

ABA Routing Number:

Account Number:

This authorization shall remain in effect until revoked or until a subsequent Notice of Account Designation is provided to the Administrative Agent.

[Signature Page Follows]

The undersigned has executed this Notice of Account Designation as of the day and year first written above.

DCP MIDSTREAM OPERATING, LP

By:
Name:
Title:

EXHIBIT D

FORM OF NOTICE OF PREPAYMENT

Dated as of: _______________

Mizuho Bank, Ltd.,

as Administrative Agent

Harborside Financial Center

1800 Plaza Ten

Jersey City, NJ 07311-4098

Attention of: Lynn Santos

Telephone No.: (213) 243-4562

E-mail: lau_agent@mizuhogroup.com

Ladies and Gentlemen:

This irrevocable Notice of Prepayment is delivered to you pursuant to Section 2.4(c) of the Third Amended and Restated Credit Agreement dated as of March 18, 2022 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among DCP Midstream Operating, LP, a Delaware limited partnership (the “Borrower”), the Guarantors party thereto, DCP Midstream, LP, a Delaware limited partnership, as Parent, the Lenders party thereto and Mizuho Bank, Ltd., as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

The Borrower hereby provides notice to the Administrative Agent that it shall repay a currently outstanding Loan in the amount of: ____________________. (Complete with an amount in accordance with Section 2.4 of the Credit Agreement.)

The Loan is currently accruing interest at (check the applicable box):

☐    the Adjusted Term SOFR

☐    the Base Rate

The Borrower shall repay the above-referenced Loans on the following Business Day: ____________________. (Complete with a date no earlier than (i) the same Business Day as of the date of this Notice of Prepayment with respect to any Base Rate Loan or Swingline Loan and (ii) three (3) U.S. Government Securities Business Days subsequent to date of this Notice of Prepayment with respect to any SOFR Loan.)

[Signature Page Follows]

The undersigned has executed this Notice of Prepayment as of the day and year first written above.

DCP MIDSTREAM OPERATING, LP

By:
Name:
Title:

EXHIBIT E

FORM OF NOTICE OF CONVERSION/CONTINUATION

Dated as of: __________

Mizuho Bank, Ltd.,

as Administrative Agent

Harborside Financial Center

1800 Plaza Ten

Jersey City, NJ 07311-4098

Attention of: Lynn Santos

Telephone No.: (213) 243-4562

E-mail: lau_agent@mizuhogroup.com

Ladies and Gentlemen:

This irrevocable Notice of Conversion/Continuation (this “Notice”) is delivered to you pursuant to Section 4.2 of the Third Amended and Restated Credit Agreement dated as of March 18, 2022 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among DCP Midstream Operating, LP, a Delaware limited partnership (the “Borrower”), the Guarantors party thereto, DCP Midstream, LP, a Delaware limited partnership, as Parent, the Lenders party thereto and Mizuho Bank, Ltd., as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

The Loan to which this Notice relates is a Revolving Credit Loan.

This Notice is submitted for the purpose of: (Check one and complete applicable information in accordance with the Credit Agreement.)

☐	Converting all or a portion of a Base Rate Loan into a SOFR Loan

Outstanding principal balance:	$_______________

Principal amount to be converted:	$_______________

Requested effective date of conversion:	_______________

Requested new Interest Period:

__ one month
__ three months

☐ Converting all or a portion of SOFR Loan into a Base Rate Loan

Outstanding principal balance:	$_______________

Principal amount to be converted:	$_______________

Last day of the current Interest Period:	_______________

Requested effective date of conversion:	_______________

☐ Continuing all or a portion of a SOFR Loan as a SOFR Loan

Outstanding principal balance:	$_______________

Principal amount to be continued:	$_______________

Last day of the current Interest Period:	________________

Requested effective date of continuation:	________________

Requested new Interest Period:

one month
three months

☐ Continuing all or a portion of a Base Rate Loan into a Swingline Loan

Outstanding principal balance:	$_______________

Principal amount to be continued:	$_______________

Last day of the current Interest Period:	________________

Requested effective date of continuation:	________________

Loan Type: Adjusted Term SOFR for a one month tenor

The aggregate principal amount of all Loans and L/C Obligations outstanding as of the date hereof does not exceed the maximum amount permitted to be outstanding pursuant to the terms of the Credit Agreement.

[Signature Page Follows]

The undersigned has executed this Notice of Conversion/Continuation as of the day and year first written above.

DCP MIDSTREAM OPERATING, LP

By:
Name:
Title:

EXHIBIT F

FORM OF OFFICER’S COMPLIANCE CERTIFICATE

Pursuant to the terms of the Credit Agreement, I, ______________________, a Responsible Officer of the Parent, hereby certify that, as of the fiscal year/quarter ending ________________, _______ the statements below are accurate and complete in all respects (all capitalized terms used herein shall have the meanings set forth in the Third Amended and Restated Credit Agreement dated as of March 18, 2022 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, the Guarantors party thereto, DCP Midstream, LP, a Delaware limited partnership, as Parent, the Lenders party thereto and Mizuho Bank, Ltd., as Administrative Agent).

Attached hereto as Schedule 1 are calculations (calculated as of the date of the financial statements/reports referred to in paragraph (c) below) demonstrating compliance by the Parent and its Subsidiaries with the financial covenant contained in Section 7.10 of the Credit Agreement.

No Default or Event of Default exists under the Credit Agreement, except as indicated on a separate page attached hereto, together with an explanation of the action taken or proposed to be taken by the Parent or Borrower with respect thereto.

The quarterly/annual financial statements for the fiscal period cited above, as filed with the Securities and Exchange Commission, fairly present in all material respects the financial condition of the Parent and its Subsidiaries and have been prepared in accordance with GAAP (in the case of any quarterly financial statements, subject to changes resulting from normal year-end audit adjustments).

Schedule 2 attached hereto sets forth the true and correct amount of Off Balance Sheet Indebtedness of the Parent and all Subsidiaries as of the end of fiscal period cited above.

The Credit Parties are in compliance with each of the covenants contained in Sections 7.10 and 8.2(s) of the Credit Agreement. In connection therewith, the Borrower hereby represents and warrants the following:

Indebtedness secured by Liens permitted pursuant to Section 8.2(s) of the Credit Agreement amount to [______]% of Consolidated Net Tangible Assets.

The undersigned has executed this Officer’s Compliance Certificate as of the day and year first written above.

DCP MIDSTREAM, LP

By:	DCP Midstream GP, LP,
its general partner

	By:	DCP Midstream GP, LLC,
its general partner

By:
Name:
Title:

SCHEDULE 1

TO

OFFICER’S COMPLIANCE CERTIFICATE

Calculation of Financial Covenant

($ Millions)

Compliance with Section 7.10 of the Credit Agreement: Consolidated Leverage Ratio

1.	Consolidated Net Indebtedness$xxx.x

Calculation:

(a) all Indebtedness of the Parent and its Subsidiaries on a consolidated basis (excluding the face amount of Hybrid Securities outstanding at such date)	$xxx.x

(b)lease obligations in connection with Permitted Self-Purchase Industrial Revenue Bonds	$xxx.x

(c) the aggregate outstanding amount of all Equity Preferred Securities	$xxx.x

(d) aggregate amount of cash and Cash Equivalents of the Borrower and its Subsidiaries on a consolidated basis (excluding any restricted cash and Cash Equivalents and any cash or Cash Equivalents subject to any Lien other than (i) a Lien in favor of the Administrative Agent that secures the Obligations, or (ii) customary rights of set-off, revocation, refund or chargeback under deposit agreements or under the Uniform Commercial Code or common law of banks or other financial institutions where Parent or any of its Subsidiaries maintains deposits (other than deposits intended as cash collateral) in the ordinary course of business))	$xxx.x

(a) – (b) – (c) – (d) =	$xxx.x

2. Consolidated EBITDA for the prior four-quarter period	$xxx.x

3. Consolidated Leverage Ratio (Line 1 / Line 2)	x.xx

Maximum Required: Line 3 shall be less than or equal to 5.00 to 1.00, with respect to the fiscal quarter ending March 31, 2022 and with respect to each fiscal quarter thereafter; provided that, subsequent to the consummation of a Qualified Acquisition, the Consolidated Leverage Ratio, as at the end of the three consecutive fiscal quarters following such Qualified Acquisition (including the fiscal quarter in which such acquisition is consummated) shall be less than or equal to 5.50 to 1.00.

*	Consolidated EBITDA, Consolidated Net Indebtedness and Consolidated Interest Expense calculated pursuant to Section 1.3(b)(i) and/or 1.3(b)(ii) of the Credit Agreement.

SCHEDULE 2

TO

OFFICER’S COMPLIANCE CERTIFICATE

[To be provided in a form acceptable to the Administrative Agent]

EXHIBIT G

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [INSERT NAME OF ASSIGNOR] (the “Assignor”) and the parties identified on the Schedules hereto and [the] [each]1 Assignee identified on the Schedules hereto as “Assignee” or as “Assignees” (collectively, the “Assignees” and each an “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignees][the Assignors]2 hereunder are several and not joint.]3 Capitalized terms used but not defined herein shall have the meanings given to them in the Third Amended and Restated Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the] [each] Assignee. The Standard Terms and Conditions set forth in Annex I attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to [the Assignee] [the respective Assignees], and [the] [each] Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned to [the] [any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as, [the] [an] “Assigned Interest”). Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

Assignor:	[INSERT NAME OF ASSIGNOR]
Assignee(s):	See Schedules attached hereto

[1]

For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. if the assignment is to multiple Assignees, choose the second bracketed language.

[2]	Select as appropriate.
[3]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

Borrower:	DCP Midstream Operating, LP, a Delaware limited partnership

Administrative Agent:	Mizuho Bank, Ltd., as the administrative agent under the Credit Agreement

Credit Agreement:	The Third Amended and Restated Credit Agreement dated as of March 18, 2022 among DCP Midstream Operating, LP, a Delaware limited partnership, as Borrower, the Guarantors party thereto, DCP Midstream, LP, a Delaware limited partnership, as Parent, the Lenders party thereto and Mizuho Bank, Ltd., as Administrative Agent (as amended, restated, supplemented or otherwise modified)

Assigned Interest:	See Schedules attached hereto

[Trade Date:	_______________][4]

[Remainder of Page Intentionally Left Blank]

[4]	To be completed if the Assignor and the Assignees intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date: __________ ___, 2____ [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:
Title:

ASSIGNEES

See Schedules attached hereto

[Consented to and][5] Accepted:

MIZUHO BANK, LTD., as Administrative Agent [[as Issuing Lender] and Swingline Lender]

By

Title:

[Consented to:][5]

JPMORGAN CHASE BANK, N.A., as Issuing Lender

By

Title:

[Consented to:][5]

[_____], as Issuing Lender

By

Title:

[Consented to:][5]

[_____], as Issuing Lender

By

Title:

[Consented to:][5]

[_____]., as Issuing Lender

By

Title:

[5]	To be added only if the consent of the Administrative Agent and/or the Swingline Lender and Issuing Lender is required by the terms of the Credit Agreement. May also use a Master Consent.

[Consented to:][5]

[_____], as Issuing Lender

By

Title:

[Consented to:][5]

[_____], as Issuing Lender

By

Title:

[Consented to:][5]

[_____], as Issuing Lender

By

Title:

[Consented to:][5]

[_____], as Issuing Lender

By

Title:

[Consented to:][5]

[_____], as Issuing Lender

By

Title:

[Consented to:][5]

DCP MIDSTREAM OPERATING, LP

By
Title:

SCHEDULE 1

TO ASSIGNMENT AND ASSUMPTION

By its execution of this Schedule, the Assignee identified on the signature block below agrees to the terms set forth in the attached Assignment and Assumption.

Assigned Interests:

Facility Assigned[6]	Aggregate Amount of Commitment/ Loans for all Lenders[7]	Amount of Commitment/ Loans Assigned[8]	Percentage Assigned of Commitment/ Loan[9]	CUSIP Number
	$	$	%
	$	$	%
	$	$	%

[NAME OF ASSIGNEE][10]
[and is an Affiliate/Approved Fund of [identify Lender]11]

By:
Title:

[6]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g., “Revolving Credit Commitment”).
[7]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[8]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[9]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[10]	Add additional signature blocks, as needed.
[11]	Select as applicable.

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

Representations and Warranties.

Assignor.    The Assignor (1) represents and warrants that (A) it is the legal and beneficial owner of the Assigned Interest, (B) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (C) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (2) assumes no responsibility with respect to (A) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (B) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (C) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (D) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

Assignee[s]. [The] [Each] Assignee (3) represents and warrants that (A) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (B) it meets all the requirements to be an assignee under Section 11.10(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 11.10(b)(iii) of the Credit Agreement), (C) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the] [the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (D) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (E) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 7.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the] [such] Assigned Interest, (F) it has, independently and without reliance upon the Administrative Agent, or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the] [such] Assigned Interest, and (G) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (4) agrees that (A) it will, independently and without reliance on the Administrative Agent, [any] the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (B) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the] [each] Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to [the] [the relevant] Assignee for amounts which have accrued from and after the Effective Date.

General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT H-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Third Amended and Restated Credit Agreement dated as of March 18, 2022 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among DCP Midstream Operating, LP, a Delaware limited partnership (the “Borrower”), the Guarantors party thereto, DCP Midstream, LP, a Delaware limited partnership, as Parent, the Lenders party thereto and Mizuho Bank, Ltd., as Administrative Agent.

Pursuant to the provisions of Section 4.11 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10-percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:	, 20[__]

EXHIBIT H-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Third Amended and Restated Credit Agreement dated as of March 18, 2022 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among DCP Midstream Operating, LP, a Delaware limited partnership (the “Borrower”), the Guarantors party thereto, DCP Midstream, LP, a Delaware limited partnership, as Parent, the Lenders party thereto and Mizuho Bank, Ltd., as Administrative Agent.

Pursuant to the provisions of Section 4.11 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10-percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:	, 20[__]

EXHIBIT H-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Third Amended and Restated Credit Agreement dated as of March 18, 2022 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among DCP Midstream Operating, LP, a Delaware limited partnership (the “Borrower”), the Guarantors party thereto, DCP Midstream, LP, a Delaware limited partnership, as Parent, the Lenders party thereto and Mizuho Bank, Ltd., as Administrative Agent.

Pursuant to the provisions of Section 4.11 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “10-percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:	, 20[__]

EXHIBIT H-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Third Amended and Restated Credit Agreement dated as of March 18, 2022 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among DCP Midstream Operating, LP, a Delaware limited partnership (the “Borrower”), the Guarantors party thereto, DCP Midstream, LP, a Delaware limited partnership, as Parent, the Lenders party thereto and Mizuho Bank, Ltd., as Administrative Agent.

Pursuant to the provisions of Section 4.11 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “10-percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                                                             , 20[__]

EXHIBIT I

FORM OF JOINDER AGREEMENT

THIS JOINDER AGREEMENT (this “Agreement”), dated as of __________, _____, is by and between _______________, a _______________ (the “Subsidiary Guarantor”), DCP Midstream Operating, LP, a Delaware limited partnership (the “Borrower”) and Mizuho Bank, Ltd., in its capacity as administrative agent (the “Administrative Agent”) under that certain Third Amended and Restated Credit Agreement dated as of March 18, 2022 (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”) by and among the Borrower, the Guarantors party thereto, DCP Midstream, LP, a Delaware limited partnership, as Parent, the Lenders party thereto and Mizuho Bank, Ltd., as administrative agent for the Lenders (the “Administrative Agent”). Capitalized terms used herein but not otherwise defined shall have the meanings provided in the Credit Agreement.

The Subsidiary Guarantor is required by Section 7.12 of the Credit Agreement to become a “Guarantor” thereunder.

Accordingly, the Subsidiary Guarantor and the Borrower hereby agree as follows with the Administrative Agent, for the benefit of the Lenders:

The Subsidiary Guarantor hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Subsidiary Guarantor will be deemed to be a party to and a “Guarantor” under the Credit Agreement and shall have all of the obligations of a Guarantor thereunder as if it had executed the Credit Agreement. The Subsidiary Guarantor hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the applicable Loan Documents, including without limitation (a) all of the representations and warranties set forth in Article VI of the Credit Agreement and (b) all of the affirmative and negative covenants set forth in Articles VII and VIII of the Credit Agreement. Without limiting the generality of the foregoing terms of this Paragraph 1, the Subsidiary Guarantor hereby guarantees, jointly and severally together with the other Guarantors, the prompt payment of the Obligations in accordance with Article XII of the Credit Agreement.

The Subsidiary Guarantor acknowledges and confirms that it has received a copy of the Credit Agreement and the schedules and exhibits thereto.

The Borrower confirms that the Credit Agreement is, and upon the Subsidiary Guarantor becoming a Guarantor, shall continue to be, in full force and effect. The parties hereto confirm and agree that immediately upon the Subsidiary Guarantor becoming a Guarantor the term “Obligations,” as used in the Credit Agreement, shall include all obligations of the Subsidiary Guarantor under the Credit Agreement and under each other Loan Document.

Each of the Borrower and the Subsidiary Guarantor agrees that at any time and from time to time, upon the written request of the Administrative Agent, it will execute and deliver such further documents and do such further acts as the Administrative Agent may reasonably request in accordance with the terms and conditions of the Credit Agreement in order to effect the purposes of this Agreement.

This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York. The terms of Sections 11.5 and 11.6 of the Credit Agreement are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the Borrower and the Subsidiary Guarantor has caused this Agreement to be duly executed by its authorized officer, and the Administrative Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

SUBSIDIARY GUARANTOR:	[SUBSIDIARY GUARANTOR]

By:
Name:
Title:
BORROWER:	DCP MIDSTREAM OPERATING, LP,
a Delaware limited partnership

By:
Name:
Title:

Acknowledged, accepted and agreed:

MIZUHO BANK, LTD., as Administrative Agent

By:
Name:
Title:

EXHIBIT J

FORM OF RATING AGENCY DESIGNATION

TO:	Mizuho Bank, Ltd.,

as Administrative Agent

Harborside Financial Center

1800 Plaza Ten

Jersey City, NJ 07311-4098

Attention of: Lynn Santos

Telephone No.: (213) 243-4562

E-mail:     lau_agent@mizuhogroup.com

RE:

Third Amended and Restated Credit Agreement dated as of March 18, 2022 among DCP Midstream Operating, LP (the “Borrower”), the Guarantors party thereto, DCP Midstream, LP, a Delaware limited partnership, as Parent, the Lenders party thereto and Mizuho Bank, Ltd., as Agent (the “Agent”) for the Lenders (as amended or otherwise modified from time to time, the “Credit Agreement”)

DATE:_______________, _____

This Rating Agency Designation is made pursuant to the terms of the Credit Agreement. All capitalized terms used herein unless otherwise defined shall have the meanings set forth in the Credit Agreement.

Please be advised that, as of the date hereof, the Parent hereby notifies you that the current Designated Rating Agencies are:

1.                                                                          ;

2.                                                                          ; and*

3.

This Rating Agency Designation shall remain effective unless and until the Administrative Agent received another Rating Agency Designation from the Parent.

DCP MIDSTREAM, LP

By:	DCP Midstream GP, LP,
its General Partner

By: DCP Midstream GP, LLC,
its General Partner

By:

Name:
Title:

*	Only one rating agency must be designated (so long as it is one of S&P, Moody’s or Fitch), although the Parent may designate two or three if it so desires.

SCHEDULE 3.1

EXISTING LETTERS OF CREDIT

Issuing Lender	Letter of Credit #	Beneficiary Name	Amount	Expiry Date

SCHEDULE 8.5

TRANSACTIONS WITH AFFILIATES

None.

SCHEDULE 11.1(a)

ISSUING LENDER ADDRESSES

SCHEDULE 11.10(C)

Register

Lender	Revolving Credit Commitment	Revolving Credit Commitment Percentage
Mizuho Bank, Ltd.	$100,000,000.00	7.142857143%
JPMorgan Chase Bank, N.A.	$100,000,000.00	7.142857143%
Bank of America, N.A.	$100,000,000.00	7.142857143%
Barclays Bank PLC	$100,000,000.00	7.142857143%
Citibank, N.A.	$100,000,000.00	7.142857143%
MUFG Bank, Ltd.	$100,000,000.00	7.142857143%
Royal Bank of Canada	$100,000,000.00	7.142857143%
Truist Bank	$100,000,000.00	7.142857143%
Toronto-Dominion Bank, New York Branch	$100,000,000.00	7.142857143%
Wells Fargo Bank, N.A.	$100,000,000.00	7.142857143%
PNC Bank, National Association	$100,000,000.00	7.142857143%
CoBank, ACB	$75,000,000.00	5.357142857%
Regions Bank	$75,000,000.00	5.357142857%
Sumitomo Mitsui Banking Corporation	$75,000,000.00	5.357142857%
U.S. Bank National Association	$75,000,000.00	5.357142857%

Total	$1,400,000,000.00	100.00%